Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-257768

Prospectus Supplement No. 2

(to Prospectus dated July 15, 2021)

23andMe Holding Co.

280,940,853 Shares of Class A Common Stock

467,670 Shares of Class A Common Stock

Up to 25,065,665 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 8,113,999 Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 15, 2021 (the “Prospectus”), related to: (1) to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Holders”) of up to: (i) 280,940,853 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and (ii) 8,113,999 warrants to purchase shares of Class A Common Stock originally issued in a private placement and (2) the issuance by us of up to (i) 25,065,665 shares of Class A Common Stock that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share and (ii) 467,670 shares of Class A Common Stock reserved for issuance upon the exercise of outstanding options, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on October 22, 2021 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and public warrants are listed on The Nasdaq Global Select Market under the symbols “ME” and “MEUSW,” respectively. On October 22, 2021, the closing price of a share of Class A Common Stock was $10.87 and the closing price for our public warrants was $2.71.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 12 of the Prospectus and in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 25, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2021

23andMe Holding Co.

(Exact name of registrant as specified in its charter)

Delaware	001-39587	87-1240344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

223 N. Mathilda Avenue

Sunnyvale, California 94086

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 938-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	ME	The Nasdaq Global Select Market
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock	MEUSW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 21, 2021 (the “Signing Date”), 23andMe Holding Co. (“23andMe”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Life Merger Sub One, Inc., a Delaware corporation and direct, wholly owned subsidiary of 23andMe (“First Merger Sub”), Life Merger Sub Two, Inc., a Delaware corporation and direct, wholly owned subsidiary of 23andMe (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), Lemonaid Health, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as representative of the Indemnifying Parties (the “Securityholder Representative”). The Merger Agreement provides for the acquisition of the Company by 23andMe through a reorganization, in which, as steps in a single integrated transaction, (i) First Merger Sub will merge with and into the Company and the Company will become a direct, wholly owned subsidiary of 23andMe (the “First Merger”) and (ii) thereafter as part of the same overall transaction, the Company will merge with and into Second Merger Sub, with the Company ceasing to exist and Second Merger Sub surviving as a direct, wholly owned subsidiary of 23andMe (the “Surviving Entity”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

Consideration

Upon consummation of the transactions contemplated by the Merger Agreement (the “Closing”), (a) all outstanding shares of Company capital stock, options to purchase Company capital stock (“Company Options”), and warrants to purchase Company capital stock (“Company Warrants”) will be cancelled in exchange for aggregate consideration of $400,000,000, subject to certain adjustments (including certain adjustments for the Company’s working capital, indebtedness, and transaction expenses), of which (i) approximately 25% will be in the form of cash (the “Cash Consideration”) and (ii) approximately 75% will be in the form of shares of Class A common stock of 23andMe, par value $0.0001 per share (“23andMe Class A Common Stock”) (the “Stock Consideration”). The number of shares to be issued in connection with the Stock Consideration will be calculated based on a fixed value of $8.82 per share, which is the volume weighted average price on The Nasdaq Global Select Market of a share of 23andMe Class A Common Stock for the forty-five (45) trading days preceding the Signing Date.

A portion of the Cash Consideration will be held in escrow to (i) provide 23andMe recourse for any purchase price adjustment and (ii) secure the indemnification obligations of the Indemnifying Parties.

Representations, Warranties, and Covenants

The Merger Agreement contains customary representations, warranties, and covenants from each of 23andMe, Merger Subs, and the Company. 23andMe has obtained a representation and warranty insurance policy to insure against certain losses arising from breaches of, or inaccuracies in, the representations and warranties of the Company. The policy is subject to a retention amount, exclusions, policy limits, and certain other terms and conditions.

The Merger Agreement contains customary representations, warranties, and covenants that 23andMe and the Company made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and stockholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties are qualified by information in disclosure schedules to the Merger Agreement, which contain information that modifies and creates exceptions to the representations and warranties in the Merger Agreement.

Closing Conditions and Termination Rights

The Closing is subject to customary closing conditions and is expected to occur in the fiscal third quarter. The Merger Agreement contains certain termination rights for both 23andMe and the Company, including, among others, the right to terminate if the First Merger has not been consummated on or before January 19, 2022.

The foregoing description of the terms and conditions of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 with respect to the issuance of the Stock Consideration above are incorporated by reference into this Item 3.02.

Pursuant to the Merger Agreement, 23andMe intends to issue the Stock Consideration solely to those individuals who are “accredited investors” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act. The shares of 23andMe Class A Common Stock that will be issued as Stock Consideration will be restricted securities for purposes of Rule 144 under the Securities Act and subject to certain requirements restricting the resale of such shares, including certain holding period requirements. 23andMe did not engage in general solicitation or advertising with regard to the issuance and sale of the 23andMe Class A Common Stock that will be issued as Stock Consideration.

Item 7.01.	Regulation FD Disclosure.

On October 22, 2021, 23andMe issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information furnished pursuant to this Item 7.01 and the accompanying Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and is not to be incorporated by reference into any filing of 23andMe.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that 23andMe intends, expects, projects, believes, or anticipates will or may occur in the future. Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments, and other relevant factors.

Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report on Form 8-K, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect 23andMe’s business and the price of 23andMe’s Class A Common Stock; (ii) the failure to satisfy the conditions to the consummation of the transaction; (iii) the parties may be unable to achieve expected synergies and operating efficiencies in the transaction within the expected time frames or at all and to successfully integrate the Company’s operations into those of 23andMe; (iv) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement; (v) integration of the Company into 23andMe may be more difficult, time consuming, or costly than expected; (vi) the effect of the announcement or pendency of the transaction on 23andMe’s and/or the Company’s business relationships, operating results, and business generally and potential difficulties in the Company’s employee retention as a result of the transaction; (vii) risks related to diverting management’s attention from 23andMe’s ongoing business operations; (viii) the outcome of any legal proceedings that may be instituted against 23andMe, its officers, or directors related to the Merger Agreement or the transaction; and (ix) other risk factors described in 23andMe’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. Factors or events that could cause 23andMe’s actual results to differ may emerge from time to time, and it is not possible for 23andMe to predict all of them. The statements made herein are made as of the date of this disclosure and, except as may be required by law, 23andMe undertakes no obligation to update them, whether as a result of new information, future developments, or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger and Reorganization, by and between 23andMe, First Merger Sub, Second Merger Sub, the Company, and the Securityholder Representative, dated as of October 21, 2021

99.1	23andMe Holding Co. Press Release, dated October 22, 2021

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

23ANDME HOLDING CO.

By:	/s/ Kathy Hibbs
Name: Kathy Hibbs
Title: Chief Legal and Regulatory Counsel

Dated: October 22, 2021

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

23ANDME HOLDING CO.

a Delaware corporation,

LIFE MERGER SUB ONE, INC.

a Delaware corporation,

LIFE MERGER SUB TWO, INC.

a Delaware corporation,

LEMONAID HEALTH, INC.

a Delaware corporation

and

FORTIS ADVISORS LLC

a Delaware limited liability company,

as the Securityholder Representative

Dated as of October 21, 2021

i

ii

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Form of Written Consent
Exhibit C	Form of Support Agreement
Exhibit D-1	Form of Certificate of Merger (First Merger)
Exhibit D-2	Form of Certificate of Merger (Second Merger)
Exhibit E	Form of Option Surrender Agreement
Exhibit F	Form of Warrant Surrender Agreement
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Investor Suitability Documentation
Exhibit I	Form of Legal Opinion
Exhibit J	Form of Release
Exhibit K	R&W Insurance Policy

SCHEDULES

Schedule 1.6(a)(ii)(A)	Accelerated Vesting
Schedule 1.6(a)(ii)	Specified Option
Schedule 5.1(g)	Key Employees
Schedule 5.1(i)(i)	Principal Stockholders
Schedule 7.2(a)(v)	Specified Matters
Schedule A-1	Accounting Principles
Schedule A-2	Company Knowledge Group
Schedule A-3	Parent Knowledge Group

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 21, 2021 (this “Agreement”), is entered into by and among 23andMe Holding Co., a Delaware corporation (“Parent”), Life Merger Sub One, Inc., a Delaware corporation and direct wholly owned Subsidiary of Parent (“First Merger Sub”), Life Merger Sub Two, Inc., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs”), Lemonaid Health, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as representative of the Indemnifying Parties (the “Securityholder Representative”). Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in Exhibit A to this Agreement.

RECITALS

A. Parent, Merger Subs and the Company wish to effect a reorganization (the “Reorganization”), in which, as steps in a single integrated transaction, (i) First Merger Sub will merge with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), and the Company will become a direct, wholly owned Subsidiary of Parent (the “First Merger”), and (ii) thereafter as part of the same overall transaction, the Company will merge with and into Second Merger Sub in accordance with this Agreement and the DGCL, the Company will cease to exist, and Second Merger Sub will survive as a direct, wholly owned Subsidiary of Parent (the “Second Merger” and, together with the First Merger, the “Mergers”).

B. The board of directors of the Company (the “Company Board”) has carefully considered the terms of this Agreement and has unanimously: (a) determined that this Agreement, and the transactions contemplated by this Agreement and the other Transaction Documents and the documents referenced herein and therein (collectively, the “Transactions”), including the First Merger, upon the terms and subject to the conditions set forth herein, are advisable and fair to, and in the best interests of, the Stockholders; (b) approved the First Merger and the other Transactions upon the terms and subject to the conditions set forth herein in accordance with applicable provisions of the DGCL; and (c) directed that the adoption of this Agreement and approval of the principal terms of the First Merger be submitted to the Stockholders for consideration and recommended that all of the Stockholders adopt this Agreement and approve the First Merger.

C. The board of directors of Parent, First Merger Sub and Second Merger Sub have approved this Agreement, the Mergers and the other Transactions.

D. As a condition and material inducement to the willingness of Parent and Merger Subs to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (a) the Founders have entered into non-competition and non-solicitation agreement with the Company and Parent (the “Non-Competition and Non-Solicitation Agreement”) and relinquishment agreements (the “Relinquishment Agreements”), in each case to become effective upon the Closing and (b) the Founders have entered into new employment arrangements with Parent or its designee (the “Employment Arrangements”), in each case, to become effective upon the Closing.

F. Immediately following the execution and delivery of this Agreement, the Company shall seek to obtain and deliver to Parent a written consent in substantially the form attached hereto as Exhibit B (a “Written Consent”) executed by the Principal Stockholders, evidencing the Requisite Stockholder Approval, and a support agreement in substantially the form attached hereto as Exhibit C (a “Support Agreement”) executed by each Principal Stockholder.

In consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers. On the terms and subject to the conditions of this Agreement, at the Effective Time, First Merger Sub shall be merged with and into the Company in accordance with the DGCL, the separate corporate existence of First Merger Sub shall cease, and the Company shall be the surviving corporation in the First Merger (the “First Step Surviving Corporation”) as a wholly owned Subsidiary of Parent. At the Final Effective Time, the First Step Surviving Corporation shall merge with and into Second Merger Sub in accordance with the DGCL, the separate corporate existence of the First Step Surviving Corporation shall cease, and Second Merger Sub shall be the surviving corporation and shall continue to be governed by the DGCL. The surviving corporation after the Second Merger is sometimes referred to hereinafter as the “Final Surviving Corporation.”

Section 1.2 Closing; Effective Times.

(a) The closing of the First Merger (the “Closing”) shall take place remotely by exchange of documents and signatures, (i) on the first Business Day of the month occurring after satisfaction or, to the extent permitted by Applicable Law, waiver of all conditions to the obligations of the parties set forth in Article V (other than such conditions as may, by their terms, only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or (ii) at such other place or on such other date as the parties may mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit D-1 to be executed and filed with the Delaware Secretary of State (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The First Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the First Merger shall become effective is herein referred to as the “Effective Time.”

(c) Promptly after the Effective Time, Parent shall cause a certificate of merger in substantially the form attached hereto as Exhibit D-2 to be executed and filed with the Delaware Secretary of State, in accordance with the relevant provisions of the DGCL, and the Second Merger shall become effective upon such filing. The date and time when the Second Merger shall become effective is herein referred to as the “Final Effective Time.” Parent shall use reasonable best efforts cause the Final Effective Time to occur on the same day as the Effective Time occurs. At the Final Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

Section 1.3 Organizational Documents.

(a) First Step Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of First Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, the certificate of incorporation of the First Step Surviving Corporation shall be amended to change the name of the First Step Surviving Corporation to “Lemonaid Health, Inc.” Unless otherwise determined by Parent prior to the Effective Time, the bylaws of First Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the First Step Surviving Corporation as of the Effective Time until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the First Step Surviving Corporation and such bylaws, except that all references to First Merger Sub in the bylaws of the First Step Surviving Corporation shall be changed to references “Lemonaid Health, Inc.”.

(b) Final Surviving Corporation. Unless otherwise determined by Parent prior to the Final Effective Time, the certificate of incorporation of Second Merger Sub, as in effect immediately prior to the Final Effective Time, shall be the certificate of incorporation of the Final Surviving Corporation at the Final Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Final Effective Time, the certificate of incorporation of the Final Surviving Corporation shall be amended to change the name of the Final Surviving Corporation to “Lemonaid Health, Inc.” Unless otherwise determined by Parent prior to the Final Effective Time, the bylaws of Second Merger Sub, as in effect immediately prior to the Final Effective Time, shall be the bylaws of the Final Surviving Corporation at the Final Effective Time, until thereafter amended in accordance with the DGCL and as provided in such bylaws, except that all references to Second Merger Sub in the bylaws of the Final Surviving Corporation shall be changed to references “Lemonaid Health, Inc.”

Section 1.4 Directors; Officers.

(a) First Step Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of First Merger Sub immediately prior to the Effective Time shall be the directors of the First Step Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the First Step Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the First Step Surviving Corporation until his or her successor is duly elected and qualified. Unless otherwise determined by Parent prior to the Effective Time, the officers of First Merger Sub immediately prior to the Effective Time shall be the officers of the First Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the First Step Surviving Corporation.

(b) Final Surviving Corporation. Unless otherwise determined by Parent prior to the Final Effective Time, the directors of Second Merger Sub immediately prior to the Effective Time shall be the directors of the Final Surviving Corporation immediately after the Final Effective Time, each to hold the office of a director of the Final Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of Final Surviving Corporation until his or her successor is duly elected and qualified. Unless otherwise determined by Parent prior to the Final Effective Time, the officers of Second Merger Sub immediately prior to the Effective Time shall be the officers of the Final Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Final Surviving Corporation.

Section 1.5 Subsequent Actions. If, at any time after the Final Effective Time, the Final Surviving Corporation shall consider or be advised that any further action is necessary or desirable to vest, perfect or confirm of record or otherwise in the Final Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or First Merger Sub acquired or to be acquired by the Final Surviving Corporation as a result of or in connection with the Mergers or otherwise to carry out the purposes of this Agreement, the officers and directors of the Final Surviving Corporation shall be authorized, in the name of and on behalf of either the Company or Merger Subs, to take such action.

Section 1.6 Effect on Capital Stock, Options and Warrants.

(a) Treatment of Company Capital Stock, Options and Warrants. At the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, the Merger Subs, the Company or any holder of any shares of capital stock of the Company (the “Shares”), Options, Warrants or any shares of capital stock of the Merger Subs:

(i) Company Capital Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares or Shares to be cancelled pursuant to Section 1.6(b)) shall, following the surrender of the certificate representing such Share in accordance with Section 1.8, be converted into the right to receive, at the respective times and subject to the terms and conditions specified herein, (A) an amount in cash, without interest, equal to (I) the Per Share Cash Consideration; minus (II) the Pro Rata Portion with respect to such Share multiplied by (x) the Expense Amount and (y) the Escrow Amount; and (B) a number of shares of Parent Class A Common Stock equal to the Per Share Stock Consideration. The amount of cash each holder of Shares is entitled to receive for such Shares shall be rounded to the nearest cent and computed after aggregating cash amounts for all Shares held by such holder.

(ii) Options.

(A) Each unvested Option that is outstanding immediately prior to the Effective Time and listed on Schedule 1.6(a)(ii)(A) shall vest with respect to the portion that would have vested in the twelve months immediately following the Effective Time, and any portion of the Option that remains unvested after giving effect to the foregoing shall be cancelled at the Effective Time.

(B) Each vested Option that is unexpired, unexercised, and outstanding immediately prior to the Effective Time (including any portion whose vesting is accelerated pursuant to Section 1.6(a)(ii)(A)), other than the Specified Options and the Excluded Options, shall be cancelled and extinguished, and the Final Surviving Corporation shall pay to each Person who, at the time of such cancellation was holding a vested Option, in respect of each Share exercisable under such Option immediately prior to the Effective Time, at the respective times and subject to the terms and conditions specified herein: an amount in cash without interest, equal to (I) the Per Share Merger Consideration; minus (II) the exercise price per share under such Option; minus (III) the Pro Rata Portion with respect to such Option multiplied by (x) the Expense Amount and (y) the Escrow Amount; provided, however, that if the exercise price per share of any such Option is equal to or greater than the Per Share Merger Consideration, then such Option shall be cancelled as of the Effective Time without payment therefor and such Option shall have no further force or effect; provided, further, the amount of cash each holder is entitled to receive for such Option shall be rounded to the nearest cent and computed after aggregating cash amounts for all Options held by such holder and will be processed through the Final Surviving Corporation’s payroll procedures to be reduced by any applicable payroll, income Tax or other withholding Taxes in accordance with Section 1.11. The Company shall take or cause to be taken all actions, and shall obtain all consents, as may be required (under the Company Equity Plan or otherwise) to effect the treatment of Options pursuant to this Section 1.6(a)(ii)(A). No holder of a vested Option will be entitled to receive any consideration in respect of such vested Option until such holder delivers an executed Option Surrender Agreement substantially in the form attached as Exhibit E (an “Option Surrender Agreement”).

(C) Each vested Option that is unexpired, unexercised, and outstanding immediately prior to the Effective Time (including any portion whose vesting is accelerated pursuant to Section 1.6(a)(ii)(A)) and held by a holder who, in the aggregate has vested Options to purchase less than 10,000 shares of Common Stock (each such option, an “Excluded Option”), shall be cancelled and extinguished, and the Final Surviving Corporation shall pay to each Person who, at the time of such cancellation was holding a vested Option, in respect of each Share exercisable under such Option immediately prior to the Effective Time, at the respective times and subject to the terms and conditions specified herein: an amount in cash without interest, equal to (I) the Per Share Merger Consideration; minus (II) the exercise price per share under such Option; provided, however, that if the exercise price per share of any such Option is equal to or greater than the Per Share Merger Consideration, then such Option shall be cancelled as of the Effective Time without payment therefor and such Option shall have no further force or effect; provided, further, the amount of cash each holder is entitled to receive for such Option shall be rounded to the nearest cent and computed after aggregating cash amounts for all Options held by such holder and will be processed through the Final Surviving Corporation’s payroll procedures to be reduced by any applicable payroll, income Tax or other withholding Taxes in accordance with Section 1.11. The Company shall take or cause to be taken all actions, and shall obtain all consents, as may be required (under the Company Equity Plan or otherwise) to effect the treatment of Options pursuant to this Section 1.6(a)(ii)(C). No holder of a vested Option will be entitled to receive any consideration in respect of such vested Option until such holder delivers an executed Option Surrender Agreement.

(D) Each unvested Option that is unexpired and outstanding immediately prior to the Effective Time and the Specified Options, shall be assumed by Parent and converted into a Parent Option to purchase (A) that number of shares of Parent Class A Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (I) the total number of shares of Common Stock subject to such Option immediately prior to the Effective Time and (II) the Exchange Ratio, (B) at a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Common Stock at which such Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio. Except as otherwise provided in this Section 1.6(a)(ii)(D), each such Parent Option shall continue to have, and shall be subject to, the same terms and conditions (including the applicable term, vesting schedule and exercisability conditions) as applied to the corresponding Option immediately prior to the Effective Time; provided that the Parent Option converted from the Specified Option shall be subject to the terms and conditions, including the vesting schedule, as set forth in the Relinquishment Agreement applicable to such Specified Options; provided, further that (1) each assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, combination, consolidation, reclassification, recapitalization or other similar transaction with respect to Parent Class A Common Stock subsequent to the Effective Time; (2) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each assumed Option; and (3) each assumed Option shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan or that are otherwise necessary for the administration of the assumed Options. The assumption of the Options pursuant to this Section 1.6(a)(ii)(D) shall be effected in a manner that satisfies the requirements of Sections 409A and 424 of the Code and the Treasury Regulations promulgated thereunder (and, in the case of any such Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 422 of the Code), and this Section

1.6(a)(ii)(D) shall be construed with this intent. The Company shall take or cause to be taken all actions, and shall obtain all consents, as may be required (under the Company Equity Plan or otherwise) to effect the treatment of Options pursuant to this Section 1.6(a)(ii)(D). No holder of an unvested Option will be entitled to receive any consideration in respect of such unvested Option until such holder delivers an executed Option Surrender Agreement.

(iii) Warrants. Each Warrant that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and Parent shall, in accordance with Section 1.8, pay to each Person who, at the time of such cancellation was holding a Warrant, in respect of each Share exercisable under such Warrant immediately prior to the Effective Time, at the respective times and subject to the terms and conditions specified herein: (A) an amount in cash without interest, equal to (I) the Per Share Cash Consideration; minus (II) the Pro Rata Portion with respect to such Warrant multiplied by (x) the Expense Amount and (y) the Escrow Amount; minus (III) (a) the exercise price per share under such Warrant multiplied by (b) twenty-five percent (25%); and (B) a number of shares of Parent Class A Common Stock equal to the (I) Per Share Stock Consideration minus (a) the exercise price per share under such Warrant multiplied by (b) seventy-five percent (75%); provided, however, that if the exercise price per share of any such Warrant is equal to or greater than the sum of (1) the Per Share Cash Consideration plus (2) the product obtained by multiplying (x) the Per Share Stock Consideration and (y) the Parent Stock Price, then such Warrant shall be cancelled without any cash or other consideration being paid or provided in respect thereof; provided, further, the amount of cash each Warrantholder is entitled to receive for such Warrant shall be rounded to the nearest cent and computed after aggregating cash amounts for all Warrants held by such holder and will be reduced by any applicable payroll, income Tax or other withholding Taxes. The Company shall, prior to the Closing and subject to Applicable Laws, (x) obtain from each Warrantholder an executed Warrant Surrender Agreement substantially in the form attached as Exhibit F (a “Warrant Surrender Agreement”) and (y) take or cause to be taken all actions, and shall obtain all consents, as may be required to effect the treatment of Warrants pursuant to this Section 1.6(a)(iii).

(b) Treatment of Shares Owned by the Company, Parent or Merger Subs. All Shares that are (i) held in the treasury of the Company or owned by the Company; or (ii) held by Parent or the Merger Subs shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Treatment of First Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of First Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid share of common stock, par value $0.0001 per share, of the First Step Surviving Corporation. From and after the Effective Time, all certificates representing shares of common stock of First Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the First Step Surviving Corporation into which the shares of common stock of First Merger Sub were converted in accordance with the immediately preceding sentence.

(d) Treatment of Second Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Second Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid share of common stock, par value $0.0001 per share, of the Final Surviving Corporation. From and after the Effective Time, all certificates representing shares of common stock of Second Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Final Surviving Corporation into which the shares of common stock of First Merger Sub were converted in accordance with the immediately preceding sentence.

(e) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Shares or Parent Class A Common Stock occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(f) Fractional Shares. The number of shares of Parent Class A Common Stock into which Shares or Warrants, as applicable, are converted pursuant to this Article I shall be rounded down to the nearest whole number of shares of Parent Class A Common Stock. In lieu of any fractional shares of Parent Class A Common Stock to which any Securityholder would otherwise be entitled (after aggregating all fractional shares of Parent Class A Common Stock to be received by such Securityholder), such Securityholder shall receive from Parent an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Parent Stock Price.

(g) Unaccredited Investors.

(i) Notwithstanding anything to the contrary in this Section 1.6 or otherwise in this Agreement, in no event shall Parent be required to issue any shares of Parent Class A Common Stock to any Person (A) that does not provide duly completed and executed Investor Suitability Documentation, or (B) that Parent has reasonably determined prior to the Closing is an Unaccredited Investor. To the extent such Investor Suitability Documentation is not provided or Parent has made such determination regarding Unaccredited Investor status, Parent shall inform the Company of such determination at least one Business Day prior to the Closing and the Company shall indicate on the Closing Spreadsheet that such Person is an Unaccredited Investor.

(ii) To the extent any such Unaccredited Investor would otherwise have been entitled to be issued shares of Parent Class A Common Stock as consideration or otherwise under this Agreement or any Transaction Document in connection with the First Merger, Parent shall be entitled, in its sole discretion, to pay such amounts in cash, rather than issuing shares of Parent Class A Common Stock, with the amount of cash payable equal to the value of the shares of Parent Class A Common Stock (having a value per share equal to the Parent Stock Price) that would have otherwise been issuable had such Person provided the Investor Suitability Documentation and been determined to be an Accredited Investor (a “Cash-Out Election”).

(iii) In the event of a Cash-Out Election, the Per Share Cash Consideration and the Per Share Stock Consideration (at a value per share equal to the Parent Stock Price), shall be respectively and equitably adjusted, such that in the aggregate, the amount of cash payable as Merger Consideration and the amount of Parent Class A Common Stock payable as Merger Consideration (at a value per share equal to the Parent Stock Price), shall equal twenty-five percent (25%) and seventy-five percent (75%), respectively, of the aggregate Merger Consideration. For avoidance of doubt, in no event shall the adjustment contemplated by this Section 1.6(g)(iii) result in either an increase or decrease in the aggregate Merger Consideration (assuming that each share of Parent Class A Common Stock is valued at a value per share equal to the Parent Stock Price).

Section 1.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than any Shares to be cancelled pursuant to Section 1.6(b)) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the First Merger or consented thereto in writing and who has properly demanded appraisal rights for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled, without interest. The Company shall give Parent: (a) prompt notice of any demands received by the Company for appraisal of Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL, and received by the Company relating to stockholders’ rights to appraisal with respect to the First Merger; and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 1.8 Payment and Exchange Procedures.

(a) Exchange Agent. Prior to the Effective Time, Acquiom Financial LLC or another institution reasonably acceptable to Parent and the Company shall be engaged to act as the exchange agent (the “Exchange Agent”) for the First Merger. Parent shall:

(i) On the Closing Date, make available to the Exchange Agent for the benefit of holders of Shares (the “Stockholders”) and Warrants (“Warrantholders” and together with Stockholders and holders of Options, “Securityholders”), as needed, the consideration to which such Stockholders and Warrantholders shall be entitled at the Effective Time pursuant to Section 1.6.

(ii) As soon as reasonably practicable after the Effective Time, pay or cause the Final Surviving Corporation to pay the aggregate amount of cash payable to the holders of Options pursuant to Section 1.6, (i) for employee holders of Options (both current and former), through the Final Surviving Corporation’s payroll system in accordance with standard payroll practices, and subject to any required withholding for applicable Taxes, and (ii) for Persons who are neither current nor former employees, through its accounts payable system.

(iii) On the Closing Date, wire the Expense Fund to the Securityholder Representative.

(b) Surrender of Certificates and Warrants.

(i) As promptly as reasonably practicable after the Effective Time, Parent shall, to the extent not previously delivered, cause to be delivered to each holder of record of a Warrant or certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”): (A) a letter of transmittal substantially in the form attached as Exhibit G (a “Letter of Transmittal”); and (B) instructions for use in effecting the surrender of the Certificates and Warrants in exchange for payment therefor. Upon surrender of a Certificate or Warrant for cancellation to the Exchange Agent or such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal duly executed, and, in the case of a holder of a Warrant, a Warrant Surrender Agreement duly executed, the holder of such Certificate or Warrant shall be entitled to receive in exchange therefor (as promptly as practicable), subject to any applicable Relinquishment Agreement, an amount in cash, without interest, and a number of shares of Parent Class A Common Stock equal to the respective amounts set forth in the Closing

Spreadsheet represented by such Certificate or Warrant, and such Certificate or Warrant shall, upon such surrender, be cancelled. If payment in respect of any Certificate or Warrant is to be made to a Person other than the Person in whose name such Certificate or Warrant is registered, it shall be a condition of payment that the Certificate or Warrant so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of Parent and the Exchange Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or Warrant have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 1.8, any Certificate (other than Certificates representing Dissenting Shares and Shares to be cancelled pursuant to Section 1.6(b)) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto as contemplated herein.

(ii) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a Certificate is presented to the Final Surviving Corporation, it shall be cancelled and exchanged as set forth in this Section 1.8.

(iii) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Final Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration payable in respect thereof pursuant to this Section 1.8(b) for Shares represented thereby; provided, however, that the Final Surviving Corporation or the Exchange Agent may, in their discretion, require the delivery of an indemnity and/or bond from the holder of any such lost, stolen or destroyed Certificate that is satisfactory to Parent or the Exchange Agent, as applicable.

(c) Transfers of Ownership. If any cash amount or shares of Parent Class A Common Stock payable or issuable pursuant to Section 1.6 is to be paid or issued to a Person other than the Person to which the Certificate, Option or Warrant surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance thereof that such Certificate, Option or Warrant shall be in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by Parent any transfer or other Taxes required by reason of the payment of cash or issuance of shares of Parent Class A Common Stock in any name other than that of the registered holder of such Certificate, Option or Warrant, or established to the satisfaction of Parent or any agent designated by Parent that such Tax has been paid or is not payable.

(d) No Further Ownership Rights. Any Merger Consideration paid upon conversion of the Shares, Options and Warrants in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, Options and Warrants. From and after the Effective Time, the holders of Certificates, Options or Warrants shall cease to have any rights with respect to Shares, Options or Warrants represented thereby, except as otherwise set forth herein or by Applicable Law.

(e) Unclaimed Merger Consideration. Each holder of a Certificate, Option or Warrant who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 1.8 shall look only to Parent (subject to abandoned property, escheat and similar Applicable Law) for its claim, only as a general unsecured creditor thereof, to any portion of the Merger Consideration payable or issuable pursuant to Section 1.6 in respect of such Certificate, Option or Warrant. Notwithstanding anything to the contrary contained herein, if any Certificate, Option or Warrant has not been surrendered prior to the earlier of the one (1) year anniversary of the Effective Time and such date on which the applicable portion of the Merger Consideration payable or issuable pursuant to Section 1.6 in respect of such Certificate, Option or Warrant would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such Certificate, Option or Warrant shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto. Notwithstanding anything to the contrary in this Section 1.8, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(f) Escrow Amount. In respect of the Indemnifying Parties’ potential obligations (i) related to the payment of any Adjustment Escrow Amount pursuant to Section 1.10(e), and (ii) for indemnification pursuant to Article VII, at the Closing, Parent shall deliver (or cause to be delivered) to Acquiom Clearinghouse LLC (or another institution mutually agreeable to Parent and the Company) as escrow agent (the “Escrow Agent” (A) the Adjustment Escrow Amount for deposit into the Adjustment Escrow Fund and (B) the Indemnity Escrow Amount for deposit into the Indemnity Escrow Fund, each as established pursuant to the terms of the Escrow Agreement. Except as otherwise provided by Applicable Law, the Adjustment Escrow Fund and the Indemnity Escrow Fund shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or other judicial process of any creditor of any Person. The Adjustment Escrow Amount and the Indemnity Escrow Amount shall be released to the Indemnifying Parties in accordance with Section 1.10 and Section 7.6, respectively; provided, that if on or prior to the escrow release date set forth in Section 7.6, Parent notifies the Securityholder Representative in writing of a claim for indemnification pursuant to Article VII which Parent reasonably believes may be satisfied from the Indemnity Escrow Fund in accordance with Section 7.2(b), then, for each such claim, an amount equal to such claim shall not be released from the Indemnity Escrow Fund.

(g) Composition of Payments. Notwithstanding anything to the contrary set forth herein, if at any point the payment of Merger Consideration hereunder would prevent the achievement of the Tax treatment set out in Section 4.10(g) hereof due to an insufficient number of shares of Parent Class A Common Stock being issued as Merger Consideration, then the parties agree to increase the proportion of any Merger Consideration payable to the Securityholders in Parent Class A Common Stock (and reduce the proportion of any Merger Consideration payable to the Securityholder in cash by an amount equal to the aggregate value of such additional shares of Parent Class A Common Stock, using the Parent Stock Price for such purpose) to the extent necessary to achieve such Tax treatment, with each Securityholder receiving their Pro Rata Portion of such additional shares of Parent Class A Common Stock.

Section 1.9 Closing Spreadsheet.

(a) The Company shall prepare and deliver to Parent, not later than five (5) Business Days prior to the Closing Date a draft version, and not later than two (2) Business Days prior to the Closing Date, a final version of a spreadsheet (the “Closing Spreadsheet”) in form and substance reasonably satisfactory to Parent, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing:

(i) an unaudited consolidated balance sheet of the Company as of the Closing prepared in accordance with the Accounting Principles;

(ii) the calculation of: (A) the consolidated Working Capital of the Company as of the Closing (the “Closing Working Capital”); (B) the Closing Working Capital Shortfall, if any; (C) the aggregate amount of Indebtedness as of the Closing (the “Closing Indebtedness”), together with a breakdown thereof; and (D) the aggregate amount of all Transaction Expenses that are unpaid as of the Closing (the “Unpaid Transaction Expenses”), together with a breakdown thereof, in each case prepared in accordance with the Accounting Principles;

(iii) the calculation of: (A) the Merger Consideration resulting from the amounts set forth in Section 1.9(a)(ii); (B) the Fully Diluted Shares; (C) the Per Share Merger Consideration, including the Per Share Cash Consideration and the Per Share Stock Consideration; and (D) each Indemnifying Party’s Pro Rata Portion;

(iv) with respect to each Person who is a Stockholder immediately prior to the Effective Time: (A) the name and email address of such Stockholder; (B) the number, class and series of Shares held by such Stockholder (on a certificate-by-certificate basis and including certificate numbers); (C) the aggregate cash amount and aggregate number of shares of Parent Class A Common Stock payable and issuable, respectively, to such Stockholder pursuant to Section 1.6 before deduction of amounts to be contributed to the Expense Fund (on a certificate-by-certificate basis and in the aggregate); (D) the aggregate Pro Rata Portion of the Escrow Amount to be withheld in accordance with Section 1.8(f); (E) the aggregate Pro Rata Portion of the Expense Amount to be contributed to the Expense Fund from the consideration otherwise payable to such Stockholder pursuant to Section 1.6(a)(i); (F) the net cash amount to be paid to such Stockholder upon surrender of such Stockholder’s Certificate(s) in accordance with Section 1.6 (after deduction of any cash and stock amounts to be contributed to the Expense Fund with respect to the Shares held by such Stockholder); (G) whether such holder is an Accredited Investor (based on the questionnaire submitted by such holder or at the direction of Parent in accordance with Section 4.15); (H) in the case of a Principal Stockholder, whether any Taxes are required to be withheld from the consideration that such Stockholder is entitled to receive pursuant to Section 1.6(a)(i); (I) with respect to any Shares that constitute “covered securities” within the meaning of Treasury Regulation Section 1.6045-1(a)(15), the cost basis of such Shares; and (J) such other information as is reasonably requested by the Exchange Agent to comply with IRS Form 1099-B or other Tax reporting requirements in connection with the transaction contemplated by this Agreement;

(v) with respect to each Option (on an option-by-option basis) that is outstanding and unexercised as of immediately prior to the Closing: (A) the name and email address of record of the holder of such Option as of immediately prior to the Closing; (B) whether such holder is an employee, consultant, director or officer of the Company or any other Group Company; (C) the grant date of such Option; (D) whether such Option is an unvested Option or a vested Option; (E) the number of shares of Common Stock that are subject to such Option as of immediately prior to the Effective Time; (F) the exercise price per share applicable to such Option as of immediately prior to the Closing; (G) the vesting schedule (including the vesting commencement date and any acceleration provisions) applicable to such Option; (H) the expiration date of such Option; (I) whether such Option is intended to qualify as an “incentive stock option” (as defined in Section 422 of the Code); and (J) with respect to Options subject to Section 1.6(a)(ii)(D) (1) the resulting number of shares of Parent Class A Common Stock to be subject to such Option immediately after the Effective Time pursuant to Section 1.6(a)(ii); and (2) the resulting exercise price per share of such Option immediately after the Effective Time pursuant to Section 1.6(a)(ii);

(vi) with respect to each Warrant (after giving effect to any exercises or deemed exercises of Warrants prior to the Closing): (A) the name and email address of record of the holder of such Warrant as of immediately prior to the Closing; (B) the number, class and series of shares in the capital of the Company that are subject to such Warrant (on a warrant-by-warrant basis) and the number of such shares that are vested as of immediately prior to the Closing; (C) the exercise price applicable to such Warrant as of immediately prior to the Closing; (D) the aggregate

Pro Rata Portion of the Escrow Amount to be withheld in accordance with Section 1.8(f); (E) the aggregate cash amount and aggregate number of shares of Parent Class A Common Stock payable and issuable, respectively, to the holder of such Warrant pursuant to Section 1.6(a)(iii) before deduction of amounts to be contributed to the Expense Fund; (F) the aggregate Pro Rata Portion of the Expense Amount to be contributed to the Expense Fund from the consideration otherwise payable to the holder of such Warrant pursuant to Section 1.6(a)(iii); (G) the net cash amount to be paid to the holder of such Warrant in accordance with Section 1.6(a)(iii) (after deduction of any amounts to be contributed to the Expense Fund with respect to such Warrant); (H) whether such holder is an Accredited Investor (based on the questionnaire submitted by such holder or at the direction of Parent in accordance with Section 4.15); (I) whether, in the case of any Principal Stockholder, any Taxes are required to be withheld from the consideration that the holder of such Warrant is entitled to receive pursuant to Section 1.6(a)(iii); (J) with respect to any Warrant that constitutes a “covered security” within the meaning of Treasury Regulation Section 1.6045-1(a)(15), the cost basis of such Warrant; and (K) such other information as is reasonably requested by the Exchange Agent to comply with IRS Form 1099-B or other Tax reporting requirements in connection with the transactions contemplated by this Agreement;

(vii) with respect to each Specified Person (if any): (A) the amount of any payment to be made to such Specified Person pursuant to such Specified Person’s Equity Release Agreement; and (B) whether any Taxes are required to be withheld from such payment; and

(viii) a funds flow spreadsheet showing: (A) the aggregate amount to be delivered to the payroll provider of the Company or an Affiliate of the Company following the Closing in respect of any Change of Control Payments or any payment to be made to a Specified Person pursuant to an Equity Release Agreement; (B) the amount to be delivered by Parent to the Exchange Agent for further payment to the Stockholders (in the aggregate), including the stock portion of consideration payable each Warrantholder; (C) the aggregate amount to be delivered by Parent to the Securityholder Representative; (D) the amounts to be paid to each creditor of Indebtedness in satisfaction of such creditor’s portion of the Closing Indebtedness; (E) the amounts to be paid to each Person entitled to receive any portion of the Unpaid Transaction Expenses; and (F) wire transfer instructions for each payment referred to in this clause (viii).

(b) The Company shall consider any comments to the draft Closing Spreadsheet made in good faith by Parent. In the event that Parent notifies the Company that there are reasonably apparent errors in the drafts of the Closing Spreadsheet delivered not later than three (3) Business Days prior to the Closing Date, Parent and the Company shall discuss such errors in good faith and the Company shall correct such errors prior to delivering final versions of the same in accordance with this Section 1.9. Without limiting the generality or effect of the foregoing, the Company shall provide to Parent, together with the Closing Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for Parent to verify and determine the calculations, amounts and other matters set forth in the Closing Spreadsheet.

Section 1.10 Post-Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, Parent shall deliver to the Securityholder Representative a statement (the “Post-Closing Statement”) setting forth Parent’s calculation of: (i) the Closing Working Capital; (ii) the Closing Working Capital Shortfall, if any; (iii) the Closing Indebtedness; (iv) the Unpaid Transaction Expenses; and (v) the Merger Consideration resulting from the amounts set forth in clauses (i) though (iv).

(b) During the twenty (20) Business Day period following delivery of the Post-Closing Statement to the Securityholder Representative, Parent shall provide the Securityholder Representative and its Representatives with reasonable access during normal business hours upon reasonable advance notice to the working papers of Parent relating to the Post-Closing Statement, and Parent shall cooperate with the Securityholder Representative and its Representatives to provide them with other information used in preparing the Post-Closing Statement reasonably requested by the Securityholder Representative and its Representatives including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of Parent; provided that Parent shall not be required to provide access to any information or take any other action that would constitute a waiver of attorney-client privilege. The Post-Closing Statement shall become final and binding on the twentieth (20th) Business Day following delivery thereof, unless prior to the end of such period, the Securityholder Representative delivers to Parent written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. The Securityholder Representative shall be deemed to have agreed with all items and amounts in the Post-Closing Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review under Section 1.10(c).

(c) During the ten (10) Business Day period following delivery of a Notice of Disagreement by the Securityholder Representative to Parent, the parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified therein. During such ten (10) Business Day period, the Securityholder Representative shall provide Parent and its Representatives with reasonable access during normal business hours upon reasonable advance notice to the working papers of the Securityholder Representative, the Indemnifying Parties and their respective Representatives relating to such Notice of Disagreement, and the Securityholder Representative shall, and shall cause its Representatives to, cooperate with Parent and its Representatives to provide them with other information used in the preparation of such Notice of Disagreement reasonably requested by Parent or its Representatives including, upon reasonable advance notice, access during normal business hours to relevant personnel and records of the Securityholder Representative’s Representatives; provided that, the Securityholder Representative shall not be required to provide access to any information or take any other action that would constitute a waiver of attorney-client privilege. Any disputed items resolved in writing between the Securityholder Representative and Parent within such ten (10) Business Day period shall be final and binding with respect to such items, and if the Securityholder Representative and Parent agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined shall be final and binding on the parties for all purposes hereunder.

(d) If the Securityholder Representative and Parent have not resolved all such differences by the end of such ten (10) Business Day period, the Securityholder Representative and Parent shall submit their written briefs detailing their views as to the correct nature and amount of each item remaining in dispute to the Accounting Firm, and the Accounting Firm shall make a written determination as to each such disputed item and the amount of the Merger Consideration (in each case, if and to the extent disputed), which determination shall be final and binding on the parties for all purposes hereunder. The Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 1.9 within the range of the difference between Parent’s position with respect thereto and the Securityholder Representative’s position with respect thereto. The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the Accounting Principles and the provisions of this Section 1.9. The Securityholder Representative and Parent shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to it within twenty (20) Business Days following the submission thereof. Judgment may be entered upon the written determination of the Accounting Firm in any court of competent jurisdiction. Notwithstanding anything to the contrary in this Agreement, the costs of any dispute resolution pursuant to this subsection, including the fees and expenses of the Accounting Firm and of any enforcement of the determination thereof, shall be borne by

Parent and the Securityholder Representative (on behalf of the Indemnifying Parties) in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Post-Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e) If the Merger Consideration, as finally determined pursuant to this Section 1.10 (the “Final Merger Consideration”), is less than the Merger Consideration as set forth in the Closing Spreadsheet (the amount of such shortfall, the “Adjustment Amount”), then the Securityholder Representative shall, as promptly as practicable (and in any event within five (5) Business Days) following the final determination of the Adjustment Amount, pay an amount equal to the Adjustment Amount to Parent from the Adjustment Escrow Fund. If the Adjustment Escrow Fund is insufficient to cover the entire Adjustment Amount, then such shortfall shall be paid, at Parent’s election, from the Indemnity Escrow Fund (in which event Parent and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent) or directly from the Indemnifying Parties, each of whom shall promptly, and in no event later than ten (10) days following the date of determination of the Adjustment Amount, pay such Indemnifying Party’s Pro Rata Portion of the amount of the shortfall to Parent. With respect to any amount remaining in the Adjustment Escrow Fund after the payment to Parent of the Adjustment Amount, Parent shall cause such remaining amount to be transferred to the Exchange Agent and distributed to the Indemnifying Parties in accordance with each Indemnifying Party’s Pro Rata Portion.

Section 1.11 Tax Withholding. Parent, the Exchange Agent, Merger Subs, the Company, the Final Surviving Corporation, and their respective Affiliates shall each be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, such amounts that are required to be deducted or withheld therefrom under any provision of federal, state, local or non-U.S. Tax Law, and the recipient of any such payment shall use commercially reasonable efforts to provide the applicable withholding agent with all necessary Tax forms, including, without limitation, an original and duly executed IRS Form W-9 or appropriate version of IRS Form W-8, as applicable. To the extent such amounts are so deducted or withheld and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such amounts were deducted or withheld.

Section 1.12 Tax Consequences. No party to this Agreement makes any warranties, and except as expressly provided in this Agreement no party to this Agreement makes any representations to any other party regarding the Tax treatment of the transactions pursuant to this Agreement, including the Mergers and the Reorganization, or any of the Tax consequences to any other party of this Agreement, the Mergers or the Reorganization or any of the other transactions or agreements contemplated hereby. Each party to this Agreement acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement, the Mergers, the Reorganization and the other transactions and agreements contemplated hereby.

Section 1.13 Further Actions. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Final Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES BY THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure schedule attached hereto (the disclosures in each section of which shall be deemed for all purposes to be part of the representations and warranties made in the corresponding Section or subsection of this Agreement) (the “Company Disclosure Schedule”); provided that any disclosure made under the heading of one Section or Subsection of this Article II shall apply to and/or qualify one or more other representations and warranties only to the extent it is reasonably apparent from the actual text of such disclosure that such disclosure applies to or qualifies such other representations and warranties notwithstanding the omission of an appropriate cross reference to such other Section or Subsection, the Company represents and warrants to Parent and Merger Subs, as of the date hereof and as of the Closing, as follows:

Section 2.1 Organization and Qualification.

(a) The Company and each other Group Company is duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the Applicable Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties, rights and assets and to carry on its business as it is now being conducted. The Company and each other Group Company is duly qualified or licensed to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of the properties, rights and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) A complete and correct list of all current or past Group Companies and their respective jurisdictions of organization is set forth in Section 2.1(b) of the Company Disclosure Schedule. Other than as set forth in Section 2.1(b) of the Company Disclosure Schedule, neither the Company nor any other Group Company directly or indirectly owns or has owned any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any Liability of, any Person.

Section 2.2 Certificate of Incorporation and Bylaws; Minute Books.

(a) The Company has made available to Parent a complete and correct copy of the certificate of incorporation, articles of association and bylaws, or equivalent organizational documents (collectively, as to any Person, its “Organizational Documents”), each as amended to date, of the Company and each other Group Company. Such Organizational Documents are in full force and effect. Neither the Company nor any other Group Company is in violation of the provisions of its respective Organizational Documents.

(b) The Company has made available to Parent complete and correct copies of the minute books of the Company and each other Group Company. The minute books of the Company and the other Group Companies contain complete and correct copies of the applicable stock ledger, all minutes of meetings of and actions by the stockholders of the Company or the other Group Companies, the board of directors (or equivalent governing bodies) of the Company and each other Group Company, and all committees of such boards (or equivalent governing bodies) of the Company and the other Group Companies, and accurately reflect all corporate actions of the Company and the other Group Companies which are required by Applicable Law, their respective Organizational Documents to be passed upon by the stockholders of the Company or the other Group Companies, the board of directors (or equivalent governing bodies) of the Company and each other Group Company, or any committee of such boards (or equivalent governing bodies) of the Company and the other Group Companies.

Section 2.3 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 28,200,000 shares of Common Stock, of which 5,859,582 shares are issued and outstanding on the date hereof; (ii) 732,804 shares of Series Seed Preferred Stock, all of which are issued and outstanding on the date hereof; (iii) 1,949,178 shares of Series A Preferred Stock, all of which are issued and outstanding on the date hereof; (iv) 5,629,308 shares of Series A-1 Preferred Stock, all of which are issued and outstanding on the date hereof; (v) 6,238,262 shares of Series B-1 Preferred Stock, 6,048,927 of which are issued and outstanding on the date hereof; and (vi) 2,207,014 shares of Series B-2 Preferred Stock, all of which are issued and outstanding on the date hereof.

(b) Section 2.3(b)(i) of the Company Disclosure Schedule sets forth the record and beneficial owners of the shares of each class and series of Shares, which constitute all of the outstanding capital stock of the Company. For each other Group Company, the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock are set forth in Section 2.3(b)(ii) of the Company Disclosure Schedule. There are no accrued or declared but unpaid dividends on any Shares. The rate at which Shares of each series of Preferred Stock convert into Common Stock is set forth in Section 2.3(b)(iii) of the Company Disclosure Schedule.

(c) Except for the Shares set forth in Section 2.3(b)(i) of the Company Disclosure Schedule, the shares of capital stock set forth in Section 2.3(b)(ii) of the Company Disclosure Schedule, the Options set forth in Section 2.3(e) of the Company Disclosure Schedule, the Warrants set forth in Section 2.3(f) of the Company Disclosure Schedule, neither the Company nor any other Group Company has issued or agreed to issue, or is obligated to issue, any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any other Group Company or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. There are no outstanding obligations of the Company or any other Group Company to repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any other Group Company.

(d) Each outstanding share of capital stock or other equity or ownership interest of the Company and each other Group Company: (i) is duly authorized, validly issued, fully paid and nonassessable; and (ii) has been offered, sold and delivered by the Company or another Group Company in compliance with all Applicable Laws, Organizational Documents and any applicable contractual restrictions. There are no declared or accrued but unpaid dividends or other distributions with respect to any shares of capital stock or other security of the Company.

(e) The Company has reserved 3,201,272 shares of Common Stock for issuance under the Company Equity Plan, of which Options with respect to 2,505,245 shares of Common Stock are outstanding. Section 2.3(e) of the Company Disclosure Schedule sets forth a complete and correct list showing each outstanding Option, including the holder thereof, an indication of whether the holder was an employee of the Company or any other Group Company at the time of grant the number of shares of Common Stock issuable thereunder on the grant date, the exercise price with respect thereto, the number of shares of Common Stock issuable upon exercise thereof that are currently vested and unvested, the vesting schedule thereof (including the vesting commencement date and any accelerated vesting), the expiration date thereof, the residence of such holder thereof, and whether such Option is intended to qualify as an “incentive stock option” (as defined in Section 422 of the Code). Each grant of Options was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all Applicable Laws and the terms of the Company Equity Plan (including approval of the exercise price per share of such Options), the exercise price per share of each Option granted is no less than the fair market value of a Share as determined on the date of grant of such Option within the meaning of Section 409A of the Code and as determined in a manner consistent with the requirements of Section 409A of the Code, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. The Company has the requisite authority under the terms of the Company Equity Plan and any other applicable Contract to take the actions contemplated by Section 1.6(a)(ii), and the adjustment or amendment of the terms, or cancellation, of the Options described in this Section 2.3(e) will, as of the Closing, be binding on the holders of the Options purported to be covered thereby. The Company has made available to Parent complete and correct copies of each form of stock option agreement utilized by the Company to grant Options (or if any individual agreements contain terms that materially deviate from such form, copies of such individual agreements) and the Company Equity Plan governing the Options.

(f) Section 2.3(f) of the Company Disclosure Schedule sets forth the name of each holder of a Warrant, including, with respect to each such holder, the date of the Warrant(s) held by such holder, the number, class, and series of Shares exercisable under each Warrant, the exercise price of each Warrant, and the expiration date of each Warrant. No holder of a Warrant that is outstanding and unexercised prior to the Effective Time will be entitled, upon the consummation of the transactions contemplated hereby, to consideration in excess of the amount determined in accordance with Section 1.6(a)(iii) and, upon payment of such consideration in accordance with the provisions of this Agreement, each outstanding Warrant shall terminate and be cancelled and shall thereafter be of no further force and effect.

(g) Section 2.3(g) of the Company Disclosure Schedule sets forth a complete and accurate list of all stockholder agreements, investors rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, rights of first negotiation, rights to notice of an acquisition proposal from a third party, management rights agreements and all other similar agreements or Contracts to which either the Company or any other Group Company is a party or by which it is bound relating to the transfer, voting or registration of any shares of capital stock or any other securities of the Company or any other Group Company and no stockholder or other security holder of the Company is party to such an agreement.

(h) The Company has made available to Parent complete and correct copies of the transfer books of each of the Company and the other Group Companies. The transfer books of each of the Company and the other Group Companies accurately reflect all transactions in the shares of capital stock and other equity interests of the Company and the other Group Companies.

(i) Section 2.3(i) of the Company Disclosure Schedule identifies each Person with an offer letter or other Contract that contemplates a grant of options to purchase Shares or other securities of the Company or any other Group Company, or who has otherwise been promised options to purchase Shares or other securities of the Company or any of the other Group Companies (the “Promised Options”), which options have not been granted, or other securities have not been issued, as of the date of this Agreement (each, a “Specified Person”).

Section 2.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or, at the Closing, will become a party (each, a “Company Transaction Document”) and, subject only to obtaining the Requisite Stockholder Approval, to perform its obligations under this Agreement and each other Company Transaction Document and to consummate the Transactions. Each Group Company has all necessary corporate power and authority to perform its respective obligations under this Agreement, each Transaction Document to which it is, or is specified to be, a party and the Transactions. The execution and delivery of this Agreement and each other Company Transaction Document, and the consummation of the Transactions, have been duly and validly authorized by the Company Board and, where necessary, the board of directors or managers of each Group Company. Except for obtaining Requisite Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each other Transaction Document, or to consummate the Transactions. The execution and delivery of the Written Consents by the Principal Stockholders shall constitute the Requisite Stockholder Approval. This Agreement and each Company Transaction Document have been or, at the Closing, will be, as the case may be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute or, with respect to any Transaction Document to be executed at the Closing, will constitute the valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (collectively, the “Enforceability Exceptions”).

(b) The Company Board, at a meeting duly called and held on October 21, 2021 (i) determined that this Agreement, the First Merger and the other Transactions are advisable and fair to, and in the best interests of the Company and its stockholders; (ii) approved the First Merger and the other Transactions upon the terms and subject to the conditions set forth herein in accordance with applicable provisions of the DGCL; and (iii) directed that the adoption of this Agreement and approval of the principal terms of the First Merger be submitted to the stockholders for consideration and recommended that all of the stockholders adopt this Agreement and approve the First Merger.

(c) The approval of Stockholders representing a majority of the outstanding Shares and the approval of Stockholders representing a majority of the outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock (voting together as a single class and not as separate series, and on an as-converted to Common Stock basis) are the only votes of the holders of any class or series of Shares necessary to adopt and approve this Agreement and approve the transactions contemplated hereby (including the First Merger) under Applicable Law, the Company’s Organizational Documents and otherwise (collectively, the “Requisite Stockholder Approval”).

(d) The Company, the Company Board and the Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the Organizational Documents of the Company will not be applicable to any of Parent, the Company, the First Step Surviving Corporation or the Final Surviving Corporation, or to the execution, delivery, or performance of the Company Transaction Documents, or to the Transactions, the Requisite Stockholder Approval.

Section 2.5 No Conflict; Required Consents and Approvals.

(a) The execution, delivery and performance by the Company and each other Group Company of this Agreement and each of the Transaction Documents to which the Company or the other Group Companies is or will be a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the Organizational Documents of the Company or any other Group Company; (ii) conflict with or violate any Applicable Law; or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, require any consent of or notice to any Person pursuant to, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property, right or asset of the Company or any other Group Company pursuant to, or otherwise adversely affect the rights or obligations of the Company or any other Group Company under, or result in the loss of any benefit under, any Material Contract or Company Permit.

(b) The execution, delivery and performance by the Company of this Agreement and each of the Company Transaction Documents, and the consummation of the transactions contemplated hereby and thereby do not require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity for such performance or in order to prevent the termination of any right, privilege, license or qualification of the Company or any other Group Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) those consents, approvals, authorizations, Permits, filings or notifications listed in Section 2.5(b) of the Company Disclosure Schedule. The Company, or if different its ultimate parent entity, as defined under 16 C.F.R. § 801.1(a)(3), does not meet the thresholds described in 15 U.S.C.§ 18a(a)(2)(B)(ii) (as adjusted).

Section 2.6 Compliance with Applicable Law; Permits.

(a) Each of the Company and the other Group Companies is and has at all times been in compliance in all material respects with all Applicable Laws. Neither the Company nor any other Group Company has received, any notice, Order, complaint or other communication from any Governmental Entity or any other Person that the Company or any other Group Company has any Liability under any Applicable Law or that it is not or has at any time not been in compliance with any Applicable Law. No investigation or review by any Governmental Entity regarding a violation or potential violation of any Applicable Law with respect to the Company or any other Group Company has occurred, is pending or, to the knowledge of the Company, threatened.

(b) Each of the Company and the other Group Companies is in possession of all Permits necessary for the Company or the other Group Companies to lawfully own, lease and operate its properties, rights and assets and to lawfully carry on its business as it is now being conducted (the “Company Permits”), a complete and correct list of which is set forth in Section 2.6(b) of the Company Disclosure Schedule. Each of the Company and the other Group Companies is and has at all times been in compliance with all such Company Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Company Permit has occurred, is pending or, to the knowledge of the Company, threatened. The Company and the other Group Companies will continue to have the use and benefit of all Company Permits following consummation of the Transactions. Each Clinical Provider required to be licensed, certified and/or registered has had and continues to have a Permit to perform professional services in the State in which he or she is performing such professional services and each such Permit is in full force and effect and contains no restrictions.

Section 2.7 Financial Statements.

(a) Section 2.7(a) of the Company Disclosure Schedule sets forth the following financial statements (collectively, the “Financial Statements”):

(i) audited consolidated balance sheet of the Company as of December 31, 2020 and December 31, 2019 (the most recent of which, the “Balance Sheet”) and the related audited consolidated statements of operations, stockholders’ equity and cash flows for each of the fiscal years then ended, including in each case any notes thereto, together with the report thereon of Sensiba San Filippo LLP, independent certified public accountants; and

(ii) an unaudited consolidated balance sheet of the Company as of August 31, 2021 (the “Interim Balance Sheet” and the date of such Interim Balance Sheet, the “Balance Sheet Date”) and the related unaudited consolidated statements of operation, stockholders’ equity and cash flows for the eight months then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”).

(b) Each of the Financial Statements (i) are complete and correct in all material respects and have been prepared in accordance with the books and records of the Company and the other Group Companies, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the other Group Companies as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, to the knowledge of the Company, individually or in the aggregate, be material.

(c) The Company and the other Group Companies maintain systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company nor any independent auditor of the Company has identified or been made aware of (A) any significant deficiency or material weakness in the internal accounting controls utilized by the Company or the other Group Companies, (B) any fraud, whether or not material, that involves management or any other current or former employee, consultant, contractor or director of the Company or the other Group Companies who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company and the other Group Companies, or (C) any claim or allegation regarding any of the foregoing.

(d) Section 2.7(d) of the Company Disclosure Schedule sets forth a complete and correct list of each item of Indebtedness as of the date of this Agreement, identifying the creditor to which such Indebtedness is owed, the address of such creditor, the title of the instrument under which such Indebtedness is owed and the amount of such Indebtedness as of the close of business on the date of this Agreement. No Indebtedness contains any restriction upon the prepayment of any of such Indebtedness. With respect to each item of Indebtedness, the Company and the other Group Companies are not in default and no payments are past due. Neither the Company nor any other Group Company has guaranteed or is responsible or has any Liability for any Indebtedness of any other Person, and neither the Company nor any other Group Company has guaranteed any other obligation of any other Person.

Section 2.8 Absence of Changes. Since the Balance Sheet Date, other than actions expressly required to be taken pursuant to this Agreement that are taken following the date hereof, (a) the Company and the other Group Companies have conducted their businesses only in the ordinary course of business, (b) there has not occurred a Material Adverse Effect with respect to the Company, (c) neither the Company nor any other Group Company has suffered any loss, damage, destruction or other casualty affecting any of its properties, rights or assets, whether or not covered by insurance and (d) neither the Company nor any other Group Company has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.1 or Section 4.2.

Section 2.9 No Undisclosed Liabilities. Neither the Company nor any other Group Company has any Liability, except for those which (a) are adequately accrued or reserved against in the Interim Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and are not material in nature or amount and (c) constitute performance obligations (excluding any such obligation arising as a breach or default) under executory Contracts to which the Company or any Group Company is a party.

Section 2.10 Litigation. There is, and in the last three (3) years there has been, no action, suit, claim, litigation, investigation, arbitration or proceeding of any nature pending, or to the knowledge of the Company, threatened, against the Company or any other Group Company, their respective properties or assets (tangible or intangible) or any of the Company’s or any other Group Company’ employees, officers or directors (in their capacities as such). There is, and in the last three (3) years there has been, no investigation or other proceeding pending or, to the knowledge of the Company, threatened, against the Company or any other Group Company, any of their respective properties or assets (tangible or intangible) or any of the Company’s or any other Group Company’ employees, officers or directors (in their capacities as such) by or before any Governmental Entity.

Section 2.11 Employee Benefits.

(a) List of Employee Plans. Section 2.11(a) of the Company Disclosure Schedule sets forth a complete and correct list of all employee benefit plans (as defined in Section 3(3) of ERISA) (whether or not such plans are subject to ERISA) and all bonus, commissions, stock option, stock purchase, restricted stock, or other stock-related awards, bonus, incentive, deferred compensation, retiree medical or life insurance, disability, pension, health, welfare or fringe benefit, vacation benefits, retirement, supplemental retirement, severance, change in control or other compensatory or benefit plans, programs, agreements or arrangements, and all employment, individual consulting, termination, severance, change in control or other Contracts, in each case, which are entered into, maintained by, contributed to, required to be contributed to, or sponsored by the Company or any other Group Company for the benefit of any current or former employee, officer, director or other individual service provider of the Company or any other Group Company or any of their respective dependents or beneficiaries, or with respect to which the Company or any other Group Company has or could have any Liability, including any PEO Plan (collectively, the “Employee Plans”).

(b) Employee Plans Made Available. With respect to each Employee Plan, the Company has made available to Parent a complete and correct copy, to the extent applicable, of the following: (i) the Employee Plan document and all amendments thereto (of, if not written, a written summary of its material terms); (ii) any trust agreement, insurance policy or other funding Contract; (iii) the most recent summary plan description and any summary of material modifications thereto; (iv) the most recently filed IRS Form 5500; (v) the most recently received IRS determination, advisory or opinion letter for each such Employee Plan relating to the Tax-qualified status of such Employee Plan; (vi) the most recently prepared actuarial or other valuation report and financial statements in connection with each such Employee Plan; (vii) any material employee communications relating to such Employee Plan; and (viii) all material or non-routine correspondence to or from any Governmental Entity during the last three (3) years relating to such Employee Plan. Neither the Company nor any other Group Company has any express commitment (A) to create, incur Liability with respect to, or cause to exist any new compensation or employee benefit plan, program, agreement or arrangement or (B) to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or Applicable Law.

(c) Multiemployer Plans, Multiple Employer Plans, Title IV Plans and Certain Funded Plans and Retiree Plans. None of the Employee Plans is, or in the last six (6) years has been, and neither the Company nor any other Group Company or ERISA Affiliates has any Liability in respect of, (i) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or any Applicable Law, (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any other Group Company could incur Liability under Section 4063 or 4064 of ERISA, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a plan that is subject to Title IV of ERISA or Section 412 of the Code (v) a “funded welfare plan” within the meaning of Section 419 of the Code or (vi) a registered pension plan. No Employee Plan provides for or promises, and neither the Company nor any other Group Company or ERISA Affiliates has any Liability in respect of, any post-termination medical, disability or life insurance benefits for any current or former employee or other individual service provider of the Company or any other Group Company (or any dependent or beneficiary thereof), except as required by COBRA.

(d) Effect of Change in Control. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event(s)) will: (i) entitle any current or former employee or other individual service provider of the Company or any other Group Company to any payment of separation, severance, termination or similar-type benefits; (ii) obligate the Company or any other Group Company to make any compensatory payment or distribution to such Person (other than payment of ordinary course wages to current employees or ordinary course compensation to current independent contractors, in each case, for services performed for the Company or any other Group Company in the ordinary course of business); (iii) increase any amount or value of compensation or benefit payable to such Person; (iv) forgive any indebtedness of such Person; (v) fund any compensation or benefits; or (vi) accelerate any payment or benefit to, or result in any vesting with respect to, the amount of compensation or benefits paid to any such Person.

(e) Compliance with Law. Each Employee Plan is now and has been at all times established, operated and administered in all material respects in accordance with its terms and the requirements of all Applicable Laws, including ERISA and the Code, and each Employee Plan that is required to be registered under Applicable Law has been and is so registered. Each of the Company and the other Group Companies has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Employee Plan and, to the knowledge of the Company, no such default or violation by any other party to any Employee Plan has occurred. With respect to each Employee Plan, as applicable, (i) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or, to the knowledge of the Company, is reasonably expected to occur; (ii) no breach of fiduciary duty has occurred in connection with which the Company or any other Group Company, or, to the knowledge of the Company, a third party plan fiduciary, could reasonably be expected to incur any Liability; and (iii) no event has occurred and, to the knowledge of the Company, no condition exists that could reasonably be expected to result in the imposition of an excise tax upon the Company or any of its ERISA Affiliates under Chapter 43 of the Code.

(f) Determination Letters. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a timely favorable determination, advisory and/or opinion letter from the IRS as to its qualification. Each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. No fact or event has occurred since the date of such determination, advisory and/or opinion letter from the IRS that could reasonably be expected to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(g) Contributions. All contributions, premiums or payments required to be made with respect to any Employee Plan, including with respect to contributions to pension arrangement and severance funds, have been made on or before their due dates or, if not yet due, are reflected on the Interim Financial Statements.

(h) No Proceedings. No Proceeding (other than routine claims for benefits in the ordinary course of business consistent with the past practice of the Company and the other Group Companies) has occurred, is pending or, to the knowledge of the Company, threatened with respect to any Employee Plan, including, without limitation, by any current or former employee or other individual service provider of the Company or any other Group Company (or any dependent or beneficiary thereof) covered under any Employee Plan or otherwise involving any Employee Plan (including, without limitation, against the Company or any other Group Company, any trustee or fiduciary of any Employee Plan or any assets of any trust of any Employee Plan).

(i) Nonqualified Deferred Compensation Plans. Each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance issued thereunder. No Employee Plan provides for any gross-up, indemnification or similar payment to any Person on account of any Tax under Section 409A of the Code.

(j) Parachute Payments. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or together with any other event(s)), will result in the payment under any Employee Plan or otherwise of any “excess parachute payment” within the meaning of Section 280G of the Code and the regulations thereunder. No Employee Plan provides for any gross-up to any Person on account of any Tax under Section 4999 of the Code.

(k) Foreign Employee Plans. Section 2.11(k) of the Company Disclosure Schedule sets forth a complete and correct list of each Employee Plan that is maintained outside of the United States, or covers any current or former employee or other individual service provider of the Company or any other Group Company who resides or works outside of the United States (each, a “Foreign Employee Plan”). With respect to each Foreign Employee Plan, (i) such Foreign Employee Plan complies in all material respects in form and operation with all Applicable Laws, (ii) if such Foreign Employee Plan is intended to qualify for special Tax treatment, such Foreign Employee Plan meets all requirements for such treatment and (iii) if required under Applicable Law to be funded or book-reserved, such Foreign Employee Plan is funded or book reserved, as appropriate, to the extent so required by Applicable Law.

Section 2.12 Labor and Employment Matters.

(a) Census. Section 2.12(a) of the Company Disclosure Schedule contains a list of the name of each employee, consultant, or other service provider of the Company and each other Group Company (anonymized or de-identified to the extent disclosure of such identifying information would be restricted by data privacy/protection Laws) along with such Person’s title, work location (including country, state, and city), the name of employing entity, benefits, hire date, annual salary (including description of base salary and overtime payment arrangement and classification as exempt or non-exempt under

Applicable Law) or wages and any incentives, commission or bonus arrangement with respect to such Person (including any commissions or bonuses earned that have not yet been paid), part time/full time status, leave of absence status (and type of leave) and visa or work permit status (and type of visa or work permit), if applicable. All employees, consultants, or other service providers of the Company and the other Group Companies are lawfully entitled to work in the location where they are providing services.

(b) At-Will Employment. The employment of all employees of the Company and the other Group Companies providing services in the United States can be terminated at any time, with or without notice, for any reason or no reason at all and without payment of any severance or penalties. Section 2.12(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all employees who may not be terminated without the payment of penalties, notice or severance above the statutory minimums required by Applicable Law.

(c) Classification. All individuals who are or were performing consulting or other services for the Company or any other Group Company are or were correctly classified under all Applicable Laws by the Company or such Group Company as either “independent contractors” (or comparable status in the case of a non-U.S. entity) or “employees” as the case may be. All individuals who are or were classified as “employees” of the Company or any other Group Company are or were correctly classified under the Fair Labor Standards Act or similar Applicable Laws by the Company or such other Group Company, as exempt or non-exempt, as the case may be, and no such individual nor any Governmental Authority has made any claim or provided written notice of any action against the Company or any other Group Company on this basis.

(d) Compliance with Laws. Each of the Company and the other Group Companies is and has at all times been in compliance in all material respects with all Labor and Employment Laws with respect their employees, consultants, service providers and their own handbooks, policies and employment practices relating to labor and employment matters. Neither the Company nor any other Group Company has any material Liability under any Labor and Employment Laws and attributable to an event occurring or a state of facts existing prior to the date hereof, including but not limited to Liability which has been incurred by the Company or any other Group Company, but remains to be discharged, for breach of an employment contract with an employee or breach of any statutory employment right under Labor and Employment Laws. The Company and the other Group Companies have with respect to any current or former employee or service provider: (i) withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, bonuses, benefits, salaries and other payments and compensation; (ii) are not liable for any arrears of wages, bonuses, accrued vacation pay, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing (other than ordinary course wages to current employees or ordinary course compensation to current independent contractors, in each case, for services performed for the Company or any other Group Company in the ordinary course of business during the current pay period and accrued vacation pay on termination of employment in the ordinary course of business); and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations (other than routine payments to be made in the normal course of business and consistent with past practice).

(e) Claims. No Proceeding, claim, dispute, grievance, or controversy between the Company or any other Group Company and any of their respective present or former employees, consultants, or service providers has occurred, is pending or, to the knowledge of the Company, threatened in writing. No Proceeding against the Company or any other Group Company, including under any worker’s compensation policy or long-term disability policy (or comparable policies in the case of non-U.S. Persons), has occurred, is pending or, to the knowledge of the Company, threatened in writing. There are no audits pending or threatened in writing against the Company or any other Group Company by a Governmental Entity. There has been no complaint, claim or charge of discrimination filed or, to the knowledge of the Company, threatened in writing, against the Company or any other Group Company with the Equal Employment Opportunity Commission or any other Governmental Entity.

(f) Certain Loans. There are no outstanding loans or advances from the Company or any other Group Company to employees or stockholders of the Company or any other Group Company.

(g) Unions. Neither the Company nor any other Group Company is or has been a party to any collective bargaining agreement, works council agreement, or similar labor union agreement, trade union or other organization or body involving any of its respective employees or is in the process of negotiating an agreement of this nature. Neither the Company nor any other Group Company has recognized or received a demand for recognition from any collective bargaining representative with respect to any of its employees. None of the employees of the Company or any other Group Company is represented by any labor organization, employee representative, or works council, and there are no activities or proceedings of any labor union or any employee or group of employees of the Company or any other Group Company to organize or attempt to organize any such employees.

(h) Disputes. (i) No labor strike, industrial dispute, trade dispute or other dispute, slow down or stoppage against the Company or any other Group Company has occurred, is pending, threatened or, to the knowledge of the Company, contemplated, (ii) neither the Company nor any other Group Company is involved in any negotiation regarding a claim with any trade union or other body representing employees or former employees of the Company or any other Group Company or for any collective bargaining agreement to cover any employees and (iii) neither the Company nor any other Group Company has received any demand letters, civil rights charges, suits, drafts of suits, complaints or other communications related to claims made by any of its current or former employees or directors, consultants, or other service providers, whether before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers Compensation Appeals Board, or any comparable body outside the United States, or any other Governmental Entity and, to the knowledge of the Company, there is no basis therefor.

(i) WARN Act. Since the date three years prior to this Agreement, the Company and the other Group Companies do not and never have employed or retained a sufficient number of employees, consultants, or other service providers to have been subject to any Applicable Law regarding redundancies, reductions in force, mass layoffs, and plant closings, including the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (29 USC §2101), nor has the Company or any other Group Company otherwise been subject to any such Applicable Law.

(j) Special Measures. The Company have been in compliance in all material respects with any and all government orders restricting activity, such as “stay-at-home” orders or business closure orders, or other similar directives issued by federal, state or local executive authorities applicable to any location in which the Company and any other Group Company operate in connection with COVID-19.

Section 2.13 Real Property.

(a) Owned Real Property. Neither the Company nor the other Group Companies owns, or has ever owned, any Real Property.

(b) Leased Real Property. Section 2.13(b) of the Company Disclosure Schedule sets forth a complete and correct list of all Real Property leased, subleased or licensed to the Company or any other Group Company or which the Company or any other Group Company otherwise has a right or option to use or occupy. Neither the Company nor any other Group Company has made any material alterations, additions or improvements to any such leased, subleased or licensed Real Property that may be required to be removed at the termination of the applicable lease term.

Section 2.14 Intellectual Property.

(a) Generally.

(i) Section 2.14(a)(i) of the Company Disclosure Schedule sets forth a complete and correct list of all: (A) Patents, indicating for each Patent that is registered or the subject of an application for registration, the applicable jurisdiction, the registration number (or application number) and date issued (or date filed); (B) Trademarks that are registered or the subject of an application for registration, indicating the applicable jurisdiction, the registration number (or application number) and date issued (or date filed); (C) Copyrights that are registered or the subject of an application for registration, indicating for each the applicable jurisdiction, registration number (or application number) and date issued (or date filed); and (D) Domain Names, indicating for each Domain Name the applicable registrar, in the case of the foregoing clauses (A) through (D), owned or purported to be owned by the Company or any other Group Company, in whole or in part, including jointly with others (and Section 2.14(a)(i) of the Company Disclosure Schedule specifies for each of the foregoing items required to be listed whether such item is owned solely by, or owned jointly by the Company or any other Group Company).

(ii) Without limiting the generality of Section 2.14(a)(i), each current or former employee, consultant and contractor who develops or has developed any Company Products, or any Technology or Intellectual Property Rights for the Company or any other Group Company, has executed and delivered to the Company proprietary information, confidentiality and assignment agreements that (A) validly assign to the Company all such Intellectual Property Rights that are or were created, developed, written, invented, conceived or discovered by such employee, consultant or contractor in the scope of their engagement, and waive, to the maximum extent allowable by Applicable Law, any retained rights therein that cannot be so assigned, including the waiver of any moral rights and (B) obligate such employee, consultant or contractor not to use or disclose any confidential or proprietary information of the Company or such other Group Company (or of third parties that has been disclosed to the Company or such other Group Company under an obligation of confidentiality). All amounts payable by the Company or any other Group Company to any Persons involved in the creation, research, development, conception or reduction to practice of any Company Intellectual Property Rights have been paid in full, and no remuneration, compensation or other amounts remain outstanding or may become due and payable under any circumstance, except for amounts paid or payable to employees or contractors in connection with employment or services rendered or to be rendered in the ordinary course and not in the nature of a royalty. All assignments that are or may be required to be filed or recorded in order to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and any applicable Governmental Entity elsewhere.

(iii) Neither the Company nor any other Group Company has received any written notice or claim challenging the Company’s or any other Group Company’s sole and exclusive ownership of any Company Intellectual Property Rights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. Neither the Company nor any other Group Company has knowledge of any facts, circumstances or information that would or would reasonably be expected to adversely affect, limit, restrict, impair or impede the ability of Parent or any of its Affiliates to use or practice any Company Intellectual Property Rights upon the Closing in the same manner as currently used and practiced and planned by the Company or any other Group Company. The Company and the other Group Companies have not customized any Software for any particular customer.

(iv) All of the Intellectual Property Rights listed, or required to be listed, in Section 2.14(a)(i) of the Company Disclosure Schedule and all other Intellectual Property Rights owned or purported to be owned by the Company or the other Group Companies (collectively, “Company Intellectual Property Rights”) are exclusively owned by the Company or the other Group Companies, free and clear of all Encumbrances. The registrations and applications included in the Company Intellectual Property Rights are subsisting, and to the knowledge of the Company, in the case of registrations, valid and enforceable. Neither the Company nor any other Group Company has received any written notice or claim challenging or questioning the validity or enforceability of any Company Intellectual Property Rights or indicating an intention on the part of any Person to bring a claim that any of such Company Intellectual Property Rights is invalid or is unenforceable. The prosecution of each registered or applied for Intellectual Property Right included in the Company Intellectual Property Rights is and has been at all times in compliance with all Applicable Laws other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise affect the use, priority or enforceability of the registered Intellectual Property Right in question, the defenses potentially available to any accused infringer of such registered Intellectual Property Right, or the remedies potentially available for infringement of such registered Intellectual Property Right.

(v) The Company and the other Group Companies have taken reasonable steps to (A) protect their rights in and to their respective Company Intellectual Property Rights and (B) police the Company Intellectual Property Rights against third party infringement or dilution.

(b) Trade Secrets. The Company and the other Group Companies have taken reasonable steps in accordance with all Applicable Laws relating to Trade Secrets to protect their rights in their confidential information and Trade Secrets. With respect to the confidential information and Trade Secrets of third parties that have been disclosed to the Company or such other Group Company under and obligation of confidentiality, the Company and the other Group Companies have complied at all times and in all material respects with the terms of any agreements or understandings relating to such third party confidential information or Trade Secrets to which the Company or any other Group Company is a party or which otherwise bind the Company or any other Group Company. There has been no disclosure by the Company or any other Group Company of any confidential information or Technology of the Company or any other Group Company that would compromise the status or protectability of any of such Technology or any Intellectual Property Rights embodied therein or the confidentiality of any of such confidential information other than applications for Patents.

(c) Intellectual Property Agreements.

(i) Section 2.14(c)(i) of the Company Disclosure Schedule sets forth a complete and correct list of all Contracts granting to the Company or any other Group Company any license or other right in, any right to use or otherwise practice or exploit, or any covenant not to sue for infringement or misappropriation of, any Intellectual Property Right of a third party (each, an “Inbound License”), other than Standard Inbound Licenses.

(ii) Section 2.14(c)(ii) of the Company Disclosure Schedule sets forth a complete and correct list of all Contracts under which the Company or any other Group Company grants any license or other right in, any right to use or otherwise practice or exploit, or any covenant not to sue for infringement or misappropriation of, any Company Intellectual Property Right or licenses any Intellectual Property Rights of third parties to any Person (each, an “Outbound

License”) other than (A) non-disclosure and confidentiality agreements entered into by the Company or any other Group Company in the ordinary course of business, (B) Contracts with employees or contractors of Company or any other Group Company entered into by the Company or any other Group Company in the ordinary course of business, (C) licenses to Open Source Software, (D) out-bound licenses and other Contracts with customers and end-users entered into by the Company or any Group Company in the ordinary course of business, and (E) out-bound licenses to Intellectual Property Rights (1) granted to suppliers and service providers of the Company or any other Group Company for the purpose of providing the applicable service to Company or such other Group Company and (2) in the ordinary course of business for the use of a Trademark for marketing or similar purposes.

(iii) There is no outstanding or threatened dispute or disagreement with respect to any Inbound License or any Outbound License.

(iv) There is no Contract, judicial decree, arbitral award or other provision or requirement that obligates the Company or any other Group Company to grant any licenses in the future with respect to any currently existing Company Intellectual Property Rights.

(d) Sufficiency of Intellectual Property Assets. The Company and the other Group Companies own or have the valid right or license to all Intellectual Property Rights and Technology used or held for use in for the operation of their respective businesses as currently conducted. To the knowledge of the Company, such Intellectual Property Rights and Technology is sufficient for the conduct of the business of the Company and the other Group Companies as currently conducted.

(e) Non-Infringement. The conduct of the business of the Company and the other Group Companies, including the marketing, operation, use and making available of the Company Products does not infringe, violate, misappropriate, dilute or constitute the unauthorized use of, and have not infringed, violated, misappropriated, diluted or constituted the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property Rights of any third party. No Proceeding has been initiated or is pending, and no notice or other claim, dispute, assertion, allegation or action has been received by the Company or any other Group Company, alleging that the Company or any other Group Company have engaged in any activity or conduct that infringes, violates, misappropriates, dilutes or constitutes the unauthorized use of, or has infringed, violated, misappropriated, diluted or constituted the unauthorized use of, the Intellectual Property Rights of any third party. To the knowledge of the Company, no third party is infringing, violating, misappropriating, diluting or using without authorization, or has infringed, violated, misappropriated, diluted or used without authorization any Technology or Intellectual Property Rights owned by the Company or any other Group Company, and no claims for any of the foregoing have been brought or threatened against any third party by the Company or any other Group Company.

(f) No Orders. No Company Intellectual Property Rights or Technology owned by, or purported to be owned by, the Company or any other Group Company is subject to any outstanding Order restricting the use or other practice or exploitation thereof by the Company or any other Group Company or restricting the sale, transfer, assignment or licensing thereof by the Company or any other Group Company to any Person.

(g) Open Source and Related Matters. Section 2.14(g) of the Company Disclosure Schedule contains a complete and correct list of all Open Source Software that the Company or any other Group Company has integrated, combined, bundled, linked or distributed with any Company Software, and (A) identifies the license under which such Open Source Software is licensed and (B) describes the manner in which each such Company Software incorporates, is integrated or bundled with or links to such Open

Source Software. The Company and the other Group Companies have taken reasonable steps to implement and enforce appropriate policies to (x) identify Open Source Software included in any Company Software and (y) regulate the use, modification and distribution of Open Source Software in connection with the Company Software, in compliance with the applicable licenses. Neither the Company nor any other Group Company has incorporated Open Source Software into, or combined, bundled, linked or distributed any Open Source Software with, any Company Software or other Company Intellectual Property Rights in any manner that grants, or purports to grant, to any third party, any licenses, rights or immunities under or with respect to any Company Products or Company Intellectual Property Rights. Any written Open Source Software policies of the Company or any other Group Company have been made available to Parent. The Company and the other Group Companies are in compliance with all notice and attribution requirements of the applicable Open Source Software licenses.

(h) Source Code. Other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement, none of the Company or any other Group Company is required to provide to any third party any source code of any Company Software or of any other Software used or distributed by the Company or any other Group Company, or grant to any third party any license or other rights under any Company Intellectual Property Rights in or to any source code of the Company Software or other Software used or distributed by the Company or any other Group Company, and no event has occurred, and no circumstances or conditions exist, that (with or without notice or lapse of time, or both) will result in the disclosure or delivery by the Company or any other Group Company (or any Person acting on behalf of the Company or any other Group Company) to any third party of any source code of any Company Software or of any other Software used or distributed by the Company or any other Group Company.

(i) Industry Organizations and Consortia. Section 2.14(i) of the Company Disclosure Schedule sets forth a complete and correct list of each SIG in which the Company has participated in the past or applied for future participation. Neither the Company nor any other Group Company has made any contribution or disclosure to any SIG under, pursuant to or that is subject to, or is bound by, or has agreed to be bound by, any Contract which purports to license or potentially license any Company Intellectual Property Rights as a result of any contribution or disclosure to or participation in any SIG.

(j) Contaminants. The Software included in the Company Products is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, malware, ransomware, Trojan horses, worms, trap doors, backdoors, Easter eggs, logic bombs, time bombs, cancelbots, viruses or other software or programming routines that permit or cause unauthorized access to, or disruption, impairment, modification, recordation, misuse, transmission, disablement, or destruction of Software, data, systems or other materials (“Contaminants”).

(k) No Government or University Contracts; R&D Sponsor. None of the Company Intellectual Property Rights was, directly or indirectly, in whole or in part (i) developed by or on behalf of, or using any funding, grants or subsidies from, or any resources of, any Governmental Entity or any entity owned or controlled by any Governmental Entity, or any university, college, military, educational institution, or research center (“R&D Sponsor”), (ii) developed utilizing any facilities of any R&D Sponsor, (iii) developed by any employee, faculty, independent contractor or students of any R&D Sponsor or (iv) developed by any independent contractor who was concurrently working for or providing services to any R&D Sponsor. No R&D Sponsor has any claim of right to, ownership of or other Encumbrance on any Company Intellectual Property Rights owned by or exclusively licensed to the Company or any other Group Company.

Section 2.15 Privacy and Security.

(a) The Group Companies have established and implemented comprehensive written privacy and security policies and organizational, physical, administrative and technical measures that govern privacy, cyber security and data security, including their collection, storage, use, processing, disclosure, and transfer of Personal Information (such policies and measures, collectively, the “Privacy and Security Policies”)). The Privacy and Security Policies are commercially reasonable and consistent with (i) industry practices applicable to the Group Companies’ Business, (ii) all public commitments and the processing activities of the Group Companies in connection with collection, storage, use, processing, disclosure, and transfer of Personal Information in the operation of the Business, and (iii) any publicly facing statements or policies adopted by the Group Companies in connection with the collection, storage, use, processing, disclosure, and transfer of Personal Information in operation of the Business. All consents and/or information notices required by applicable privacy Laws with respect to the collection, use, or disclosure of Personal Information in connection with the conduct of the Business have been obtained or provided to the relevant individual data subjects.

(b) Copies of all current Privacy and Security Policies that apply to the collection of any Personal Information by the Group Companies through Internet websites owned, maintained, or operated by the Group Companies, or through any Company Products provided to customers of the Group Companies have been made available to Parent.

(c) The Group Companies are, and have been in all material respects, in compliance with (i) applicable Data Protection Requirements, and (ii) their Privacy and Security Policies.

(d) To the knowledge of the Company, the Group Companies have made all necessary registrations, appointments and notifications under the Data Protection Requirements (including any notifications in respect of a Personal Information breach, the appointment of a data protection officer and/or the appointment of an EU or UK representative) and has listed all notifications and registrations in the Company Disclosure Schedule.

(e) There are no valid and outstanding Data Subject requests to exercise rights under applicable privacy Laws as of the date of the Agreement.

(f) As required by Data Protection Requirements, each Group Company has implemented, and regularly assessed its implementation of, appropriate technical and organizational measures necessary to ensure that Personal Information is protected against loss, destruction and damage, unauthorized access, use, modification, disclosure or other misuse.

(g) No Group Company transfers Personal Information outside of the European Economic Area except in accordance with applicable privacy Laws. No Group Company has suspended or terminated a transfer of Personal Information or notified a supervisory authority of any concerns regarding a transfer of Personal Information pursuant to standard contractual clauses or binding corporate rules, nor, to the knowledge of the Company, are there circumstances which reasonably justify such a notification.

(h) No Group Company has received a written claim, complaint, allegation or other notice of a concern (whether directly or indirectly) from or on behalf of a Data Subject regarding alleged non-compliance of its Personal Information processing activities.

(i) No Group Company has received written notice from any supervisory authority of any investigation, enquiry, request for information and/or for co-operation regarding alleged non-compliance of its Personal Information processing activities.

(j) The transactions contemplated hereby will not result in any Group Company being in material breach of any applicable Data Protection Requirements.

(k) The Systems and Company Products of the Group Companies are designed to meet the requirements of all applicable Data Protection Requirements with respect to the protection of the privacy and confidentiality of all Personal Information stored, used, or processed in connection with such Systems or Company Products.

(l) The Group Companies have taken commercially reasonable measures designed to ensure that all Personal Information is protected against material loss, destruction, or damage and against unauthorized access, use, modification, disclosure, or other misuse.

(m) No Group Company has been or is involved in, any legal proceedings with a Governmental Entity for violation in any material respects of any Data Protection Requirements. No Group Company has entered into any written agreement with any Governmental Entity for violation regarding data protection, privacy, or the collection, use, disclosure, sale, or licensing of Personal Information, or Data Protection Requirements. No Group Company is a party to any consent order, consent decree, settlement, or other similar agreement for violation regarding data protection, privacy, or the collection, use, disclosure, sale, or licensing of Personal Information, or Data Protection Requirements.

(n) There has been no material breach or security incident in relation to any Personal Information held by any of the Group Companies, and there has been no unauthorized or illegal processing of any Personal Information held by any of the Group Companies. No circumstance has arisen in which Data Protection Requirements would require any Group Company to notify a Governmental Entity or any other Person of a data security breach or security incident in relation to any Personal Information held by any of the Group Companies.

Section 2.16 Information Technology. The Systems are reasonably sufficient for the existing business needs of the Company and the other Group Companies, including as to capacity and scalability. The Systems are maintained and in good working condition to perform all computing, information technology and data processing operations necessary for the operations of the Company and the other Group Companies. There are no substantial alterations, modifications or updates to the Systems intended or required currently for the operations of the Company and the other Group Companies. The Company and the other Group Companies have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to (a) protect the Systems from Contaminants and (b) provide for the back-up of data and information critical to the business of the Company and the other Group Companies. There has been no material failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of the business of the Company or any other Group Company. The Company and the other Group Companies have in place commercially reasonable disaster recovery and business continuity plans and procedures. The Company and each Group Company’s website is configured in compliance with applicable Laws.

Section 2.17 Taxes.

(a) The Company and each other Group Company have (A) prepared and timely filed (taking into account all valid extensions of time to file that have been granted) all material Tax Returns required to be filed by the Company or any other Group Company and all such Tax Returns are true and correct in all material respects and have been completed in accordance with Applicable Law, and (B) timely paid all material Taxes that were due and payable (whether or not shown on a Tax Return) or, for all Taxes that are not yet due and payable (whether or not shown on any Tax Return) that have accrued up to and including the Closing Date, have included such Taxes in the calculation of Indebtedness.

(b) The Company and each other Group Company have paid or withheld with respect to their respective employees, stockholders and other third parties, all material U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act Taxes, Federal Unemployment Tax Act Taxes and other Taxes required to be paid or withheld, and have timely paid over any such Taxes to the appropriate authorities (to the extent they have become due). All Forms W-2 and 1099 required with respect thereto (and any equivalent forms in any jurisdiction other than the United States) have been properly completed and timely filed.

(c) Neither the Company nor any other Group Company have been delinquent in the payment of any material Taxes, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any other Group Company, nor has the Company or any other Group Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension or still in effect, other than customary extensions not to exceed six (6) months and for which no approval is required.

(d) The unpaid Taxes of the Company and the other Group Companies did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Interim Balance Sheet, and, as of the Closing Date, will not exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Interim Balance Sheet. Neither the Company nor any of the other Group Companies has incurred or will incur any liability for Taxes from the Balance Sheet Date through the Closing other than in the ordinary course of business and consistent with reasonable prior practice or as a result of the Transactions.

(e) Since December 31, 2020, neither the Company nor any of the other Group Companies has made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes (unless otherwise required by Applicable Law or where an automatic change of accounting method was required), substantially prepared but not yet filed any amended Tax Return, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, other than customary extensions not to exceed six (6) months and for which no approval is required.

(f) To the knowledge of the Company, no audit or other examination of any Tax Return of the Company or any other Group Company is presently in progress, nor has the Company or any other Group Company been notified in writing of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Company has been proposed by any Tax authority. There are no matters relating to Taxes under discussion between any Tax authority and the Company or any other Group Company.

(g) The Company has delivered to Parent, copies of all material Tax Returns for the Company and the other Group Companies filed for all periods since and including the taxable period ended December 31, 2017.

(h) The Company and the other Group Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i) The Company is and has always been properly classified as a corporation for U.S. federal income Tax purposes. Section 2.17(i) of the Company Disclosure Schedule sets forth the U.S. federal income tax classification of each Group Company. Neither the Company nor any other Group Company has ever been classified as an “S corporation” within the meaning of Section 1361 of the Code. The Company and the other Group Companies use the accrual method of accounting for income Tax purposes.

(j) No claim has ever been made by a Tax authority in a jurisdiction where the Company or any other Group Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(k) Neither the Company nor any other Group Company has (A) ever been a party to any Tax sharing, indemnification or allocation agreement (other than customary Contracts entered into in the ordinary course of business, the principal purposes of which do not relate to Tax), nor does the Company or any other Group Company owe any amount under any such agreement, (B) has any Liability for the Taxes of any Person (other than Company or the other Group Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, by operation of Law or otherwise (other than customary Contracts entered into in the ordinary course of business, the principal purposes of which do not relate to Tax), or (C) ever been a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Neither the Company nor any other Group Company has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(m) There are no Encumbrances on the assets of the Company or any other Group Company relating or attributable to Taxes other than Encumbrances for Taxes not yet due and payable.

(n) Neither the Company nor any of the other Group Companies has engaged in any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iii) any similar obligation under any predecessor or successor Law or regulation or comparable provision of state, local or non-U.S. Law (including, for the avoidance of doubt, under the United Kingdom’s disclosure of tax avoidance schemes regime or under any implementation of Council Directive (EU) 2018/822 of 25 May 2018 amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements).

(o) Neither the Company nor any other Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(p) Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(q) Neither the Company nor any other Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made prior to the Effective Time, (B) any prepaid amount or deferred revenue received prior to the Effective Time, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income tax Law) entered into prior to the Effective Time, (D) a change in the method of accounting made prior to the Effective Time, including any adjustment pursuant to Code Sections 481 or 263A (or any corresponding or similar provision of state, local, or foreign income Tax law), (E) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (F) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law).

(r) Neither the Company nor any other Group Company is subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Governmental Entity. There is no power of attorney given by or binding upon the Company or any other Group Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(s) The Company and each other Group Company has in its possession official foreign governmental receipts (or similar documentary evidence) for any material Taxes paid by it to any non-U.S. Governmental Entity. Neither the Company nor any other Group Company is a party to a gain recognition agreement under Section 367 of the Code that is currently in effect.

(t) The Company has made available to Parent all documentation relating to any Tax holidays or incentives currently applicable to the Company or any other Group Company. The Company and the other Group Companies are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(u) Neither the Company nor any other Group Company has been or is subject to Tax in a country other than its country of organization by virtue of having a place of business, a permanent establishment or branch in any country outside the country of its organization.

(v) Neither the Company nor any other Group Company have made an election to defer any Taxes under the CARES Act, the Payroll Tax Executive Order, or any similar election under state or local Tax lax.

(w) The Company and each other Group Company are properly registered for and have collected, remitted and reported to the appropriate Tax authority all material sales, use and value added Taxes required to be so collected, remitted or reported pursuant to all Applicable Laws. The Company and each other Group Company have complied in all material respects with all Applicable Laws relating to the production of invoices and record retention (including, without limitation, to the extent necessary to claim any exemption from sales or value added Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(x) Each of the Company and the other Group Companies is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and the other Group Companies. The prices for any property or services (or for the use of any property) provided by or to the Company or any other Group Company are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations under Code Section 482.

(y) As of the date hereof, neither the Company nor any other Group Company or their Affiliates has knowingly taken or agreed to take any action, nor does the Company or any other Group Company have knowledge of any fact or circumstance that could reasonably be expected, to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(z) Section 2.17(z) of the Company Disclosure Schedule sets forth details of all employment related securities and securities options in respect of which a charge to income tax has or may arise to the Company or any other Group Company pursuant to the provisions of Part 7 of the United Kingdom Income Tax (Earnings and Pensions) Act 2003.

(aa) To the knowledge of the Company, all documents that may be necessary in proving the title of the Company or any other Group Company to any asset which it owns have been duly stamped and all stamp duties and transfer taxes duly paid.

(bb) To the knowledge of the Company, no person, acting in the capacity of an Associated Person (as defined in section 44(4) of the United Kingdom Criminal Finances Act 2017 (“CFA 2017”)) of the Company or any other Group Company has committed a UK tax evasion facilitation offence under section 45(5) of CFA 2017 or a foreign tax evasion facilitation offence under section 46(6) of CFA 2017. The Company and the other Group Companies each have in place (and have had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of CFA 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of CFA 2017.

Section 2.18 Material Contracts.

(a) Section 2.18(a) of the Company Disclosure Schedule sets forth a complete and correct list (grouped according to the categories described in the subsections below) of all Contracts of the following nature to which the Company or any other Group Company is a party (each contract of the following nature, a “Material Contract” and collectively, the “Material Contracts”):

(i) any Contract in respect of the Company’s and the other Group Companies’ businesses relating to, and evidences of, Indebtedness of the Company or any other Group Company for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in excess of $50,000;

(ii) any Contract pursuant to which the Company or any other Group Company has provided funds to or made any loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as a surety with respect to any Liability of, any Person;

(iii) any Contract for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any other Group Company, or for the purchase of any debt or equity security or other ownership interest of any Person (in each case other than pursuant to an Employee Plan);

(iv) any Contract that purports to (A) limit, curtail or restrict the ability of the Company or any other Group Company to (I) compete in any geographic area or line of business, (II) make sales to any Person in any manner, (III) use or enforce any Intellectual Property Rights owned by or exclusively licensed to the Company or any other Group Company, (IV) hire or solicit any Person in any manner, or (B) grant the other party or any third Person “most favored nation” or similar status, any type of special discount rights, or any right of first refusal, first notice or first negotiation;

(v) only to the extent such Contract is otherwise a Material Contract pursuant to this Section 2.18(a) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control;”

(vi) any Contract pursuant to which the Company or any other Group Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or another Group Company) (A) any Real Property; or (B) any tangible personal property that involves an aggregate future or potential Liability or receivable, as the case may be, in excess of $50,000;

(vii) any Contract obligating the Company or any other Group Company to indemnify or hold harmless any director, officer, employee or agent of any Group Company;

(viii) any (A) Inbound License, other than Standard Inbound Licenses or (B) Outbound License, other than (1) non-disclosure and confidentiality agreements entered into by the Company or any other Group Company in the ordinary course of business, (2) Contracts with employees or contractors of Company or any other Group Company entered into by the Company or any other Group Company in the ordinary course of business, (3) licenses to Open Source Software, (4) out-bound licenses and other Contracts with customers and end-users entered into by the Company or any Group Company in the ordinary course of business, and (5) out-bound licenses to Intellectual Property Rights (x) granted to suppliers and service providers of the Company or any other Group Company for the purpose of providing the applicable service to Company or such other Group Company and (y) in the ordinary course of business for the use of a Trademark for marketing or similar purposes;

(ix) any Contract with any Related Party of the Company or any other Group Company (other than offer letters and agreements evidencing Options, in each case that are consistent with the Company’s standard form made available to Parent);

(x) any employment, consulting or professional services Contract that provides for annual compensation of at least $100,000, other than any such Contract that can be terminated at any time, with or without notice, for any reason or no reason at all and without payment of any severance or penalties;

(xi) any Contract for the reselling, sales, marketing, merchandising or distribution of Company Products;

(xii) any joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contract relating to the Company or any other Group Company;

(xiii) any Contract with any labor union, employee representative or works council;

(xiv) any Contract relating to settlement of any administrative or judicial proceedings;

(xv) any Contract with any Governmental Entity or pursuant to which the Company participates in any program involving a Governmental Entity or is entitled to any right or benefit (including Tax subsidies) provided by any Governmental Entity;

(xvi) all powers of attorney granted by or on behalf of the Company or any other Group Company; and

(xvii) any other Contract, whether or not made in the ordinary course of business, that is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and the other Group Companies, taken as a whole.

(b) The Company has made available complete and correct copies of the Material Contracts to Parent, including all modifications, amendments and supplements thereto. As of the date hereof, each of the Material Contracts constitutes the valid and legally binding obligation of the Company or another Group Company, as applicable, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and is in full force and effect in accordance with its terms. There is no breach or default under any Material Contract either by the Company or any other Group Company or as of the date hereof, by any other party thereto, no event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or default thereunder by the Company or any other Group Company or any other party.

(c) As of the date hereof, no party to any Material Contract has given notice to the Company or any other Group Company of or made a claim against the Company or any other Group Company in respect of any breach or default thereunder.

Section 2.19 Payment Programs. Section 2.19 of the Company Disclosure Schedule contains a list of all commercial insurance plans and Government Healthcare Programs in which a Clinical Entity is a participating provider (“Clinical Payment Programs”). Except as set forth in Section 2.19 of the Company Disclosure Schedule, there is no Proceeding, active or pending or, to the Company’s knowledge, threatened, relating to a Clinical Entity’s participation in any of the Clinical Payment Programs or violation of Healthcare Laws. No Clinical Entity is subject to any non-routine prepayment utilization review or other non-routine utilization review by any Clinical Payment Program, and, except as set forth in Section 2.19 of the Company Disclosure Schedule, no Clinical Payment Program has requested or, to the Company’s knowledge, threatened any recoupment, refund, or set-off from any Clinical Entity, or imposed any fine, penalty or other sanction on any Clinical Entity, nor has any Clinical Entity been excluded from participation in any Clinical Payment Program. No Clinical Entity has submitted to any Clinical Payment Program any false or fraudulent claim for payment. No Clinical Entity has violated any condition for participation, or any published rule, regulation, policy or standard of any Clinical Payment Program in any respect, in each case, except as set forth in Section 2.19 of the Company Disclosure Schedule. The Clinical Entities have, since the date three years prior to the date of this Agreement, complied in a timely manner with any applicable notice requirements of Clinical Payment Programs, and of any applicable provider/payor agreements with Clinical Payment Programs, regarding provision of notice of the transactions contemplated by this Agreement. Neither any Clinical Entity nor any Clinical Provider has been subject to a judgment or has repaid any overpayment relating to Clinical Payment Programs. Except as set forth on Section 2.19 of the Company Disclosure Schedule, the Clinical Entities have not billed or received any payment or reimbursement in excess of amounts allowed by Law except as and to the extent that liability for such overpayment has already been refunded to such Clinical Payment Programs or is adequately reserved.

Section 2.20 Healthcare Compliance. The Group Companies have had billing practices that are in compliance in all material respects with all applicable Healthcare Laws and with third-party payor policies and rules governing reimbursement and claims, and there is no pending or, to the Company’s knowledge, threatened appeal, adjustment, challenge, audit (including notice of intent to audit), inquiry or other Proceeding related to such claims. Neither the Clinical Entities nor any Clinical Provider has billed for, performed, or ordered any services that were not medically necessary. Neither the Clinical Entities nor any Clinical Provider are excluded, or proposed to be excluded, from participation in Medicare, Medicaid, any other Government Healthcare Program or any state healthcare program, are listed on the excluded individuals list published by the United States Department of Health and Human Services Office of

Inspector General (https://oig.hhs.gov/fraud/ exclusions.html) (LEIE List) or on the General Service Administration’s “System for Award Management” (for parties excluded from federal procurement and non-procurement programs), on the website (https://www.sam.gov/portal/SAM/) (GSA List). The Clinical Entities and, as applicable, the Clinical Providers, have at all times rendered healthcare services in compliance with applicable state laws related to the practice of medicine and the practice of pharmacy, including regulations and policies on use of telehealth modalities. In rendering healthcare services, neither the Clinical Entities nor any of the Clinical Providers have failed to meet the applicable standard of care. The Clinical Entities are in compliance with all applicable requirements related to the registration, use, dispensing, storage and disposal of medications and controlled substances and related requirements of each applicable state Board of Pharmacy, the United States Drug Enforcement Agency and applicable state drug enforcement agencies. To the knowledge of the Company, there is no existing basis or conduct that may subject any Clinical Entity to any sanctions or other actions by a state Board of Pharmacy, the United States Drug Enforcement Agency or applicable state drug enforcement agencies.

Section 2.21 Government Healthcare Programs. Except as set forth on Section 2.21 of the Company Disclosure Schedule, the Clinical Entities do not participate in Government Healthcare Programs. To the extent the Clinical Entities are or have been participating in a Government Healthcare Program, the Clinical Entities and the Clinical Providers have filed all claims or other reports required to be filed with respect to the Government Healthcare Programs, and such claims or reports are accurate in all material respects. The Clinical Entities and the Clinical Providers have paid all actually known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such claims, and no Clinical Entity or any Clinical Provider has any liability to any Government Healthcare Program with respect thereto. Section 2.21 of the Company Disclosure Schedule lists all National Provider Identifiers and provider numbers for each of the applicable Group Companies.

Section 2.22 Fraud and Abuse Referrals. No Clinical Entity or any Clinical Provider has engaged in any activities which violated in any material respect any Healthcare Law. The Group Companies and each Clinical Provider are in compliance in all material respects with the Healthcare Laws. The Group Companies have operated in compliance with, and the Group Companies’ Contracts and financial arrangements with physicians, hospitals, facilities and other referral sources (including ownership interest and compensation relationships, as defined in 42 U.S.C. § 1395nn and regulations adopted pursuant thereto, between the Companies and physicians) are and have been in compliance with the Healthcare Laws.

Section 2.23 Corruption and Trade Regulation.

(a) None of the Company, any other Group Company, or their respective officers, directors, employees, or to the Company’s knowledge, any Representative or any other Person acting for or on behalf of the Company or any other Group Company has, since the inception of the Company, directly or indirectly through its Representatives or any Person acting on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any government official or to any other Person, or taken any action in furtherance thereof: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any government official in their official capacity, (II) inducing any government official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any government official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining or retaining business, or any advantage in the conduct of business.

(b) As related to the Company and the other Group Companies, the Company does not have (i) knowledge of any allegation, whistleblower complaint, or internal investigation related to potential or actual noncompliance with any fraud, money laundering, or Anti-Corruption Law, (ii) been charged or been convicted of violating any Anti-Corruption Law or (iii) been subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud, money laundering, or violation of any Anti-Corruption Law.

(c) The Company and the other Group Companies have established internal controls and procedures designed to promote and achieve compliance with the Anti-Corruption Laws and with the representation and warranty contained in Section 2.23(a) and Section 2.23(b) above and has made available to Parent all such documentation. The Company’s compliance program and controls are consistent with the expectations of those agencies and bodies responsible for the enforcement of the Anti-Corruption Laws.

(d) No governmental official and no close relative or family member of a governmental official serves as a Representative of the Company or any other Group Company. No governmental official and, to the knowledge of the Company, no close relative or family member of a governmental official (i) holds or will hold an ownership or other economic interest, direct or indirect in the Company or any of its Subsidiaries or (ii) will receive any economic benefit from the Company or any of its Subsidiaries as a result of the Mergers or any of the other Transactions.

(e) Any and all Contracts and authorizations of a Governmental Entity held or obtained by the Company or the other Group Companies have not been procured in violation of the Anti-Corruption Laws.

(f) Any and all authorizations of a Governmental Entity sought or obtained by the Company or the other Group Companies in anticipation or in connection with this Agreement or its subject matter, have not been procured in violation of the Anti-Corruption Laws.

(g) At all times since the date five years prior to this Agreement, all exports, re-exports, imports, sales and transfers of products and services of each of the Company and the other Group Companies have been conducted in accordance in all material respects with all Export Control Laws relating to export control and trade and financial sanctions. Without limiting the foregoing: (i) the Company and the other Group Companies have obtained all licenses, other consents, notices, waivers, approvals, orders, and authorizations, and have filed all registrations, declarations and reports with any Governmental Entity required under Export Control Laws for (A) the export, import and/or re-export of products, services, software and technologies, (B) releases of technologies and software to foreign nationals located in the United States and abroad, and (C) its other transactions (collectively, “Export Approvals”), (ii) the Company and the other Group Companies have been and are in compliance with the terms of all applicable Export Approvals and license exceptions, (iii) there are no actions, conditions or circumstances pertaining to the transactions of the Company or any other Group Company that would constitute or result in a violation of any Export Control Laws, and (iv) no Export Approvals for the transfer of export licenses to Parent or the Company are required.

(h) At all times since the date five years prior to this Agreement, no Group Company has engaged in any transaction or other business, including the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from (i) Cuba, Crimea, Iran, North Korea, Syria, Sudan, or Venezuela (collectively, the “Sanctioned Countries”) or (ii) any Person targeted by any Export Control Laws or (c) owned or controlled by any of the foregoing (collectively, “Restricted Parties”). Since such time, neither the Company nor any other Group Company has been a party to or beneficiary of, or had any interest in, any franchise, license, management or other Contract with any Person, either public or private, in the Sanctioned Countries or with any Restricted Parties, or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, directly or indirectly, with any Person, either public or private, in the Sanctioned Countries or who is a Restricted Party. No Group Company, nor any director, officer, or employee of any Group Company is a Restricted Party.

(i) Neither the Company nor any other Group Company has conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Entity, or been the subject of any Proceedings or governmental investigation or inquiries or received any notice or citation from any Governmental Entity related to alleged violations of (i) applicable criminal law, including Anti-Corruption Laws and anti-money laundering laws or similar Applicable Laws, or (ii) Export Control Laws.

Section 2.24 Tangible Assets. The Company and the other Group Companies own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets that are used or held for use in their respective businesses, including all of the assets reflected on the Interim Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date (except for those assets sold or otherwise disposed of for fair value since the Balance Sheet Date in the ordinary course of business), in each case free and clear of any Encumbrances, except as reflected on the Interim Balance Sheet and except for such imperfections of title, if any, that do not interfere with the present value of the subject property. The tangible assets owned or leased by the Company and the other Group Companies constitute all of the assets necessary for the Company and the other Group Companies to carry on their respective businesses as currently conducted. All tangible assets owned or leased by the Company or the other Group Companies have been maintained in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. This Section 2.24 does not relate to real property or interests in real property, such items being the subject of Section 2.13, or to Intellectual Property Rights, such items being the subject of Section 2.14.

Section 2.25 Insurance. All insurance policies maintained by the Company and the other Group Companies are listed in Section 2.25 of the Company Disclosure Schedule. Each such policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of such policies will terminate or lapse (or be affected in any other adverse manner) by reason of the Transactions. Neither the Company nor any other Group Company has established or operated under a formalized self-insurance program.

Section 2.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any other Group Company.

Section 2.27 Bank Accounts; Powers of Attorney. Section 2.27 of the Company Disclosure Schedule sets forth a complete and correct list showing (a) all banks in which the Company or any other Group Company maintains a bank account or safe deposit box, together with, as to each such bank account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all Persons having access thereto and (b) the names of all Persons holding powers of attorney from the Company or any other Group Company, complete and correct copies of which have been made available to Parent.

Section 2.28 Related Party Transactions. No Related Party of the Company or any other Group Company (a) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any other Group Company uses or has used in or pertaining to the business of the Company or any other Group Company or (b) has or has had any business dealings or a financial interest in any transaction with the Company or any other Group Company or involving any assets or property of the Company or any other Group Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

Section 2.29 Information Statement. The Information Statement will not, at the date delivered to Stockholders and at any date thereafter on which the written consent of Stockholders is solicited in connection with this Agreement and the First Merger, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading. Any such information statement, insofar as it relates to a solicitation of written consents from Stockholders for approval of this Agreement and the transactions contemplated hereby, will comply as to form with the provisions of Applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUBS

Parent and Merger Subs hereby represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

Section 3.1 Organization and Qualification. Each of Parent, First Merger Sub and Second Merger Sub is (a) duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware and (b) duly qualified or licensed to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of its properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Mergers or any of the other Transactions. Parent directly owns all of the outstanding shares or other equity interests in First Merger Sub and Second Merger Sub.

Section 3.2 Authority. Each of Parent, First Merger Sub and Second Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or, at the Closing, will become a party, to perform its obligations under this Agreement and each such other Transaction Document and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which Parent, First Merger Sub or Second Merger Sub is or, at the Closing, will become a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate and other action on the part of Parent and the Merger Subs, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and each other Transaction Document to which Parent, First Merger Sub or Second Merger Sub, as applicable, is or, at the Closing, will become a party or to consummate the Transactions. This Agreement and each such other Transaction Document to which Parent, First Merger Sub or Second Merger Sub, as applicable is or, at the Closing, will become a party have been or, at the Closing, will be, as the case may be, duly and validly executed and delivered by Parent, First Merger Sub or Second Merger Sub, as applicable and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute or, with respect to any Transaction Document to be executed at the Closing, will constitute valid, legal and binding obligations of Parent, First Merger Sub or Second Merger Sub, as applicable, enforceable against Parent, First Merger Sub or Second Merger Sub, as applicable, in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 3.3 No Conflict; Required Consents and Approvals.

(a) The execution, delivery and performance by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and each of the Transaction Documents to which it is or will be a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the Organizational Documents of Parent, First Merger Sub or Second Merger Sub, as the case may be; (ii) conflict with or violate any Applicable Law with respect to Parent, First Merger Sub or Second Merger Sub, as the case may be; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under or require any consent of any Person pursuant to, any Contract or permit of Parent, First Merger Sub or Second Merger Sub, as applicable, except, in the case of each of the foregoing clauses (i), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on Parent’s, First Merger Sub’s or Second Merger Sub’s ability to consummate the Mergers or any of the other Transactions.

(b) The execution, delivery and performance by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and each of the Transaction Documents to which it is or will be a party and the consummation of the Transactions by Parent, First Merger Sub or Second Merger Sub do not, and the performance of this Agreement by Parent, First Merger Sub or Second Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity for such performance, except for the filings contemplated by Section 1.2(b) and Section 1.2(c) with the Delaware Secretary of State.

(c) No vote or other action of the stockholders of Parent is required by Law, Nasdaq rules, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Parent in order for Parent and Merger Subs to enter into any Transaction Documents or consummate the transactions contemplated by this Agreement.

Section 3.4 No Prior Merger Sub Operations. Merger Subs were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 3.5 Financing. Parent has or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement.

Section 3.6 Reorganization. Neither Parent nor Merger Subs have knowledge of any facts or have taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.7 Brokers. Except for Allen & Company LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Subs.

Section 3.8 Parent Stock. The shares of Parent Class A Common Stock, when delivered and paid for pursuant to the terms of this Agreement, shall have been duly and validly authorized and issued as fully-paid and non-assessable shares in the capital of Parent.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing (the “Interim Period”), the Company shall, and shall cause the other Group Companies to (a) conduct the businesses of the Company and the other Group Companies in the ordinary course of business and in compliance with all Applicable Laws and Contracts and (b) except as required under this Agreement, use commercially reasonable efforts to preserve intact their present business organizations, lines of business and the goodwill of those having business relationships with the Company and the other Group Companies, in each case, consistent with the Company’s and the other Group Companies’ past practice.

Section 4.2 Restrictions on Conduct of Business. Without limiting the generality or effect of the provisions of Section 4.1, during the Interim Period, except as (x) set forth in the corresponding subsection of Section 4.2 of the Company Disclosure Schedule, (y) expressly consented to by Parent in writing (email being sufficient), which consent shall not be unreasonably withheld, conditioned or delayed, (z) required by Applicable Law, the Company shall not, and shall cause the other Group Companies to not, directly or indirectly:

(a) amend or otherwise change its Organizational Documents;

(b) issue, sell, pledge, dispose of, grant or otherwise subject to any Encumbrance, any shares of its capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any of its shares of capital stock, or any other ownership interest, except pursuant to the exercise of Options or Warrants outstanding on the date of this Agreement, in accordance with their terms as existing on the date of this Agreement;

(c) transfer, lease, sell, pledge, license, dispose of or subject to any Encumbrance any assets, rights or properties of the Company or the other Group Companies, except for sales of Company Products, non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, transactions in the ordinary course of business consistent with past practice, pursuant to Contracts in effect on the date of this Agreement, or dispositions of obsolete assets or assets having a de minimis value;

(d) declare, set aside, make or pay any dividend or other distribution, with respect to any of its shares of capital stock;

(e) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares of capital stock or make any change to its capital structure, except for forfeitures of unvested Options or forfeitures or repurchases (at no more than cost) by the Company of its shares of capital stock, in either case, upon a termination of service with any individual service provider of the Company or any other Group Company pursuant to the underlying award agreements in effect on the date of this Agreement;

(f) (i) acquire, directly or indirectly (including by merger, consolidation or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any Person; (ii) incur any Indebtedness, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any Person; (iii) make any loans, advances or capital contributions, except for loans or advances for travel expenses and extended payment terms for customers, in each case subject to Applicable Law and only in the ordinary course of business; (iv)

make, authorize or make any commitment with respect to any single capital expenditure that is, individually, in excess of $50,000 or is, together with other capital expenditures that the Company or any other Group Company has made, authorized or made a commitment with respect to following the date of this Agreement, in excess of $250,000; (v) make or direct to be made any capital investments in any Person; or (vi) enter into or amend any Contract with respect to any matter set forth in this Section 4.2(f);

(g) except as required by Applicable Law or the terms of any Employee Plan and disclosed in Section 2.11(a) of the Company Disclosure Schedule, (i) grant or materially increase, or commit to grant or materially increase, any form of compensation or benefits payable or to become payable (including bonus grants and retention payments) to any current or former employee or other individual service provider of the Company or any other Group Company; (ii) take any action to accelerate the vesting, lapse of restrictions or payment of any compensation or benefits under any Employee Plan; (iii) grant any rights to severance, retention, change in control or termination pay or benefits to any current or former employee or other individual service provider of the Company or any other Group Company; (iv) establish, adopt, enter into or amend or terminate any Employee Plan or any plan, program, agreement, arrangement or Contract that would be an Employee Plan if in effect on the date of this Agreement; (v) take any action to fund or secure the payment of any compensation or benefits under any Employee Plan; (vi) adopt or enter into any collective bargaining agreement or other labor union contract; (vii) hire, elect or appoint any officer, director, employee or other individual service provider; or (viii) terminate the employment (or otherwise cause to resign), change the title, office or position, or materially reduce the responsibilities of any officer, employee or other individual service provider, other than for cause with notice to Parent;

(h) make or change any GAAP accounting treatment election, adopt or change any accounting period or adopt or change any accounting method, except in each case as required by changes in GAAP as concurred with its independent auditors and after notice to Parent;

(i) (i) make, change or revoke any Tax election or allow any Tax election previously made to expire; (ii) file any amended Tax Return; (iii) adopt or change any Tax accounting method or Tax accounting period (except where an automatic change of method of Tax accounting was required or otherwise required by Applicable Law); (iv) enter into, cancel or modify any agreement with a Taxing Authority; (v) settle any Tax claim or assessment relating to the Company or any other Group Company; (vi) surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than any extension or waiver granted in the ordinary course of business) relating to the Company or any other Group Company; or (vii) fail to timely file any Tax Return or pay any Tax as it becomes due;

(j) enter into or amend any Contract that would be a Material Contract if entered into prior to the date hereof, consent to the termination of any Material Contract, or amend or modify, waive or consent to the termination of the Company’s or any other Group Company’ rights under any Contract or waive, release or consent to the termination of any claims or rights of material value to the Company or any other Group Company, other than Material Contracts entered into with customers and suppliers of the Company in the ordinary course of business;

(k) terminate, cancel, amend or modify any insurance coverage policy maintained by the Company or any other Group Company that is not promptly replaced by a comparable amount of insurance coverage;

(l) terminate, waive, abandon or cancel any right or registration of a right of material value, including taking any action that would reasonably be expected to result in any loss, lapse, abandonment, cancellation, invalidity or unenforceability of any material Intellectual Property Right;

(m) commence or settle any Proceeding, other than for the routine collection of invoices or accounts receivable and in connection with the enforcement of the Company’s rights under this Agreement;

(n) enter into any transaction or arrangement with, or for the benefit of a Related Party; or

(o) enter into any Contract or otherwise make a commitment to take any of the actions described in clauses (a) through (n) of this Section 4.2.

Section 4.3 Reasonable Efforts. Each of the parties to this Agreement agrees to use commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including, subject to any applicable limitations set forth in this Section 4.3 and other provisions of this Agreement, causing the satisfaction of the respective conditions set forth in Article V and executing and delivering such other instruments and doing and performing such other acts and things as may necessary or reasonably desirable for effecting the consummation of the First Merger and the other transactions contemplated hereto. Without limiting the generality of the foregoing, the Company shall deliver or cause to be delivered each of the agreements or documents referred to in Section 5.1(i).

Section 4.4 Stockholder Approval.

(a) As soon as practicable following the execution and delivery of this Agreement, but in any event no later than twenty-four (24) hours thereafter, the Company shall both deliver to each Principal Stockholder (or his, her or its proxy) the Written Consent and use commercially reasonable best efforts to obtain a fully executed Written Consent from each Principal Stockholder (with copies to Parent). The Company shall ensure that the Written Consents shall have been obtained and executed in compliance with, and are valid and effective under, Applicable Law and the Company’s Organizational Documents.

(b) As soon as practicable following the execution and delivery of this Agreement, but in any event prior to the Stockholder solicitation described in Section 4.4(c), the Company shall obtain and deliver to Parent a Parachute Payment Waiver from each Person who is or reasonably could be, with respect to the Company or the other Group Companies, a “disqualified individual,” and who reasonably might otherwise receive, have received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code.

(c) No later than three (3) Business Days prior to the Effective Time, the Company shall submit a proposal to the Stockholders (in form and substance reasonably acceptable to Parent) to be voted on by the Stockholders in accordance with the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 4.4(b), might otherwise reasonably result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be solicited in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury

Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. Prior to the Effective Time, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that (i) any required Stockholder approval (A) was solicited in conformance with Section 280G and the Treasury Regulations thereunder and (B) was obtained with respect to any payments and/or benefits that were subject to the Stockholder approval vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained. All solicitation documents for the 280G Approval, including the supporting analysis identifying all disqualified individuals and their respective payments and benefits, shall be subject to advance review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed.

Section 4.5 Information Statement. Within ten (10) days following the execution of this Agreement, the Company shall transmit to each Stockholder an information statement in form and substance reasonably acceptable to Parent (as the same may be amended and supplemented from time to time, the “Information Statement”) for Stockholders to adopt this Agreement and approve the First Merger and the transactions contemplated hereby by written consent. The Company shall promptly advise the Parent in writing if at any time prior to the Effective Time the Company obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained therein not misleading. The Information Statement shall contain (a) a statement to the effect that the Company Board has unanimously recommended that the Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the First Merger, (b) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (c) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL, and (d) such other information as Parent and the Company may agree is required or advisable under the DGCL to be included therein. Following the distribution of the Information Statement to Stockholders, the Company shall deliver by any manner permitted by the DGCL any subsequent notice required to be delivered with respect to appraisal rights pursuant to the DGCL.

Section 4.6 Third Party Notices and Consents; Certain Terminations.

(a) The Company shall, and shall cause each other Group Company to, use commercially reasonable efforts to deliver to the applicable third party or obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all notices, consents, waivers and approvals required in connection with the First Merger, as requested by Parent. Prior to Closing, the Company shall terminate prior to the Closing each stockholder agreement, investor rights agreement, voting agreement, voting trust, right of first refusal and co-sale agreement, management rights agreement and all other similar agreements.

(b) The Company shall give all notices and other information required to be given to the employees of the Company and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the Transactions.

Section 4.7 Notice of Certain Events. The Company shall, and shall cause each other Group Company to, promptly notify Parent of: (a) any change, occurrence or event not in the ordinary course of business; (b) any notice or other communication from any Governmental Entity in connection with the Transactions; (c) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (d) any Proceeding commenced or, to the knowledge of the Company threatened against, relating to or involving or otherwise affecting the business of the Company or any other Group Company or that relates to the consummation of the Transactions; or (e) any breach of any representation, warranty or covenant in this Agreement, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be adverse to the Company or any other Group Company or cause any of the conditions to closing set forth in Article V not to be satisfied. Any such disclosure shall not be deemed to constitute an exception to the representations and warranties set forth in Article II, nor limit the rights of Parent under this Agreement for any breach by the Company of such representations and warranties or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 5.1.

Section 4.8 Confidentiality; Public Announcements.

(a) The parties hereto acknowledge that Parent and the Company have previously executed a non-disclosure agreement, dated as of July 22, 2021 (the “Non-Disclosure Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law or the rules of Nasdaq.

(b) None of the Company, any other Group Company, the Securityholder Representative, any Securityholder, nor any of their respective Representatives shall issue any press release or otherwise make any public statements in any form, including any statements accessible to the public via the internet or other means, with respect to this Agreement, the Mergers or the other Transactions without the prior written consent of Parent. Parent and the Company shall mutually agree to the form of initial press release announcing the execution of this Agreement.

Section 4.9 Exclusivity.

(a) During the Interim Period, none of the Company, any other Group Company or the Securityholder Representative will, nor will it authorize or permit any of its respective Representatives or Securityholders to, directly or indirectly: (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal; (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; or (v) submit any Acquisition Proposal (other than the First Merger to the extent contemplated by this Agreement) to the vote of any stockholders of the Company. The Company and the Securityholder Representative shall, and the Company shall cause each other Group Company to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal.

(b) The Company or the Securityholder Representative, as the case may be, shall immediately notify Parent orally and in writing after receipt by the Company, any other Group Company or the Securityholder Representative (or, to the knowledge of the Company or the knowledge of the Securityholder Representative, by any of its respective Representatives or Securityholders), of: (i) any Acquisition Proposal; (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) any other notice that any Person is considering making an Acquisition Proposal; or (iv) any request for nonpublic information relating to the Company or any other Group Company or for access to any of the properties, books or records of the Company or any other Group Company by any Person other than Parent not in the ordinary course of business or that the Company or the Securityholder Representative reasonably believes would not be expected to lead to an Acquisition Proposal. Such notice shall describe: (A) the terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request; and (B) the identity of the Person or group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, if such disclosure would not violate the terms of a confidentiality agreement in effect as of the date hereof. The Company and the Securityholder Representative shall keep Parent fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Parent a complete and correct copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of such board of directors) of any meeting of the Company Board or any other Group Company at which such board of directors is reasonably expected to discuss any Acquisition Proposal.

Section 4.10 Tax Matters.

(a) Tax Returns. Parent shall prepare and file or shall cause to be prepared and filed all Tax Returns required to be filed by the Company and any other Group Company after the Closing Date for Pre-Closing Tax Periods, including Tax Returns with respect to a Straddle Period. Such Tax Returns shall be prepared in accordance with the past practice of the Company and the other Group Companies unless otherwise required by Applicable Law, and if such Tax Return reflects a material amount of Tax for which the Indemnifying Parties must indemnify Parent, Parent shall provide such Tax Return to the Securityholder Representative for review and comment on behalf of the Indemnifying Parties at least twenty (20) days prior to the date on which such Tax Return is to be filed (or as soon as is reasonably practicable) and Parent shall consider in good faith the reasonable comments of the Securityholder Representative with respect to such Tax Return.

(b) Tax Contests. Parent shall promptly notify the Securityholder Representative in writing upon receipt by Parent, the Company or any other Group Company of notice in writing of any audit or other administrative proceeding or inquiry or judicial proceeding involving Taxes that could give rise to a claim for indemnification under Section 7.2 (a “Tax Contest”); provided, that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification obligations under Article VII except to the extent that such other party is actually and materially prejudiced thereby. Parent shall have the exclusive right to control, conduct and settle any such Tax Contest, provided that Parent shall keep the Securityholder Representative reasonably informed of all material developments on a timely basis, and shall provide to the Securityholder Representative copies of any written material correspondence received from the Tax authority related to such Tax Contest as reasonably requested by the Securityholder Representative. In the event of any conflict or overlap between the provisions of this Section 4.10(b) and Section 7.4, the provisions of this Section 4.10(b) shall control.

(c) Straddle Period. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the portion of any Taxes that are allocable to the Straddle Period shall be (a) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books (and for such purpose, the Tax period of any controlled foreign corporation, partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (b) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of days in the entire period.

(d) Allocation of Certain Additional Taxes. The following Taxes will be deemed to be attributable to a Pre-Closing Tax Period for all purposes of this Agreement: any Taxes imposed on the Company or any of the other Group Companies under Section 951(a) or Section 951A(a) of the Code (or any analogous provision under state, local of foreign Law), determined as though the taxable period of the Company and the other Group Companies ended on the Closing Date; provided, that the “qualified business asset investment” (as such term is used in Section 951A(d) of the Code) of each relevant controlled foreign corporation (within the meaning of Section 957 of the Code) for a Pre-Closing Tax Period shall be determined consistent with Treasury Regulations Section 1.951A-3(f) (as though the taxable period of such controlled foreign corporation ended on the Closing Date).

(e) Tax Cooperation. Parent, the Final Surviving Corporation, their respective Subsidiaries and the Securityholder Representative shall cooperate fully, as and to the extent reasonably requested by the other parties hereto, in connection with the filing, preparation and review of Tax Returns, and any Tax audits, Tax proceedings or other Tax-related claims (including claims under this Agreement) relating to the Company and the other Group Companies. Such cooperation shall include providing records and information that are reasonably relevant to any such matters and in their possession (or if not in their possession, if reasonably able to obtain), making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 4.10(e). Parent, the Final Surviving Corporation, their respective Subsidiaries and the Securityholder Representative shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents in their possession or under their control supporting Tax Returns of the Company and the other Group Companies for Pre-Closing Tax Periods until the seventh (7th) anniversary of the Closing Date. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or its Affiliates be required to provide any other party any Tax Returns or other Tax information regarding Parent or its Affiliates, other than with respect to the Company and the other Group Companies.

(f) Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50%) by the Securityholders and fifty percent (50%) by Parent, regardless of the party liable for such obligations under Applicable Law or the party making payment to the applicable Governmental Entity or other third party. Parent shall timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the Securityholder Representative, on behalf of the Securityholders, shall join in the execution of any such Tax Returns to the extent required by Applicable Law.

(g) Tax-Free Reorganization.

(i) The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury regulations.

(ii) The parties hereto intend that the First Merger and the Second Merger, taken together in the manner described in Revenue Ruling 2001-46, shall qualify as a reorganization described in Section 368(a) of the Code.

(iii) Each of Parent, the Company and the Final Surviving Corporation shall use its commercially reasonable efforts to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a) of the Code. The Company and Parent shall each use its commercially reasonably efforts not to (and Parent shall use its commercially reasonable efforts not to permit any other Affiliate of Parent (including the Final Surviving Corporation) to) take any action (or fail to take any action) prior to the Closing, and Parent shall use its commercially reasonable efforts not to take any action or fail to take any action (and shall use its commercially reasonable efforts to prevent any other Affiliate of Parent, including the Final Surviving Corporation, from taking any action or failing to take any action) following the Closing, which would reasonably be expected to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(iv) The parties hereto shall prepare all Tax Returns, books, records, and filings in a manner consistent with this Section 4.10(g), including the filing of the statements required by Treasury Regulations Sections 1.368-3 (as required by Applicable Law) and none of them shall take a position inconsistent with such treatment on any Tax Return, financial statement or otherwise, unless otherwise required by Applicable Law.

Section 4.11 Access to Information. During the Interim Period: (a) the Company shall afford Parent and its Representatives access during business hours to (i) all of the properties, books, Contracts and records of the Company and the other Group Companies and (ii) all other information concerning the business, properties and personnel of the Company and the other Group Companies as Parent may reasonably request; and (b) the Company shall provide to Parent and its Representatives complete and correct copies of (i) the internal financial statements of the Company and the other Group Companies and (ii) Tax Returns, Tax elections and any other records and workpapers relating to Taxes, that are in the possession of the Company or any other Group Company or subject to the control of the Company or any other Group Company; provided, however, that the foregoing shall not require the Company to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene Applicable Law or constitute a waiver of attorney-client privilege.

Section 4.12 Termination of Benefit Plans. The Company shall terminate, effective as of the Closing, any Employee Plan, if requested by Parent at least five (5) Business Days prior to the Closing Date; provided, (i) that the Company shall not be required to terminate any Employee Plan where termination of that plan would be prohibited under Applicable Law or where maintaining that plan is necessary to comply with Applicable Law and (ii) that if so requested by Parent, the Company shall terminate any Employee Plan that is intended to be qualified under Section 401(k) of the Code effective as of no later than one (1) day immediately prior to the Closing Date. If so requested by Parent to terminate any Employee Plan pursuant to this Section 4.12, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Company’s board of directors has validly adopted resolutions to terminate any such Employee Plans, as applicable (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the date specified above.

Section 4.13 Employee Matters.

(a) From the Effective Time until the 12-month anniversary of the Effective Time, Parent shall or cause the Company to, provide each employee of a Group Company who remains an employee following the Effective Time (each, a “Continuing Employee”), with (i) base salary and base wages that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time and (ii) benefits that are substantially comparable, in the aggregate, to those employee benefits (excluding equity-based, retention or change in control compensation or benefits) provided to such Continuing Employee under the Employee Plans immediately prior to the Effective Time

(b) Parent shall treat, and shall cause each benefit plan sponsored, maintained, or contributed to by Parent or any of its Subsidiaries after the Closing (other than any equity or equity-based compensation plan, program, agreement or arrangement and other than any cash bonus program designed, in whole or in substantial part, to provide benefits in the event of a change in control of Parent or any of its Subsidiaries) and in which any Continuing Employee participates or becomes eligible to participate (each, a “Parent Benefit Plan”) to treat, for purposes of determining eligibility to participate and vesting all service with the Company or any of its Subsidiaries” as service with Parent and its Affiliates; provided, however, such service shall not be recognized (i) to the extent that such recognition would result in a duplication of benefits or coverage or such service was not recognized under the corresponding Employee Plan, (ii) with respect to a newly established plan for which prior service is not taken into account for similarly situated employees of Parent or any of its Subsidiaries or (iii) with respect to any equity or equity-based compensation plan, program, agreement or arrangement or with respect to any cash bonus program designed, in whole or in substantial part, to provide benefits in the event of a change in control of Parent or any of its Subsidiaries.

(c) Parent shall cause each Parent Benefit Plan, to the extent permitted by the Parent Benefit Plan, that is a welfare plan, within the meaning of Section 3(1) of ERISA, to waive any and all eligibility waiting periods, evidence of insurability requirements, and pre-existing condition limitations and exclusions with respect to each Continuing Employee to the extent waived, satisfied, or not included under the analogous Employee Plan. To the extent the foregoing is not permitted by the applicable Parent Benefit Plan, Parent shall use reasonable commercial efforts to cause the foregoing to be permitted.

(d) Parent will credit, or cause to be credited, each Continuing Employee the amount of accrued and unpaid hours of vacation (to the extent permitted by Applicable Law), personal hours, PTO or days earned, sick leave and any other leave required to be credited by Applicable Law with respect to such Continuing Employee as of or prior to the Closing (collectively referred to herein as such Continuing Employee’s “Accrued PTO”), and the Company will provide to Parent as of the Closing Date a schedule indicating for each Continuing Employee the type and number of days of such Accrued PTO for each Continuing Employee. Parent shall use commercially reasonable efforts, subject to Applicable Law, to ensure that such Accrued PTO is not subject to forfeiture to the same extent not subject to forfeiture under the policies of the Company or its applicable Subsidiary governing such Accrued PTO prior to the Closing or Applicable Law; provided that such Accrued PTO may count toward any maximum accrual amount under any plan, program or policy established by Parent or transferred to Parent for the purpose of providing such leave on a go-forward accrual basis.

(e) No provision of this Agreement, including this Section 4.13, is intended, or shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Continuing Employee, consultant, contractor, or any other Person performing similar functions, including any rights of employment or service for any specified period and/or any employee benefits, in favor of any union, association, Continuing Employee, consultant, or contractor or any other Person performing similar functions. In addition, no provision of this Agreement, including this Section 4.13, is intended, or shall be interpreted, to establish or amend any term or condition of any Employee Plan, any Parent Benefit Plan, or any other employee related plan, program, or policy of any Group Company, Parent, or any of their respective Affiliates or to alter or limit the ability of any Group Company, Parent, or their respective Affiliates to amend, modify, or terminate any Employee Plan or any other benefit plan, program, agreement, or arrangement.

Section 4.14 Equity Release Agreement. Prior to the Closing, the Company shall obtain from each Specified Person (and provide a copy to Parent) a release agreement in form and substance satisfactory to Parent (an “Equity Release Agreement”), releasing such Specified Person’s rights to receive such Specified Person’s ungranted options to purchase shares of Common Stock or other securities of the Company in exchange for a cash payment.

Section 4.15 Securities Law Compliance. Prior to the Closing, the Company shall use its reasonable best efforts to cause each Securityholder intended to receive shares of Parent Class A Common Stock hereunder to deliver all documentation, in form and substance reasonably acceptable to Parent, necessary to determine whether or not such Stockholder is an Accredited Investor, including the accredited investor questionnaire attached to Exhibit H (collectively, the “Investor Suitability Documentation”). Notwithstanding the delivery of any Investor Suitability Documentation to Parent prior to the Closing, any Securityholder may, in the reasonable discretion of Parent, be deemed an “Unaccredited Investor” for purposes of this Agreement.

Section 4.16 Securities Law Exemption; Transfer Restrictions.

(a) The Company and Parent shall use their reasonable best efforts to cause the issuance of all shares of Parent Class A Common Stock contemplated by this Agreement in connection with the First Merger to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” laws.

(b) The shares of Parent Class A Common Stock constitute “restricted securities” under the Securities Act, and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities laws.

(c) To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Parent shall not be required (a) to transfer on its books any shares of Parent Class A Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such shares of Parent Class A Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Parent Class A Common Stock has been purportedly so transferred.

(d) Each book-entry security entitlement representing any shares of Parent Class A Common Stock (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by any Securityholder in accordance with the terms hereof shall bear the following legends (or substantially similar legends, in addition to any other legends required by law, Parent’s Organizational Documents or any other agreement to which such Securityholder is a party):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

Section 4.17 Exchange Agent Documentation. The Company and the Securityholder Representative shall use commercially reasonable efforts to deliver, or cause the applicable Persons to deliver, to the Exchange Agent, as applicable, all documentation required by them in connection with the performance of their respective duties in connection with the Transactions, including all “know your customer” requirements and all requisite IRS Form W-9s, IRS Form W-8s and/or other Tax forms from each recipient of any amount from the Exchange Agent. Parent will cause the registration of the shares of Parent Class A Common Stock subject to the Parent Options to be effective as part of a registration statement on Form S-8 promptly following the Closing.

Section 4.18 Indemnification of Directors and Officers of the Company.

(a) During the period ending six (6) years after the Effective Time, the Final Surviving Corporation shall fulfill its obligations with respect to the rights of the present and former members of the Company Board, present and former managers and present and former officers of the Company and each of its Subsidiaries (such directors, managers and officers being herein called the “Company Indemnitees”) to indemnification pursuant to the terms of the Charter Documents as in effect on the date hereof and any indemnification agreements between the Company or any of its Subsidiaries and such Company Indemnitees set forth on Section 4.18(a) of the Company Disclosure Schedule (such obligations, collectively, the “D&O Indemnifiable Matters”). Notwithstanding the foregoing, the obligations of the Final Surviving Corporation in respect of the D&O Indemnifiable Matters (i) shall be subject to any limitation imposed by Applicable Law, the terms of the Charter Documents or the terms of the applicable indemnification agreement and (ii) shall not be deemed to release any Company Indemnitee who is also an officer, manager or director of the Company or any of its Subsidiaries from his or her obligations pursuant to this Agreement or any Transaction Documents.

(b) Prior to the Effective Time, the Company shall purchase and fully pay for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Parent that shall provide the Company Indemnitees with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Parent shall not, and shall cause the Final Surviving Corporation to not, take any action to eliminate such D&O Tail Policy. The cost of any D&O Tail Policy shall be considered a Transaction Expense for purposes of this Agreement.

(c) If Parent, the Final Surviving Corporation, or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of their assets to any Person or (iii) ceases to exist for any reason, then, in each such case, to the extent necessary, Parent shall cause the proper provision to be made so that the successors and assigns of Parent or the Final Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.18.

Section 4.19 R&W Insurance Policy. Parent shall cause the R&W Insurance Policy to be bound and in full force and effect on the date hereof. Parent shall not amend, modify or otherwise change, terminate or waive any subrogation, or any other provision, of the R&W Insurance Policy with respect to any Indemnifying Party in any manner that would be adverse in any material respect to the Indemnifying Party, without the prior written consent of the Securityholders’ Representative. No later than three (3) Business Days prior to the anticipated Closing Date, Parent shall provide the Company with documentation reflecting an accounting of the premium amount for the R&W Insurance Policy.

Section 4.20 Legend Removal(a) . Parent shall use commercially reasonable efforts to work with its outside counsel to deliver to Continental Stock Transfer and Trust Company, and to maintain in effect for the period beginning on June 22, 2022 and ending on June 22, 2023, a legal opinion substantially in the form attached hereto as Exhibit I, to authorize the removal of the restrictive legend under the Securities Act from any Shares that have been sold as set forth in such opinion in reliance on Rule 144, provided that the delivery and maintenance in effect of such opinion is consistent in all respects with the Securities Act and the applicable rules thereunder.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in Section 2.1 (Organization and Qualification), Section 2.3 (Capitalization), Section 2.4 (Authority), Section 2.5(a)(i) (No Conflict with Organizational Documents), Section 2.17 (Taxes) and Section 2.26 (Brokers) (collectively, the “Fundamental Representations”) shall have been true and correct in all respects as of the date of this Agreement and at and as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date); and (iii) each of the representations and warranties of the Company contained herein, other than the Fundamental Representations, shall have been true and correct in all material respects as of the date of this Agreement and at and as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct in all material respects as of such specified date); provided, however, that for purposes of determining the accuracy of any representations and warranties (A) all materiality, “Material Adverse Effect” and similar qualifications limiting the scope of such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Covenants of the Company. The Company shall have performed, and to the extent applicable, shall have caused the other Group Companies to perform, and satisfied in all material respects each of its obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date.

(c) Approval of Stockholders. The Requisite Stockholder Approval shall have been validly obtained and the number of Shares that constitute Dissenting Shares shall not constitute more than one percent (1%) of the total number of Shares that are issued and outstanding as of immediately prior to the Effective Time.

(d) 280G Stockholder Approval. The stockholder vote described in Section 4.4(c) shall have occurred and any 280G Stockholder Approval, if obtained, shall be in full force and effect.

(e) No Restraints. No Law shall have been enacted or exist that would prohibit the Transactions or the consummation of the Closing. No Order issued by any court of competent jurisdiction or other condition, restraint or prohibition of any Governmental Entity preventing the consummation of the Mergers or other Transactions, or limiting or restricting Parent’s ownership, conduct or operation of the business of the Company and the other Group Companies following the Closing, shall be in effect. There shall not be pending or threatened any Proceeding seeking any of the foregoing or any other injunction, restraint, prohibition or material damages in connection with the Mergers or the other Transactions.

(f) No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

(g) Employees. None of the employees identified on Schedule 5.1(g) (the “Key Employees”) shall have terminated employment with the Company or shall have terminated or repudiated (or indicated or provided notice of an intent to terminate or repudiate) his or her Employment Arrangement.

(h) Termination of Benefit Plans. To the extent requested by Parent in a timely manner pursuant to Section 4.12, the Company shall have terminated any and all Employee Plans pursuant to Section 4.12 and shall have provided evidence of such termination.

(i) Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) the Support Agreements, duly executed by Stockholders holding Shares that represent, in the aggregate, at least ninety percent (90%) of the Shares that are issued and outstanding as of immediately prior to the Effective Time (determined on an as converted to common stock basis), including each of the Stockholders identified on Schedule 5.1(i)(i) (the “Principal Stockholders”);

(ii) the Non-Competition and Non-Solicitation Agreements and Relinquishment Agreements duly executed by the Founders;

(iii) the Employment Arrangements duly executed by the Key Employees;

(iv) Releases, substantially in the form of Exhibit J (the “Releases”), duly executed by: (A) each Principal Stockholder; and (B) each officer and director of the Company and each other Group Company;

(v) Warrant Surrender Agreements, duly executed by holders of Warrants to purchase not less than 80% of the Shares subject to outstanding Warrants;

(vi) Option Surrender Agreements, duly executed by (x) holders of Options to purchase not less than 95% of the Shares subject to outstanding Options listed on Schedule 1.6(a)(ii)(A) and (y) holders of Options to purchase not less than 80% of the Shares subject to all other outstanding Options;

(vii) Equity Release Agreements, duly executed by each Specified Person, if any;

(viii) payoff letters from each holder of Indebtedness, in form and substance reasonably satisfactory to Parent, confirming release of any Encumbrances upon the payment of the amount set forth in such payoff letters (if applicable);

(ix) a certificate duly executed on behalf of the Company by the chief executive officer of the Company that the conditions set forth in Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(f), and Section 5.1(g) have been duly satisfied;

(x) the Closing Spreadsheet, together with a certificate duly executed on behalf of the Company by the chief executive officer and chief financial officer of the Company certifying that (A) all of the information contained in the Closing Spreadsheet is correct and complete (and in the case of dollar amounts, properly calculated) as of the Closing and (B) except for the Shares, Options and Warrants set forth in the accompanying spreadsheet, no security of the Company, no security instrument or obligation that is or may become convertible into or exchangeable for any security of the Company, and no subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any securities of the Company is authorized or outstanding as of the Closing;

(xi) the Certificate of Merger, duly executed by the Company;

(xii) the Parachute Payment Waivers, duly executed by the affected Persons under Section 4.4(b);

(xiii) letters of resignation, in form reasonably satisfactory to Parent, duly executed by each member of the Company Board and the board of directors (or equivalent governing body) and each officer of the Company and each Subsidiary of the Company as requested by Parent at least five (5) Business Days prior to the Closing, evidencing the resignation of each such director and officer (but only from such office, not as employee, unless otherwise required pursuant to the terms of this Agreement), in each case, effective as of the Effective Time;

(xiv) evidence reasonably satisfactory to Parent that the Company has purchased the D&O Tail Policy;

(xv) a certificate of the Secretary of the Company, reasonably satisfactory in form and substance to Parent, certifying and attaching (A) the Organizational Documents of the Company and (B) the resolutions adopted by the Company’s board of directors and the resolutions adopted by the stockholders of the Company to authorize and adopt this Agreement, the First Merger and the other Transactions (including the stockholder approvals referred to in Section 5.1(c) and Section 5.1(d)); and

(xvi) a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company complying with the requirements of Section 1445 and Treasury Regulations thereunder stating that the Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five (5) year period ending on the Closing Date.

Section 5.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties of Parent and Merger Subs. Each of the representations and warranties of Parent and Merger Subs set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3(a)(i) (No Conflict with Organizational Documents) and Section 3.7 (Brokers) shall have been true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct as of such specified date); and (iii) each of the representations and warranties of Parent and Merger Subs contained herein shall have been true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties that are made as of a specified date shall be true and correct in all material respects as of such specified date); provided, however, that for purposes of determining the accuracy of any representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Covenants of Parent and Merger Subs. Parent and Merger Subs shall have performed and satisfied in all material respects each of its respective covenants and obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date.

(c) R&W Insurance Policy. The R&W Insurance Policy shall have been bound and remain in full force and effect.

(d) No Restraints. No Law shall have been enacted or exist that would prohibit the Transactions or the consummation of the Closing. No Order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity preventing the consummation of the Mergers or other Transactions shall be in effect.

(e) Agreements and Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a certificate duly executed on behalf of Parent by an officer of Parent that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied;

(ii) a duly executed counterpart to the Contract with the Exchange Agent; and

(iii) a duly executed counterpart to the Escrow Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination. At any time prior to the Closing, this Agreement may be terminated, and the Mergers abandoned, by written notice of such termination to the other party (other than in respect of Section 6.1(a)):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the First Merger shall not have been consummated on or before January 19, 2022 or such other date that Parent and the Company may agree upon in writing (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to the Company if a breach of this Agreement by the Company has resulted in the failure of the Merger to be consummated before the Outside Date; and provided, further, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to Parent if the breach of any representation, warranty, covenant or agreement contained herein by Parent has resulted in the failure of the First Merger to be consummated before the Outside Date;

(c) by either Parent or the Company, if any Law or Order preventing the consummation of the Mergers shall have become final and nonappealable;

(d) by Parent, if, (i) it is not in material breach of its obligations under this Agreement and (ii) the Company shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within such ten (10) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 to be satisfied; or (ii) the Company shall have breached Section 4.9 in any material respect;

(e) by the Company, if (i) it is not in material breach of its obligations under this Agreement and (ii) Parent or Merger Subs shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by Parent of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within such ten (10) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.2 to be satisfied;

(f) by Parent, if the Requisite Stockholder Approval has not been obtained within twenty-four (24) hours following the execution and delivery of this Agreement; or

(g) by Parent, if between the date hereof and the Closing, a Material Adverse Effect occurs.

Section 6.2 Effect of Termination. In the event of termination of this Agreement as set forth in Section 6.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, Merger Subs, the Company or their respective officers, directors, stockholders, Affiliates or Representatives; provided, however, that (a) the provisions of Section 4.8, this Section 6.2, Section 7.3, Article VIII (and related definitions in Exhibit A hereto) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival.

(a) (i) The representations and warranties of the Company contained in this Agreement or in any other Transaction Document shall survive the Closing Date and continue in full force and effect until 11:59 pm (California time) on the date that is eighteen (18) months after the Closing Date; provided, however, that (A) the Fundamental Representations shall survive the Closing and continue in full force and effect until 11:59 pm (California time) on the date that is six (6) years after the Closing Date; (B) the Specified Representations shall survive the Closing and continue in full force and effect until 11:59 pm (California time) on the date that is thirty (30) months after the Closing Date; and (C) any claim of Fraud with respect to this Agreement or any of the other Transaction Documents shall survive indefinitely; and (ii) the covenants and agreements of the Company contained in this Agreement or in any other Transaction Document shall survive for a period of twelve (12) months following the Closing Date; provided, however, that, notwithstanding anything to the contrary set forth herein, if, in accordance with this Article VII, (x) any claim for indemnification, compensation or reimbursement under this Article VII (an “Indemnification Claim”) arising from any inaccuracy in or breach of any representations, warranties, covenants or agreements of the Company is asserted prior to the expiration of the applicable survival period, or (y) any Indemnification Claim arising from any claim of Fraud is asserted at any time, then such Indemnification Claim shall continue until the final amount of recoverable Losses are determined by final agreement, settlement, judgment or award binding on the Securityholder Representative (in respect of the Indemnifying Parties) and Parent in accordance with this Article VII (the final amount of recoverable Losses so determined, the “Loss Amounts”).

(b) The representations and warranties of Parent and Merger Subs contained in this Agreement or in any other Transaction Document shall not survive the Closing and the covenants and agreements of Parent and Merger Subs contained in this Agreement or in any other Transaction Document shall survive for the period of their intended performance following the Closing.

Section 7.2 Indemnification.

(a) Indemnification by Securityholders. Subject to Section 7.1 and the other provisions of this Article VII, from and after the Closing Date, (i) each Stockholder that does not perfect such stockholder’s appraisal rights under the DGCL, and is otherwise entitled to receive consideration pursuant to Section 1.6, (ii) each Warrantholder that is entitled to receive consideration pursuant to Section 1.6 and (iii) each holder of Options that is entitled to receive consideration pursuant to Section 1.6(a)(ii)(B) or (C), other than holders of Excluded Options (clauses (i), (ii) and (iii), collectively, the “Indemnifying Parties”) shall, severally and not jointly, in accordance with each such Indemnifying Party’s Pro Rata Portion, indemnify and hold harmless Parent, Merger Subs, the Final Surviving Corporation and their Affiliates and Representatives (collectively, the “Indemnified Parties”), from and against, and shall compensate and reimburse each of the Indemnified Parties for, any and all Losses resulting from, arising out of, relating to, or imposed upon or incurred by any Indemnified Party by reason of (regardless of whether or not such Losses relate to any Third Party Claim):

(i) any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement, the Company Disclosure Schedule or in any certificate delivered by the Company in connection with the Transactions (without giving effect any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(ii) any breach by the Company of any covenant or agreement contained in this Agreement;

(iii) regardless of any disclosure of any matter set forth in the Company Disclosure Schedule, any (A) any Dissenting Share Payments and any Losses related thereto or arising therefrom, (B) any claim by any current or former securityholder of the Company or any other Group Company, or any other Person, asserting, alleging or seeking to assert rights or remedies relating to securities of the Company or any other Group Company, including any claim asserted, based upon or related to (x) the ownership or rights to ownership of any securities of the Company or any other Group Company or (y) any rights of a stockholder of the Company or any other Group Company, including any rights to securities, preemptive rights or rights to notice or to vote securities, or (C) any other claim by any current or former securityholder of the Company or any other Group Company relating to this Agreement or any of the Transactions, except, in the case of each of clauses (B) and (C) above, for the right following the Closing and in compliance with the terms of this Agreement of a Stockholder to receive such Stockholder’s portion of the Merger Consideration as provided herein and set forth in the Closing Spreadsheet;

(iv) regardless of any disclosure of any matter set forth in the Company Disclosure Schedule, any inaccuracy or omission in the Closing Spreadsheet, including (A) in the calculation of the Merger Consideration or in any amounts set forth therein that are paid to a Person pursuant to the terms of this Agreement, (B) any adjustments to the Merger Consideration not taken into account at the Closing or pursuant to Section 1.10, and (C) any claims by Securityholders that they are entitled to consideration other than what is set forth in Article I and the Closing Spreadsheet; and

(v) regardless of any disclosure of any matter set forth in the Company Disclosure Schedule, any of the matters set forth on Schedule 7.2(a)(v).

(b) Limitations.

(i) The Indemnified Parties, as a group, may not recover any Losses pursuant to an Indemnification Claim under Section 7.2(a)(i) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained Losses equal to or in excess of $2,000,000 in the aggregate (the “Deductible”), at which time the Indemnified Parties shall be entitled to recover solely such amounts in excess of the Deductible. The foregoing limitations shall not apply to Indemnification Claims based on breaches of Fundamental Representations or Fraud.

(ii) The Indemnified Parties, as a group, may not recover any Losses pursuant to an Indemnification Claim under Section 7.2(a)(i) in excess of $2,000,000 (the “Cap”). The foregoing Cap shall not apply to Indemnification Claims based on breaches of Fundamental Representations, breaches of Specified Representations or Fraud.

(iii) Losses for which the Indemnifying Parties are obligated to indemnify the Indemnified Parties in respect of claims relating to inaccuracies in or breaches of Specified Representations shall be satisfied (i) initially from the then-remaining limit of coverage under the R&W Insurance Policy (if any), (ii) then, once the limits of coverage under the R&W Insurance Policy have been exhausted (or if excluded from coverage under the R&W Insurance Policy), from the Indemnity Escrow Fund.

(iv) Each Indemnifying Party’s Liability for Losses shall not exceed such Indemnifying Party’s Pro Rata Portion of such Losses, and each Indemnifying Party’s Liability for Losses shall in no event exceed the amount of the Merger Consideration received by such Indemnifying Party, except in each such case for Liability as to an Indemnifying Party who actually committed Fraud in connection with this Agreement, which Indemnifying Party’s liability in connection with Losses arising from such Fraud shall be unlimited.

(v) Materiality standards or qualifications and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant or agreement shall neither be taken into account in determining whether a breach of or default in connection with such representation, warranty, covenant or agreement (or failure of any representation or warranty to be true and correct) exists, nor be taken into account in determining the amount of any Losses with respect to such breach, default or failure to be true and correct.

(vi) The representations, warranties, covenants and agreements of the Company or the Indemnifying Parties, as the case may be, and the rights and remedies for indemnification, compensation and reimbursement or otherwise that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, or virtue of the knowledge of, any Indemnified Party of any inaccuracy, breach or untruth of any representation or warranty of the Company, any Indemnifying Party, or any of their respective Affiliates, whether such knowledge arose before or after the date hereof.

(vii) Notwithstanding anything to the contrary contained in this Agreement (A) no Indemnifying Party will have any, and expressly waives and releases any and all, rights of subrogation, indemnification, contribution or right of advancement from the Company, Parent, the Final Surviving Corporation or any other Indemnified Party with respect to any Losses claimed by any Indemnified Party, (B) the waiver of any condition to the Closing based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements and (C) except with respect to claims for Fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

(viii) Notwithstanding anything to the contrary in this Agreement (including this Section 7.2(b)): no provision of this Agreement shall be construed to limit or waive any right or remedy of Parent or any Indemnified Party (i) for claims based on Fraud, solely against an Indemnifying Party who actually committed such Fraud, (ii) for claims for specific performance, injunctive relief or other non-monetary equitable remedies, (iii) remedies under any other Transaction Document against the parties thereto pursuant to its terms, and (iv) under or in connection with the R&W Insurance Policy, so long as such remedy does not impose any additional liability on any Indemnifying Party other than what is permitted under this Article VII. Other than with respect to the foregoing, this Article VII constitutes the sole and exclusive remedy of the Indemnified Parties to collect or recover any Losses from the Indemnifying Parties for any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement with respect to the transactions contemplated by this Agreement.

(ix) The parties acknowledge and agree that, if the Company or any other Group Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or agreement set forth in this Agreement or in connection with any of the matters referred to in Section 7.2, then (without limiting any of the rights of the Company after the Closing as an Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the Company, to have incurred Losses as a result of and in connection with such inaccuracy or breach or in connection with such matters.

Section 7.3 Securityholder Representative.

(a) By virtue of the approval of this Agreement by the requisite vote or written consent of the Stockholders and the terms of the Support Agreements, the Option Surrender Agreements and Warrant Surrender Agreements, each Indemnifying Party shall be deemed to have consented to the appointment of Fortis Advisors LLC as the Securityholder Representative, as the exclusive agent and attorney-in-fact for and on behalf of each such Securityholder, and the taking by the Securityholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Securityholder Representative under this Agreement, including the exercise of the power to: (i) execute and deliver this Agreement any amendment thereof or waiver thereunder; (ii) authorize delivery to Parent of amounts in satisfaction of any Adjustment Escrow Amount; (iii) authorize delivery to Parent of amounts in satisfaction of Indemnification Claims; (iv) agree to, negotiate, enter into settlements and compromises of and comply with Orders and awards of arbitrators with respect to Indemnification Claims; (v) resolve any Indemnification Claims; (vi) administer the Relinquishment Agreements, including resolving any claims thereunder, and (vii) take all actions necessary in the judgment of the Securityholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Securityholder Representative Engagement Agreement and the Relinquishment Agreements. Accordingly, the Securityholder Representative has unlimited authority and power to act on behalf of each Securityholder with respect to this Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement or the Relinquishment Agreements. Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Indemnifying Parties, except as expressly provided herein, in the Escrow Agreement and in the Securityholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. The Securityholders, and such

Indemnifying Party’s successors as if expressly confirmed and ratified in writing by such Indemnifying Party, will be bound by all actions taken by the Securityholder Representative in connection with this Agreement, the Securityholder Representative Engagement Agreement and the Relinquishment Agreements, and all defenses which may be available to any Indemnifying Party to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement are waived. Parent shall be entitled to rely on any action or decision of the Securityholder Representative. Certain Indemnifying Parties have entered into an engagement agreement (the “Securityholder Representative Engagement Agreement”) with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Securityholder Representative Engagement Agreement (such Indemnifying Party, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”) will incur any Liability with respect to any action taken or suffered by the Securityholder Representative in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Securityholder Representative to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the Securityholder Representative’s own intentional misconduct, bad faith or gross negligence. In all questions arising under this Agreement or the Relinquishment Agreements, the Securityholder Representative may: (i) rely on the advice of counsel, and the Securityholder Representative will not be liable to Securityholders or Key Employees for anything done, omitted or suffered in good faith by the Securityholder Representative based on such advice, (ii) rely upon the Closing Spreadsheet, (iii) rely upon any signature believed by it to be genuine, and (iv) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Party or other party. If and to the extent any such appointment of the Securityholder Representative is revoked, such revocation shall be considered a breach of this Agreement and Parent shall be entitled to any such resulting Losses from such revocation. Each Indemnifying Party shall indemnify, defend and hold harmless the Securityholder Representative Group against such Indemnifying Party’s Pro Rata Portion of any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment and costs in connection with seeking recovery from insurers) (collectively, the “Representative Losses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and the other Transaction Documents, in each case as such Representative Loss is suffered or incurred; provided, however, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by gross negligence or intentional misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or intentional misconduct. If not paid directly to the Securityholder Representative by the Indemnifying Parties, any such Representative Losses may be recovered by the Securityholder Representative from the Expense Fund; provided that while this Section 7.3(a) allows the Securityholder Representative to be paid from the Expense Fund, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Securityholder Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions. The Indemnifying Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing and/or the termination of this Agreement. The initial Securityholder Representative may appoint a successor Securityholder Representative, and such appointment shall become effective upon written notice to Parent. The Securityholder Representative may be removed by action of Indemnifying Parties who collectively held a majority of the Shares that were issued and outstanding as of immediately prior to the Effective Time. In the event of the resignation, removal, death or incapacity of the Securityholder Representative, a successor Securityholder Representative shall thereafter be appointed by vote or written consent of a majority of the Indemnifying Parties. Any new or successor Securityholder Representative will assume all rights and obligations of the initial Securityholder Representative under this Agreement. The powers, immunities and rights to indemnification granted to the Securityholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnifying Party and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Party of the whole or any fraction of his, her or its interest in the Indemnity Escrow Fund.

(b) In furtherance of the foregoing, each Indemnifying Party hereby authorizes Parent to withhold or cause to be withheld an aggregate amount in cash equal to $250,000 (the “Expense Amount”) from the amounts otherwise payable by Parent to the Indemnifying Parties pursuant to Section 1.6, with each Indemnifying Party contributing an amount equal to such Indemnifying Party’s Pro Rata Portion of the Expense Amount. For Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Indemnifying Parties at the time of the Closing. Promptly following the Effective Time, Parent shall cause the Exchange Agent to deliver to the account of the Securityholder Representative set forth in the Closing Spreadsheet, an amount in cash equal to the Expense Amount (such funds being referred to herein as the “Expense Fund”), provided that the Exchange Agent shall have first received an IRS Form W-9 duly executed by the Securityholder Representative and such know-your-customer information as the Exchange Agent may request to comply with Applicable Law, in each case, in form and substance reasonably satisfactory to the Exchange Agent. The Indemnifying Parties shall hold harmless and indemnify the Indemnified Parties from and against any Losses relating to the deduction of the Expense Amount from the consideration payable to the Indemnifying Parties pursuant to this Agreement. The Expense Fund will be used: (i) for the purposes of paying directly or reimbursing the Securityholder Representative for and Representative Losses pursuant to this Agreement, the Securityholder Representative Engagement Agreement, the Relinquishment Agreements and the other Transaction Documents or (ii) as otherwise directed by the Advisory Group. The Indemnifying Parties will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or intentional misconduct. The Securityholder Representative will hold these funds separate from its own funds, will not use these funds for its own purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Subject to Advisory Group approval, the Securityholder Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Indemnifying Parties. As soon as practicable following the completion of the Securityholder Representative’s responsibilities, the Securityholder Representative will deliver the balance of the Expense Fund to the Indemnifying Parties, in accordance with their Pro Rata Portions.

Section 7.4 Third Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent in good faith believes will result in an Indemnification Claim pursuant to this Article VII, Parent shall notify the Securityholder Representative of such Third Party Claim, and the Securityholder Representative shall be entitled on behalf of the Indemnifying Parties, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The failure to so notify the Securityholder Representative shall not relieve the Indemnifying Parties of any liability unless, and only to the extent, the Securityholder Representative demonstrates that the defense of such action is actually and materially prejudiced thereby. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any Third Party Claim; provided, however, that Parent shall seek the prior written consent of the Securityholder Representative with respect to any settlement, which consent shall not be unreasonably withheld, conditioned or delayed. The written consent of the Securityholder Representative with respect to any settlement of any Third Party Claim shall be deemed to have been given unless the Securityholder Representative shall have objected within ten (10) Business Days after a written request for such consent by Parent. Any such written consent by the Securityholder Representative shall represent the agreement of Securityholder Representative that the Losses incurred in connection therewith shall be indemnifiable hereunder and, for the avoidance of doubt, represents Loss Amounts. In the event that the Securityholder Representative has consented to any such settlement (or in the event that written consent to settlement has been unreasonably withheld, conditioned or delayed), neither the Securityholder Representative nor the Indemnifying Parties shall have any power or authority to object under any provision of this Article VII to the amount of any Indemnification Claim by Parent against the Indemnifying Parties with respect to such settlement. If such written consent is not given (unless such consent was unreasonably withheld, conditioned or delayed, in which case the preceding sentence shall apply), Parent may agree to any such settlement or compromise, and may deliver a Claim Notice therefor, and the resolution of the Indemnification Claim set forth therein (including whether and to what extent Parent or any other Indemnified Party is entitled to indemnification under this Agreement for such Indemnification Claim) shall remain subject to this Article VII.

Section 7.5 Indemnification Procedures.

(a) Subject to the limitations in Section 7.2(b), in the event that Parent or any other Indemnified Party has or claims to have incurred, paid, accrued, reserved or suffered, or believes in good faith that it may incur, pay, accrue, reserve or suffer, Losses for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed in accordance with the terms of this Article VII in respect of an Indemnification Claim, Parent (on behalf of such other Indemnified Party, if applicable) shall deliver a written notice (a “Claim Notice”) to the Securityholder Representative. Each Claim Notice shall, with respect to each Indemnification Claim set forth therein, to the extent known to the Indemnified Party, (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made, and (ii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of Losses to which Parent or such Indemnified Party might be entitled (the aggregate amount of such estimate, as it may be modified by Parent in good faith from time to time, being referred to as the “Claim Amount”).

(b) If the Securityholder Representative wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice, the Securityholder Representative must deliver a written objection to Parent within twenty (20) Business Days after receipt by the Securityholder Representative of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor (an “Objection Notice”). Following receipt by Parent of the Securityholder Representative’s Objection Notice, if any, Parent (on behalf of any other Indemnified Party, if applicable) and the Securityholder Representative shall promptly, and within ten (10) Business Days, attempt in good faith to resolve the rights of the respective parties with respect to each Indemnification Claim that is the subject of the Objection Notice. If the Securityholder Representative and Parent (on behalf of any other Indemnified Party, if applicable) resolve the dispute that is the subject of the Objection Notice, then: (i) a memorandum setting forth such agreement and the aggregate Dollar amount of Losses payable to Parent or any other Indemnified Party (the “Stipulated Amount”) shall be prepared and executed by Parent (on behalf of any other Indemnified Party, if applicable) and the Securityholder Representative and delivered to the Escrow Agent directing the Escrow Agent to transfer and release to Parent an aggregate amount of the Indemnity Escrow Amount equal to the Stipulated Amount.

(c) If Parent does not receive an Objection Notice from the Securityholder Representative with respect to any Indemnification Claim set forth in a Claim Notice by the end of the twenty (20) Business Day period referred to in Section 7.5(b), then: (i) the Securityholder Representative shall be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount (the “Agreed Amount”) are indemnifiable hereunder; and (ii) Parent and Securityholder Representative shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to transfer and release to Parent an aggregate amount of the Indemnity Escrow Amount equal to the Agreed Amount.

(d) If no such agreement can be reached during the ten (10) Business Day period for good faith negotiation referred to in Section 7.5(b), but in any event upon the expiration of such ten (10) Business Day period, Parent or Securityholder Representative may commence a Proceeding to resolve such dispute and enforce its rights with respect thereto pursuant to the terms of Section 8.5 to resolve the matter (an “Adjudicated Dispute”). Upon the resolution of an Adjudicated Dispute, subject to the limitations contained in Section 7.2(b), Parent and Securityholder Representative shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to transfer and release to Parent an aggregate amount of the Indemnity Escrow Amount equal to the Agreed Amount.

(e) If the Indemnity Escrow Amount is insufficient to pay the full amount of Losses due to Indemnified Parties hereunder, then, subject to the limitations set forth in this Article VII, each Indemnifying Party shall, and the Securityholder Representative shall cause each Indemnifying Party to, within ten (10) days following the execution of such memorandum, pay in cash such Indemnifying Party’s Pro Rata Portion of the remaining amount to Parent.

Section 7.6 Escrow Release.

(a) On the first Business Day following the eighteen (18) month anniversary of the Closing, Parent and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Exchange Agent for disbursement to the Indemnifying Parties in accordance with each Indemnifying Party’s Pro Rata Portion, an amount equal to (i) 50% of the Indemnity Escrow Amount, minus (ii) the amount of all Losses previously paid from the Indemnity Escrow Fund, minus (iii) the aggregate amounts in respect of all unresolved claims for indemnification for which Parent has notified Securityholder Representative pursuant to Section 1.8(f).

(b) On the first Business Day following the thirty (30) month anniversary of the Closing, Parent and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Exchange Agent for disbursement to the Indemnifying Parties in accordance with each Indemnifying Party’s Pro Rata Portion, the remaining portion of the Indemnity Escrow Fund less the aggregate amounts in respect of all unresolved claims for indemnification for which Parent has notified Securityholder Representative pursuant to Section 1.8(f).

Section 7.7 Tax Treatment of Indemnity Payments. The Indemnifying Parties and Parent, Merger Subs and Final Surviving Corporation agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Final Merger Consideration for all income Tax purposes.

Section 7.8 R&W Insurance Policy. Notwithstanding anything in this Agreement to the contrary, none of the limitations or exceptions set forth in this Article VII, including any survival periods with respect to the representations, warranties, covenants, agreements or obligations set forth herein, shall in any way limit or modify the ability of the Indemnified Parties to make claims under, or recover under, the R&W Insurance Policy. The Indemnifying Parties further acknowledge and agree that the denial of any claim by any Indemnified Party under the R&W Insurance Policy shall not be construed as, or used as evidence that, such Indemnified Party is not entitled to indemnification under this Article VII, subject to the limitations set forth in this Article VII.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Entire Agreement; Assignment; Successors. This Agreement and the other Transaction Documents (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) may not be assigned by operation of Law or otherwise; provided, however, that Parent may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment of this Agreement in contravention of this Section shall be null and void and of no force or effect. Subject to the preceding sentences of this Section 8.1, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Transaction Document, the terms of this Agreement shall govern.

Section 8.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 8.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or email (with automated confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice); provided that any notices deliverable to the Securityholder Representative shall be delivered solely via email or facsimile:

(a) if to Parent, Merger Subs, or the Final Surviving Corporation:

23andMe Holding Co.

223 North Mathilda Avenue

Sunnyvale, CA 94086

Attention: Kathy Hibbs, Chief Legal and Regulatory Officer

Email: khibbs@23andme.com

with a copy to (which copy shall not constitute notice):

Morgan, Lewis & Bockius LLP

One Oxford Center, Thirty-Second Floor

Pittsburgh, PA 15219-6401

Attention:	Marlee Myers

Kimberly Taylor

Email: marlee.myers@morganlewis.com

kimberly.taylor@morganlewis.com

(b) if to the Company (prior to Closing):

Lemonaid Health, Inc.

870 Market St., #415

San Francisco, CA 94102

Attention: Paul Johnson

Email: paul@lemonaid.com

with a copy to (which copy shall not constitute notice):

Fenwick & West LLP

555 California Street

San Francisco, CA 94104

Attention:	Matthew Rossiter

David Healy

Email:	mrossiter@fenwick.com

DHealy@fenwick.com

with a copy to the Securityholder Representative (which copy shall not constitute notice):

Fortis Advisors LLC

Attention: Notices Department

Facsimile: (858) 408-1843

Email: notices@fortisrep.com

(c) if to the Securityholder Representative:

Fortis Advisors LLC

Attention: Notices Department

Facsimile: (858) 408-1843

Email: notices@fortisrep.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.4 Governing Law. This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed solely and exclusively by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws principles thereof that would compel the application of the Laws of another jurisdiction.

Section 8.5 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Delaware and the federal courts of the United States of America located in Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, the Transaction Documents and of the documents referred to in this Agreement and the Transaction Documents, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement of this Agreement, the Transaction Documents or of any such other document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement, any Transaction Document or any such other document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action in the manner provided in Section 8.3 as permitted by Applicable Law, shall be valid and sufficient service thereof. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 8.6 Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, Subsections, Annexes, Exhibits and Schedules are references to Articles, Sections, Subsections, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “or” need not be disjunctive. The words “include” or “including” mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list. The words “ordinary course of business” shall be deemed to be followed by “consistent with past practice.” Wherever a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Article, Section or portion of it. Unless otherwise indicated, all references to any agreement (including this Agreement), document or instrument mean such agreement, document, or instrument as amended, supplemented, modified, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto, provided that any reference to any agreement, document or instrument in the Company Disclosure Schedule shall not be deemed to reference any amendment, supplement, modification, restatement or replacement thereof unless expressly referenced in the Company Disclosure Schedule and made available to Parent in accordance with the terms hereof. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day unless Business Days are expressly specified. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.” If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 11:59 p.m. (Pacific time) on the succeeding Business Day. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The words “made available” or words of similar import mean that, on or before 8:00 a.m. Pacific time on the third (3rd) Business Day immediately preceding the date of this Agreement, the Company has posted complete and correct copies of such materials to the Data Room and that Parent and its Representatives had continuous access to such materials in the Data Room during the three (3) Business Days prior to the date of this Agreement. All references to “dollars” or “$” or “USD” shall mean the currency of the United States dollar, and all references to monetary amounts herein shall be in dollars unless otherwise specified herein.

Section 8.7 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except that the Indemnified Parties are intended third party beneficiaries of the rights and remedies set forth in Article VII.

Section 8.8 Counterparts; Electronic Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

Section 8.9 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the Transactions by the stockholders of the Company, no amendment shall be made which pursuant to Applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the parties.

Section 8.10 Fees and Expenses. Except as otherwise set forth herein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 8.11 Waiver. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

Section 8.12 Legal Representation; Privilege. Parent, Final Surviving Corporation and the Company hereby agree that, (a) in the event that a dispute arises after the Closing between Parent, the Final Surviving Corporation or any of their Affiliates, on the one hand, and the Securityholder Representative and the Indemnifying Parties, on the other hand, Fenwick & West LLP (the “Firm”) may represent the Securityholder Representative and the Indemnifying Parties in such dispute even though the interests of the Securityholder Representative and the Indemnifying Parties may be directly adverse to Parent, the Final Surviving Corporation or any of their respective Subsidiaries or Affiliates and (b) all privileged communications prior to the Closing between the Company’s securityholders, the Securityholder Representative, the Company or any of their respective Affiliates, directors, managers, officers, employees or Representatives, on the one hand, and the Firm, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or any agreement entered into pursuant to this Agreement, or otherwise relating to the foregoing or any potential sale of the Company, shall be deemed to be privileged and confidential communications of the Stockholders and the Securityholder Representative, and the control of the confidentiality and privilege applicable thereto shall be retained by the Stockholders and the Securityholder Representative and all other communications prior to the Closing between such Persons, any third parties and the Firm shall be deemed to be the confidential communications of the Stockholders and the Securityholder Representative. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Final Surviving Corporation or any of their respective Affiliates, on the one hand, and a Person other than a party to this Agreement or its Affiliates, on the other hand, after the Closing, Parent, the Final Surviving Corporation and any of their respective Affiliates may assert the attorney-client privilege to prevent disclosure to such third-party of such privileged communications; provided that none of Parent, the Final Surviving Corporation or any of their respective Affiliates may waive such privilege without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed)

Section 8.13 No Presumption Against Drafting Party. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and sealed on its behalf as of the day and year first above written.

23ANDME HOLDING CO.

By:	/s/ Anne Wojcicki

Name:	Anne Wojcicki
Title:	Chief Executive Officer

LIFE MERGER SUB ONE, INC.

By:	/s/ Kathy Hibbs

Name:	Kathy Hibbs
Title:	Vice President

LIFE MERGER SUB TWO, INC.

By:	/s/ Kathy Hibbs

Name:	Kathy Hibbs
Title:	Vice President

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and sealed on its behalf as of the day and year first above written.

LEMONAID HEALTH, INC.

By:	/s/ Paul Johnson

Name:	Paul Johnson
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and sealed on its behalf as of the day and year first above written.

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin

Name:	Ryan Simkin
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For the purposes of this Agreement the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):

“280G Stockholder Approval” means the approval by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to the agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote obtained in a manner which satisfied all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder.

“Accounting Firm” means an independent accounting firm selected by Parent and the Securityholder Representative; provided that if Parent and the Securityholder Representative are unable to mutually agree upon such an independent accounting firm within a ten (10) day period following any requirement to appointment the Accounting Firm hereunder, then Parent and the Securityholder Representative shall each select an accounting firm and such firms together shall select the Accounting Firm; provided, further, that if Parent or the Securityholder Representative do not select a qualified accounting firm within ten (10) days of written demand therefor by the other party, the accounting firm selected by the other party shall serve as the Accounting Firm.

“Accounting Principles” means the methodology, clarifications and exceptions set forth on Schedule A-1, and to the extent not set forth thereon, in accordance with GAAP, and using past practices consistently applied, to the extent consistent with GAAP.

“Accredited Investor” shall have the meaning set forth in Regulation D promulgated under the Securities Act.

“Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (a) any acquisition or purchase from the Company or any other Group Company, or from any stockholders of the Company, by any Person or group of more than a ten percent (10%) interest in the total outstanding voting securities of the Company or any other Group Company, or any merger, consolidation, business combination or similar transaction involving the Company or any other Group Company; (b) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of assets of the Company or any other Group Company that constitute or account for more than ten percent (10%) of the consolidated net revenues, net income or assets of the Company and the other Group Companies (including, for the avoidance of doubt, any equity interests in any Group Company) in any single transaction or series of related transactions; or (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any other Group Company, or any extraordinary dividend, whether of cash or other property.

“Adjustment Escrow Amount” means $1,000,000.

[Signature Page to Agreement and Plan of Merger and Reorganization]

“Adjustment Escrow Fund” means the deposited Adjustment Escrow Amount, together with any interest that may be earned thereon.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person. For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Aggregate Exercise Price” means, as of immediately prior to the Effective Time, the sum of the exercise prices of all Options and Warrants outstanding immediately prior to the Effective Time, in each case, that have a per share exercise price less than the Per Share Merger Consideration.

“Anti-Corruption Laws” means any applicable anti-corruption or anti-bribery Laws, statutes, rules, regulations, ordinances, judgments, Orders, decrees, injunctions, and writs of any governmental authority of any jurisdiction (whether by virtue of jurisdiction or organization or conduct of business).

“Applicable Law” means, with respect to any Person, any Law existing as of the date hereof or as of the Closing applicable to such Person or any of its respective properties, assets, Subsidiaries, officers, directors, employees, consultants or agents.

“Base Merger Consideration” means $400,000,000.

“Business” the business of the Group Companies, including those relating to the provision of medical care, retail and mail-order pharmacy services, telehealth platform services, care coordination and all ancillary and administrative services related thereto.

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for business in San Francisco, California.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto and any similar or successor statute with respect thereto (including for the avoidance of doubt the Consolidated Appropriations Act of 2021, P.L. 116-260).

“Change of Control Payments” means any and all payments made by, or obligation for payment by, the Company or any other Group Company solely or partially as a result of the transactions contemplated hereby or a termination of employment or service that occurs on or prior to the Closing, pursuant to any Employee Plan or other Contract or Applicable Law, including payments pursuant to any change of control, retention, transaction or other bonus, separation, severance, redundancy, termination or similar-type benefits contemplated by this Agreement to any current or former employee, director, consultant or independent contractor of the Company or any other Group Company or the beneficiary (or dependent of such Person), but excluding, for the avoidance of doubt, (i) any severance obligations that become payable as a result of an involuntary termination of employment after the Closing, (ii) any payments made at the request of Parent and (iii) any payments made to service providers terminated at the request of Parent.

“Clinical Entity” means each of LMND Medical Group, Inc., A Professional Corporation, LMND Medical Group, A Professional Association, LMND Medical Group Professional Corporation, LMND Medical Group, A Professional Association, Lemonaid Community Pharmacy Inc., and Lemonaid Pharmacy, LLC.

“Clinical Provider” means any individual, including physicians, advanced practice nurses, physician assistants, registered nurses, and pharmacists, who is required by any Law to have a license or certification in order to perform services on behalf of a Clinical Entity, who is or has been employed by, or who renders or has rendered services on behalf of a Clinical Entity.

“Closing Working Capital Shortfall” means the amount (if any) by which the Closing Working Capital is less than the Target Working Capital (it being understood that if the Closing Working Capital is greater than or equal to the Target Working Capital, the Closing Working Capital Shortfall shall be $0).

“COBRA” means Section 4980B of the Code or similar Applicable Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of common stock of the Company, par value $0.00001 per share.

“Company Equity Plan” means the Company’s 2014 Equity Incentive Plan, as adopted on December 11, 2014, as amended and restated on May 17, 2017 and as amended on July 28, 2020.

“Company Products” means all products and services of the Business designed, developed, distributed, hosted, sold, marketed, licensed, supplied or otherwise provided, including as a platform (or planned to be designed, developed, distributed, hosted, sold, marketed, licensed, supplied or otherwise provided, including as a platform) by or for the Company or any other Group Company (including all versions and releases thereof, whether already distributed or provided, under development, planned, conceived or otherwise) together with any related documentation, materials or information.

“Company Software” means the Software owned or purported to be owned by the Company or any other Group Company.

“Contract” means any contract, agreement, instrument, option, lease, license, sales, purchase or insertion order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Copyrights” means any copyrights and rights in mask works (including any registrations and applications therefor and whether registered or unregistered), database rights, moral rights, neighboring rights and similar intellectual property rights, including any of the foregoing that may vest in any design or other Trademark, and all other rights with respect to Works of Authorship, and all registrations thereof and applications for registration thereof.

“Data Protection Requirements” means all Laws concerning the collection, use, storage or handling of Personal Information, including, as may be applicable, (a) laws relating to the collection, storage, processing, use, transfer or deletion of Personal Information, (b) HIPAA and binding guidelines set forth by the Office of the Inspector General of the Department of Health and Human Services, (c) laws relating to electronic and mobile communications, text messages, marketing or advertising materials, including anti-SPAM Laws, unsolicited advertising or communications laws, and laws regarding the “right to be forgotten,” and (d) the Canada Personal Information Protection and Electronic Documents Act

(PIPEDA), the United Kingdom (UK)Data Protection Act 2018, HIPAA, the Australian Privacy Principals, the European Union Data Protection Directive and all implementing regulations, the European Union General Data Protection Regulation 2016/679 (including the UK implementation of this Regulation) (GDPR), the EU Directive on Electronic Communications Networks and Services, the Digital Advertising Alliance (DAA) code (only if binding on the Group Companies), European Digital Advertising Alliance (eDAA) code (only if binding on the Group Companies), Network Advertising Initiative (NAI) code (only if binding on the Group Companies), the Direct Marketing Association (DMA) code (only if binding on the Group Companies), the Children’s Online Privacy Protection Act (COPPA), the Computer Fraud and Abuse Act (CFAA), the California Computer Crime Law (CCCL), California Penal Code Sec. 502, California Invasion of Privacy Act, California Penal Code Sec. 630 et seq., Fair Credit Reporting Act (FCRA), California Consumer Legal Remedies Act (CLRA), California Civil Code Sec. 1750 et seq., Unfair Competition Law, California Business and Professions Code Sec. 17200 et seq., Fair and Accurate Credit Transactions Act (FACTA), Gramm-Leach-Bliley Act (GLBA), Dodd-Frank Wall Street Reform and Consumer Protection Act, Payment Card Industry (PCI) Data Security Standards (only if binding on the Group Companies), and the Telephone Consumer Protection Act (TCPA).

“Data Room” means the virtual data room managed by the Company in connection with the transactions contemplated hereby.

“Deferred Payroll Taxes” means any employment, payroll, withholding or similar Taxes with respect to any Pre-Closing Tax Period deferred to a taxable period ending after the Closing Date under Section 2302 of the CARES Act, Payroll Tax Executive Order or any similar election, relief, order or law under non-U.S., state, local law

“Dissenting Share Payments” means, collectively, any (i) payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement and (ii) Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any Proceeding) in respect of any Dissenting Shares.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option (including any right to acquire, right of pre-emption or conversion), pledge, hypothecation, security interest, title retention, easement, encroachment, right of first refusal or negotiation, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any agreement to create any of the foregoing; provided, however, that the term “Encumbrance” shall not include: (a) statutory liens for Taxes that are not yet due and payable and (b) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies that arise in the ordinary course of business.

“Environmental Law” means any Applicable Law relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, health, safety or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, is or has at any relevant time been treated as a single employer within the meaning of Section 414(b) or (c) of the Code or Section 4001(b) of ERISA.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Exchange Ratio” means the quotient obtained by dividing the Per Share Merger Consideration by the Parent Stock Price.

“Export Control Laws” means all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and all comparable foreign Applicable Laws.

“Founders” means Paul Johnson and Ian Van Every.

“Fraud” means fraud as determined in accordance with the Law of Delaware.

“Fully Diluted Shares” means the number of shares of Common Stock outstanding as of immediately prior to the Effective Time, assuming the conversion and exercise of all outstanding securities convertible into and exercisable for, or other rights to acquire, Shares (in each case, whether or not immediately exercisable), including the conversion of Preferred Stock into Common Stock and the exercise of all Warrants and Options.

“Government Healthcare Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and any similar or successor programs or plans, that provides health benefits, whether directly, through insurance, or otherwise, which is funded in whole or in part by any Governmental Entity.

“Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury), whether domestic or foreign.

“Group Companies” means, collectively, the Company, the Clinical Entities and all of the Subsidiaries of the foregoing.

“Hazardous Substances” means: (a) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; (e) any other pollutant or contaminant; and (f) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.

“Healthcare Laws” means all Laws related to health care or the regulation, provision, or administration of, or payment for, health care products or services, including all Laws relating to participation in Government Payment Programs, billing or submission of claims, insurance, bribes, rebates, kickbacks, corporate practice of medicine, corporate practice of pharmacy, fee splitting, patient brokering, institutional and professional licensure, dispensing medicines or controlled substances, medical documentation and professional orders, medical record retention, unprofessional conduct, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent, advertising or marketing for health care services, and the enforceability of restrictive covenants with respect to Clinical Providers, specifically including (a) the False Claims Act, 31 U.S.C. §§3729 et seq, (b) the Civil Monetary Penalties Law, 42 U.S.C. §1320a 7a, (c) federal and applicable state anti-kickback statutes (including 42 U.S.C. § 1320a-7b), (d) federal and state physician self-referral laws (including 42 U.S.C. §1395nn), (e) federal and state medical record Laws, including HIPAA, (f) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), (g) the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.); the Federal Food, Drug and Cosmetics Act (21 U.S.C. § 301 et seq) and the Controlled Substances Act (21 U.S.C. § 811 et seq) and related state laws ((h) any accreditation standards of applicable healthcare accreditation bodies; (i) laws regarding the professional standards of health care professionals; (j) laws regulating the ownership or operation of a health care facility or business, or assets used in connection therewith, the provision of management or administrative services in connection with the operation of a health care facility or business, the employment of professionals by non-professionals, fee splitting and certificates of operations and authority; (k) any laws insofar as they purport to regulate medical waste or impose requirements relating to medical waste (l) Laws promulgated pursuant to any of the foregoing statutes, and (m) any other Laws specifically relating to health care providers or facilities, including all applicable Medicare and Medicaid Laws.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as revised by the HITECH Act, as amended, and all associated rules and regulations.

“HITECH Act” shall mean the Health Information Technology for Economic and Clinical Health Act, as amended, and all associated rules and regulations.

“Indebtedness” means the sum of the following, whether or not contingent or due and payable: (a) indebtedness of the Company or any other Group Company for borrowed money, including convertible debt; (b) obligations of the Company or any other Group Company evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of the Company or any other Group Company in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances; (d) obligations of the Company or any other Group Company to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than three (3) months after the date of placing such property in service or taking delivery thereof and title thereto or the completion of such services, except to the extent such obligations are included in the calculation of Closing Working Capital; (e) indebtedness of third parties which is either guaranteed by the Company or any other Group Company or secured by an Encumbrance on the assets of the Company or any other Group Company; (f) any acceleration, termination fees, pre-payment fees, balloons or similar payments on any of the foregoing; (g) unfunded or under-funded pension contributions or other contributions which constitute Liabilities of the Company or any other Group Company in accordance with Applicable Law; (h) any unpaid Taxes of the Company or any other Group Company for any Pre-Closing Tax Period; (i) any Deferred Payroll Taxes (without duplication of amounts included in (g)); (j) any unpaid Taxes previously deferred pursuant to an election under Section 965(i) of the Code (without duplication of amounts included in (g)); and (k) all accrued interest on any of the foregoing. Notwithstanding the foregoing, “Indebtedness” shall not include Transaction Expenses or any liabilities included in the calculation of Closing Working Capital.

“Indemnity Escrow Amount” means $12,000,000.

“Intellectual Property Rights” means any and all intellectual property rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with: (a) Patents; (b) Copyrights; (c) other rights with respect to Software, including registrations thereof and applications therefor; (d) industrial design rights and registrations thereof and applications therefor; (e)

rights with respect to Trademarks, and all registrations thereof and applications therefor; (f) rights with respect to Domain Names, including registrations thereof and applications therefor; (g) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (h) rights with respect to databases, including registrations thereof and applications therefor; and (i) any rights equivalent or similar to any of the foregoing.

“IRS” means the Internal Revenue Service.

“knowledge” and correlative phrases means, with respect to any representation, or warranty in this Agreement, the actual knowledge, as applied to the Company, of the individuals set forth in Schedule A-2 and, as applied to Parent, the individuals set forth in Schedule A-3, in each case, after having made reasonable inquiry of those persons who should have appropriate knowledge regarding the relevant matter.

“Labor and Employment Laws” means all Applicable Laws regarding labor and employment, including but not limited to those related to employment practices, terms and conditions of employment, labor relations, fair employment practices, anti-harassment, anti-discrimination, anti-retaliation, reasonable accommodation, disability rights or benefits, wages and hours (including overtime compensation and minimum wage Laws), compensation, hours of work, whistleblowing laws, data privacy, pay equity, unemployment insurance, pension, contributions to provident funds, terms and conditions of employment, meals and rest breaks, worker classification for wage and hour purposes, leaves of absence, collective bargaining, equal opportunity, workers’ compensation, immigration, individual and collective consultation, termination and redundancy (including WARN and any similar state or local “mass layoff” or “plan closing” law), payment of social security and other Taxes, Tax withholding, paid sick days/leave entitlements and benefits (including the federal Emergency Paid Sick Leave Act and any applicable state or local laws concerning COVID-19-related paid sick leave or other benefits), holidays, family and medical leave and other leaves of absence (including the federal Emergency Family and Medical Leave Expansion Act), health and safety (including the federal Occupational Safety and Health Act and any Applicable Laws concerning COVID-19-related health and safety issues).

“Law” means any statute, law, treaty, ordinance, regulation, directive, rule, code, Order or other requirement, including any successor provisions thereof, of any Governmental Entity.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Losses” means any and all deficiencies, judgments, settlements, assessments, Liabilities, losses, damages, fines, penalties, costs, expenses (including legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling, enforcing or otherwise satisfying any of the foregoing or matters arising out of or relating to the foregoing, and in seeking indemnification therefor.

“Material Adverse Effect” means any event, circumstance, occurrence, change, condition, result, matter, development, effect or fact (any of the foregoing, an “Effect”) that, individually or in the aggregate, has resulted in or would reasonably be expected to result in, a material adverse effect on or a material adverse change in (a) the business, liabilities, financial condition, prospects, or results of operations of the Company and the other Group Companies, taken as a whole, or (b) the ability of the Company and the other Group Companies to perform their obligations under this Agreement and the Transaction Documents or on the ability of the Company and the other Group Companies to consummate the Transactions; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Material Adverse Effect under clause (a) only: (i) the execution and delivery of this Agreement (provided that this clause (i) shall not apply to any representation or warranty the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement); (ii) any Effect arising out of or attributable to the general economic, financial, regulatory or market conditions affecting the industry in which the Company’s business is carried on; (ii) Effects generally relating to worldwide or national conditions or circumstances of an economic, political, financial, currency exchange or regulatory nature, including war, armed hostilities, acts of terrorism and natural disasters; (iii) any changes in GAAP or Applicable Law or interpretations thereof applicable to the Company’s business occurring after the date hereof; or (iv) the failure by the Company to meet any internal or published forecasts, projections or estimates (provided that the Effects underlying any such failure may be considered in determining whether a Material Adverse Effect has occurred or will occur); unless, in the case of the foregoing clauses (ii) through (iv), such Effect has had or would reasonably be expected to have, a disproportionate adverse impact on the Company and the other Group Companies, taken as a whole, relative to other Persons operating in the industry sector or sectors in which the Company and the other Group Companies operate.

“Merger Consideration” means an amount equal to: (a) the Base Merger Consideration; (b) plus the Aggregate Exercise Price; minus (c) the Closing Working Capital Shortfall (if any); minus (d) the Closing Indebtedness; and minus (e) the Unpaid Transaction Expenses, in each case as set forth and certified in the Closing Spreadsheet.

“Nasdaq” means the NASDAQ Global Select Market.

“Open Source Software” means Software or other subject matter that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses, any other license approved as an open source license by the Open Source Initiative.

“Options” means all issued and outstanding options to purchase shares of Common Stock (whether or not vested) held by any Person issued under the Company Equity Plan or otherwise.

“Order” means any order, judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order of any Governmental Entity.

“Parachute Payment Waivers” means the parachute payment waivers, each in a form acceptable to Parent, from each person who the Company reasonably believes, with respect to the Company, is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately before the initiation of the 280G Stockholder Approval process and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, pursuant to which such person agreed to waive any and all right or entitlement to such parachute payment to the extent the value thereof exceeds 2.99 times such person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder.

“Parent Class A Common Stock” means Class A common stock, par value $0.0001 per share, of Parent.

“Parent Options” means any options to purchase Parent Class A Common Stock.

“Parent Stock Price” means $8.82.

“Patents” means any U.S. and non-U.S. patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing), inventor’s certificates, utility model rights and similar rights, petty patents and applications therefor.

“Payroll Tax Executive Order” means the United States Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65 and Notice 2021-11).

“PEO Plan” means any benefit or compensation plan or arrangement maintained by a professional employer organization for the benefit of current or former employees of the Company or any other Group Company and under which the Company or any other Group Company is a participating employer.

“Per Share Cash Consideration” means a dollar amount, rounded to four decimal places, equal to the product obtained by multiplying (a) the Per Share Merger Consideration by (b) twenty-five percent (25%).

“Per Share Merger Consideration” means a dollar amount, rounded to four decimal places, equal to the quotient obtained by dividing (a) the Merger Consideration by (b) the Fully Diluted Shares.

“Per Share Stock Consideration” means a number of shares, rounded to four decimal places, equal to (a) the product obtained by multiplying (i) the Per Share Merger Consideration and (ii) seventy-five percent (75%); divided by (b) the Parent Stock Price.

“Permits” means any permits, licenses, franchises, approvals, accreditations, certificates, consents, waivers, concessions, exemptions, variances, registrations, notices or other authorizations issued by or on behalf of any Governmental Entity or other Person.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity, including any Governmental Entity.

“Personal Information” shall mean (i) any information or data that alone, or together with any other data or information, relates to an identified or identifiable natural person (a “Data Subject”); and (ii) any other information or data considered to be personally identifiable information or data under applicable Data Protection Requirements (including, financial information and protected health information, as such term is defined under HIPAA) collected or used by the Group Companies.

“Preferred Stock” means the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series Seed Preferred Stock.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date, and (b) with respect to a Straddle Period, the portion of such taxable period ending on (and including) the Closing Date.

“Pro Rata Portion” means, with respect to any Indemnifying Party, the quotient obtained by dividing (a) the sum of the amounts payable to such Indemnifying Party pursuant to Section 1.6 by (b) the sum of the amounts payable to all Indemnifying Parties pursuant to Section 1.6 (prior to deduction of any amounts to be contributed to the Expense Fund, the Indemnity Escrow Fund or any Taxes).

“Proceeding” means any claim, action, cause of action, suit, demand, tender of indemnity, inquiry, proceeding, audit or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding.

“R&W Insurance Policy” means the Representation and Warranty Insurance Policy to be obtained by Parent in connection with the Transactions, a copy of which is attached as Exhibit K to this Agreement.

“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).

“Related Party” with respect to any specified Person, means: (a) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (b) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (c) any Immediate Family member of a Person described in clause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than five percent (5%) of the outstanding equity or ownership interests of such specified Person. For the purposes of this definition, “Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Preferred Stock” means shares of Series A Preferred Stock of the Company, par value $0.00001 per share.

“Series A-1 Preferred Stock” means shares of Series A-1 Preferred Stock of the Company, par value $0.00001 per share

“Series B-1 Preferred Stock” means shares of Series B-1 Preferred Stock of the Company, par value $0.00001 per share.

“Series B-2 Preferred Stock” means shares of Series B-2 Preferred Stock of the Company, par value $0.00001 per share.

“Series Seed Preferred Stock” means shares of Series Seed Preferred Stock of the Company, par value $0.00001 per share.

“SIG” means a standards-setting organization, industry body, consortium or other multi-party special interest group, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Entity, that could require or obligate the Company or any other Group Company to grant or offer to any other Person any license, right or covenant with respect to any Intellectual Property Rights.

“Software” means any and all computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code.

“Specified Option” means the Options held by Paul Johnson listed on Schedule 1.6(a)(ii).

“Specified Representations” means each of the representations and warranties of the Company set forth in Section 2.15 (Privacy and Security), Section 2.19 (Payment Programs) and Section 2.20 (Healthcare Compliance).

“Standard Inbound Licenses” means (a) Contracts for Intellectual Property Rights or Technology licensed to the Company or any other Group Company that is generally, commercially available Software with a replacement cost or an aggregate annual fee, as applicable, of less than $50,000, (b) non-disclosure and confidentiality agreements entered into by the Company or any other Group Company in the ordinary course of business, (d) employee proprietary information, confidentiality and assignment agreements (or similar employee agreements) and (d) licenses to Open Source Software.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” of the Company, Parent or any other Person means any corporation, partnership, limited liability company, registered or local office, association, trust, unincorporated association or other legal entity of which the Company, Parent or any such other Person, as the case may be (either alone or through or together with any other Subsidiary) (a) owns, directly or indirectly, fifty percent (50%) or more of the shares of capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (b) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity).

“Systems” means the computer, information technology and data processing systems, facilities and services used by or for and in the custody or control of the Company and the other Group Companies, including all Software, hardware, networks, communications facilities, platforms and related systems and services.

“Target Working Capital” means $4,100,000.

“Tax” or “Taxes” means any United Kingdom, U.S. federal, national, state, local or non-U.S. net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, unclaimed property or escheat, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee or other like assessment or charge in the nature of a tax (including any liability incurred or borne by virtue of the application of Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law)), as a transferee or successor, by contract or otherwise (other than customary Contracts entered into in the ordinary course of business, the principal purposes of which do not relate to Tax), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxing Authority” means any Governmental Entity having authority with respect to Taxes.

“Technology” means any and all: (a) technology, formulae, algorithms, procedures, processes, methods and methodologies, models, techniques, know how, ideas, creations, concepts, inventions, discoveries, improvements and invention disclosures (whether patentable or unpatentable and whether or not reduced to practice); (b) specifications, designs, models, devices, prototypes, schematics and development tools; (c) Software, websites, user interfaces, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings and other works of authorship and copyrightable subject matter or subject matter entitled to mask work protection (“Works of Authorship”); (d) domain names and uniform resource locators (“Domain Names”); (g) social media and associated accounts, identifiers, handles or short code designations; and (h) Trade Secrets.

“Trade Secrets” means any information, including any formula, pattern, compilation, program, device, method, technique, or process, that: (a) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts to maintain its secrecy.

“Trademarks” means any U.S. and non-U.S. (including state, national or supranational) registered and unregistered trademarks, service marks, trade dress and trade names, together with all registrations and applications for registration of any of the foregoing and all goodwill related to any of the foregoing.

“Transaction Documents” means this Agreement, the Company Disclosure Schedule, the Non-Disclosure Agreement, the Employment Arrangements, the Non-Competition and Non-Solicitation Agreements, the Support Agreements, the Relinquishment Agreements, the Option Surrender Agreements, the Releases, the Warrant Surrender Agreements and each of the other agreements, certificates, documents and instruments contemplated hereby and thereby, including all Schedules and Exhibits hereto and thereto.

“Transaction Expenses” means, without duplication, all fees and expenses incurred by or on behalf of the Company, any other Group Company or any Securityholder (to the extent borne by the Company or any other Group Company) in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including: (a) all legal, Tax, accounting, financial advisory, investment banking, consulting fees and expenses and other like fees and expenses of third parties incurred by the Company and the other Group Companies (including on behalf of a Securityholder) in connection with the negotiation, documentation and effectuation of the terms and conditions of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; (b) all fees, costs and expenses incurred in connection with the D&O Tail Policy; (c) any amounts paid or payable by or on behalf of the Company or any other Group Company in respect of third party waivers and consents or Contract amendments and terminations required to effect the Closing as contemplated herein; (d) any Change of Control Payments; (e) any payments pursuant to the Equity Release Agreements; (f) the employer portion of any employment, payroll or similar Taxes with respect to any Change of Control Payments, payments pursuant to the Equity Release Agreements, payment of Merger Consideration with respect to any Options or other compensatory payments in connection with the Transactions (whether payable by Parent, the Company or any of their Affiliates); and (g) fifty percent (50%) of the premiums and underwriting fees incurred to bind and incept coverage under the R&W Insurance Policy.

“Transfer Taxes” means any statutory, governmental, federal, state, local, municipal, foreign and other transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, registration, value-added and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Transactions.

“Treasury Regulations” means Treasury regulations promulgated under the Code.

“Warrants” means warrants to purchase shares of Common Stock.

“Working Capital” means, at the applicable time, the Company’s consolidated current assets minus the Company’s consolidated current liabilities, in each case determined in accordance with the Accounting Principles; provided, however, that in no event shall Working Capital include any deferred asset or deferred liability in respect of Taxes.

DEFINED TERMS INDEX

Term	Reference
280G Approval	Section 4.4(c)
Accrued PTO	Section 4.13(d)
Act	Section 4.16(d)
Adjudicated Dispute	Section 7.5(d)
Adjustment Amount	Section 1.10(e)
Advisory Group	Section 7.3(a)
Agreed Amount	Section 7.5(c)
Agreement	Preamble
Balance Sheet	Section 2.7(a)(i)
Balance Sheet Date	Section 2.7(a)(i)
Cash-Out Election	Section 1.6(g)(ii)
Certificate of Merger	Section 1.2(b)
Certificates	Section 1.8(b)(i)
Claim Amount	Section 7.5(a)
Claim Notice	Section 7.5(a)
Clinical Payment Programs	Section 2.19
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Closing Indebtedness	Section 1.9(a)(ii)
Closing Spreadsheet	Section 1.9(a)
Closing Working Capital	Section 1.9(a)(ii)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article II
Company Indemnitees	Section 4.18(a)
Company Intellectual Property Rights	Section 2.14(a)(iv)
Company Permits	Section 2.6(b)
Company Transaction Document	Section 2.4(a)
Contaminants	Section 2.14(j)
Continuing Employee	Section 4.13(a)
D&O Indemnifiable Matters	Section 4.18(a)
D&O Tail Policy	Section 4.18(b)
DGCL	Recitals
Dissenting Shares	Section 1.7
Effective Time	Section 1.2(b)
Employee Plans	Section 2.11(a)
Employment Arrangements	Recitals
Enforceability Exceptions	Section 2.4(a)
Equity Release Agreement	Section 4.14
Escrow Agent	Section 1.8(f)
Exchange Agent	Section 1.8(a)
Excluded Option	Section 1.6(a)(ii)(C)
Expense Amount	Section 7.3(b)

Expense Fund	Section 7.3(b)
Export Approvals	Section 2.23(g)
Final Effective Time	Section 1.2(c)
Final Merger Consideration	Section 1.10(e)
Final Surviving Corporation	Section 1.1
Financial Statements	Section 2.7(a)
First Merger	Recitals
First Merger Sub	Preamble
First Step Surviving Corporation	Section 1.1
Foreign Employee Plan	Section 2.11(k)
Fundamental Representations	Section 5.1(a)
GAAP	Section 2.7(b)
Inbound License	Section 2.14(c)(i)
Indemnification Claim	Section 7.1(a)
Indemnified Parties	Section 7.2(a)
Indemnifying Parties	Section 7.2(a)
Information Statement	Section 4.5
Interim Balance Sheet	Section 2.7(a)(ii)
Interim Financial Statements	Section 2.7(a)(ii)
Interim Period	Section 4.1
Investor Suitability Documentation	Section 4.15
Key Employees	Section 5.1(g), Section 5.1(g)
Letter of Transmittal	Section 1.6(a)(iii)
Loss Amounts	Section 7.1(a)
Material Contract	Section 2.18(a)
Merger Subs	Preamble
Mergers	Recitals
Non-Competition and Non-Solicitation Agreement	Recitals
Non-Disclosure Agreement	Section 4.8(a)
Notice of Disagreement	Section 1.10(b)
Objection Notice	Section 7.5(b)
Option Surrender Agreement	Section 1.6(a)(ii)
Organizational Documents	Section 2.2(a)
Outbound License	Section 2.14(c)(ii)
Outside Date	Section 6.1(b)
Parent	Preamble
Parent Benefit Plan	Section 4.13(b)
Post-Closing Statement	Section 1.10(a)
Principal Stockholders	Section 5.1(i)(i), Section 5.1(i)(i)
Privacy and Security Policies	Section 2.15(a)
Promised Options	Section 2.3(i)
R&D Sponsor	Section 2.14(k)
Releases	Section 5.1(i)(iv)
Relinquishment Agreements	Recitals
Reorganization	Recitals
Representation Claims	Section 7.2(a)(i)
Representative Losses	Section 7.3(a)
Requisite Stockholder Approval	Section 2.4(c)
Restricted Parties	Section 2.23(h)
Sanctioned Countries	Section 2.23(h)
Second Merger	Recitals

Second Merger Sub	Preamble
Securityholder Representative	Preamble
Securityholder Representative Engagement Agreement	Section 7.3(a)
Securityholder Representative Group	Section 7.3(a)
Securityholders	Section 1.8(a)
Shares	Section 1.6(a)
Specified Person	Section 2.3(i)
Stipulated Amount	Section 7.5(b)
Stockholders	Section 1.8(a)
Support Agreement	Recitals
Tax Contest	Section 4.10(b)
Third Party Claims	Section 7.4
Transactions	Recitals
Unaccredited Investor	Section 4.15
Unpaid Transaction Expenses	Section 1.9(a)(ii)
WARN Act	Section 2.12(i)
Warrant Surrender Agreement	Section 1.6(a)(iii)
Warrantholders	Section 1.8(a)
Written Consent	Recitals

Exhibit 99.1

23andMe Agrees to Acquire Lemonaid Health

Acquisition provides telemedicine platform for 23andMe to advance its vision of individualized primary care that empowers consumers to live healthier lives

23andMe to host investor webcast today at 10:00 AM ET

SUNNYVALE, Calif., October 22, 2021 — 23andMe Holding Co. (Nasdaq: ME) (“23andMe”), a leading consumer genetics and research company, today announced the signing of a definitive merger agreement with Lemonaid Health, Inc., an on-demand platform for accessing medical care and pharmacy services online. Under the merger agreement, the purchase price is $400 million (subject to certain customary downward adjustments), of which 25% will be paid in cash and 75% in shares of 23andMe Class A Common Stock. The acquisition is expected to close by the end of 2021.

The acquisition adds Lemonaid Health’s innovative telemedicine and prescription drug delivery services to 23andMe’s consumer business. Paul Johnson, CEO and Co-Founder of Lemonaid Health, will become the General Manager of the 23andMe consumer business, and in that role, will continue to run the Lemonaid Health services. Ian Van Every, Managing Director, U.K. and Co-Founder of Lemonaid Health, will manage and grow operations in the U.K.

“We believe that by combining Lemonaid Health’s telemedicine platform, including its online team of medical professionals and its pharmacy services, with our consumer business, we are taking an important step in transforming the traditional primary care experience and making personalized healthcare a reality,” said Anne Wojcicki, CEO and Co-Founder of 23andMe. “By starting with genetics as the foundation, we will give patients and healthcare providers better information about health risks and treatments, opening up the door to prevent as well as better manage disease. Lemonaid Health’s focus on the patient and its philosophy of delivering individualized care fits perfectly with our mission of empowering people to take control of their health.”

Lemonaid Health offers patients affordable and direct online access to medical care, from consultation through treatment, for a number of common conditions. Lemonaid Health uses evidence-based guidelines and up-to-date clinical protocols to provide affordable quality care. Within minutes, patients are able to interact with a licensed doctor or nurse practitioner for consultation and treatment. Patients are offered free and fast delivery of prescription medications through the platform, increasing the speed, accessibility, and efficiency of treatment.

“23andMe’s mission-driven focus on empowering and transforming the healthcare experience is perfectly aligned with Lemonaid Health’s founding principle to improve access to quality healthcare,” said Paul Johnson, CEO and Co-Founder of Lemonaid Health. “We are tremendously excited and energized to join the 23andMe team.”

Advisors

Allen & Company LLC acted as financial advisor to 23andMe, and Morgan, Lewis & Bockius LLP provided legal counsel. Fenwick & West LLP and Nelson Hardiman LLP provided legal counsel to Lemonaid Health.

Investor Webcast Details

The Company will host a webcast today at 7:00 a.m. Pacific Time/10:00 a.m. Eastern Time, which can be accessed at https://investors.23andme.com/news-events/events-presentations. A webcast replay will be available at the same address for a limited time within 24 hours after the event.

About 23andMe

23andMe, Inc., headquartered in Sunnyvale, CA, is a leading consumer genetics and research company. Founded in 2006, 23andMe’s mission is to help people access, understand, and benefit from the human genome. 23andMe has pioneered direct access to genetic information as the only company with multiple Food and Drug Administration authorizations for genetic health risk reports. 23andMe has created the world’s largest crowdsourced platform for genetic research, with 80% of its customers electing to participate. The 23andMe research platform has generated more than 180 publications on the genetic underpinnings of a wide range of diseases, conditions, and traits. The platform also powers the 23andMe therapeutics group, currently pursuing drug discovery programs rooted in human genetics across a spectrum of disease areas, including oncology, respiratory, and cardiovascular diseases, in addition to other therapeutic areas. More information is available at www.23andMe.com.

About Lemonaid Health

Lemonaid Health is a leading innovator in telemedicine and prescription drug delivery. The Lemonaid Health platform leverages clinical algorithms to augment its experienced medical providers’ knowledge base, enabling patients to quickly, safely and inexpensively get care and prescriptions for a variety of common medical conditions. The company’s mail order pharmacy ships medicine the same day. Lemonaid Health is taking on the challenge of creating a new and better healthcare system for the future. Learn more at lemonaidhealth.com.

Forward-Looking Statements

This communication contains certain “forward-looking statements” including statements regarding the anticipated timing and benefits of 23andMe’s acquisition of Lemonaid Health (the “Transaction”). The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward looking statements, but the absence of these words does not mean that a statement is not forward looking. The forward-looking statements contained herein are based on 23andMe’s current expectations and beliefs concerning future developments and their potential effects, but there can be no assurance that these will be as anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of 23andMe), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include, among others: the inability to complete the Transaction; the inability to recognize the anticipated benefits of the proposed Transaction, including due to the failure to receive required approvals, or the failure of other closing conditions; the occurrence of any event, change, or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the Transaction on Lemonaid Health’s ability to retain and hire key personnel, its ability to maintain relationships with whom it does business, or its operating results and business generally; risks related to diverting management’s attention from 23andMe’s ongoing business operations; and costs related to the proposed Transaction. Except as required by law, 23andMe does not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contacts

Investor Relations Contact: investors@23andMe.com

Media Contact: press@23andMe.com